Exhibit 2

Oi S.A. – Em Recuperação Judicial

(Under Court Supervised Reorganization)

CNPJ/MF Nº 76.535.764/0001-43

Identification Number of Companies Registration (NIRE) 3330029520-8

CVM Code no. 11312

Publicly-Held Corporation

Management's Proposal to be submitted for approval at the Combined Annual General Meeting to be held on April 26, 2019, in compliance with CVM Ruling 481.

Dear Shareholders,

The management of Oi S.A. – Em Recuperação Judicial (Under Court Supervised Reoprganization) (“Oi” or “Company”) hereby presents this Management’s Proposal regarding the items of the Agenda of the Combined Annual General Meeting to be held on April 26, 2019 :

I.       At the Annual General Meeting:

(i)     To analyze the management accounts, examine, discuss and vote the financial statements related to the fiscal year ended December 31, 2018.

The Company's management proposes that the Shareholders consider management's accounts for the fiscal year ended 12/31/2018, and, after careful consideration, approve said documents, which are available for consultation on the Company's website and on CVM's website, pursuant to CVM Instruction No. 481/09, together with the independent auditors' report and the Fiscal Council's opinion, the standardized financial statements form (DFP) and the comments of the managers on the Company's financial situation, pursuant to item 10 of the Reference Form.

Information relating to this item is available in Annex II to this Proposal.

(ii) To deliberate on the allocation of the results of the fiscal year ended December 31, 2018.

The management of the Company, in accordance with the Management's proposal in the Financial Statements of 2018 and with the provisions of item 10 of its Court Supervised Reorganization Plan, proposes that the Net Income for the year ended December 31, of twenty-four billion, five hundred and ninety-one million, one hundred and thirty-nine thousand, nine hundred and sixty-eight reais and ninety-seven centavos (R$ 24,591,139,968.97), be destined for absorption into the Accumulated Loss Account.

Information on this item is available in Annex III to this Proposal.

(iii) To set the annual global compensation for Directors, Officers and members of the Company’s Fiscal Council.

The annual global compensation amount for Directors, Officers and Fiscal Council recognized in 2018 was eighty-one million, nine hundred and forty thousand, eighty-nine reais and sixty-three centavos (R $ 81,940,089.63):

(i)  for the Board of Directors, the total amount of six million, six hundred and eighty-seven thousand, eight hundred and fifty reais and eighty-two centavos (R $ 6,687,850.82). This amount was reduced by 2.54% in relation to the annual total compensation approved for the fiscal year of 2018, such reduction is mainly due to the lower number of remunerated directors during the current year compared with the forecast;

(ii) for the Board of Officers, the total amount of seventy-four million, five hundred and fifty-six thousand, two hundred and eighty-six reais and eighty-one centavos (R $ 74,556,286.81). This amount was reduced by 0.08% in relation to the annual total compensation approved for the fiscal year of 2018. Such reduction is mainly due to lower realization of severance amounts them expected;

(iii)       for the Fiscal Council, the minimum amount set forth in §3 of art. 162 of the Law No. 6,404/76 (“Brazilian Corporate Law”).

The Company's management proposes the approval of the proposal for an annual global amount of compensation in the total amount of R $ 58,668,935.52, related to the current fiscal year, for Directors, Officers and Fiscal Council, as follows:

(i)  for the Board of Directors, the total amount of up to fourteen million, six hundred and seventy five thousand, two hundred sixty seven Reais and twenty cents (R$ 14,675,267.20), considering Fees, Long Term Incentive based on shares and respective Social Charges, as per the table below. This amount was 113.85% higher than the annual compensation approved for the fiscal of year 2018, being such increase mainly due to the provision of a new Long-Term Incentive Program based on Shares, which will be submitted to the Combined Annual General Meeting to be held on April 26, 2019, and the inclusion of amounts corresponding to social charges on fixed and variable compensation;

Position	Annual Fixed Compensation With Charges (in R$)	Long Term Incentive Plan with Charges (ILP) (in R$)
Chairman	1,526,400.00	1,440,000.00
Vice Chairman	931,867.20	576,000.00
Committee Coordinating Advisor	816,004.80	576,000,00
Committee Member Adviser	569,995.20	480,000.00
Counselor	360,000.00	480,000.00
total annual	8,131,267.20	6,544,000.00
Annual General Total		14,675,267.20

(ii) for the Board of Officers, the total amount of up to forty-three million, nine hundred and ninety-three thousand, six hundred and sixty-eight reais and thirty-two centavos (R$ 43,993,668.32). This amount includes the following components: fixed compensation, executive bonus, long-term share-based incentives, executive retention, benefits and related social charges. This amount was reduced by 41.04% in relation to the annual global compensation approved for the fiscal year of 2018. Such reduction is mainly due to the non-provisioning of severance payments for the current year, as well as the termination of exceptional bonus contracts Exceptional to which the Directors have been entitled last year; and

(iii)       for the Fiscal Council, the minimum amount set forth in §3 of art. 162 of the Brazilian Corporate Law .

Information regarding this item is available in Annex VII to this Proposal.

(iv) To elect the members of the Fiscal Council and their respective alternates.

As decided by the Board of Directors at the meeting held on March 26, 2019, the Company's management proposes the following effective members and their respective alternates to be elected for the Fiscal Council for a term of office until the Annual General Meeting of 2020, whose curricula are available in Annex IV to this Proposal, according to items 12.5 to 12.10 of the Reference Form and pursuant to CVM Instruction 481/09:

Effects	Alternate
Pedro Wagner Pereira Coelho	Patricia Valente Stierli
Alvaro Bandeira	Wiliam da Cruz Leal
Daniela Maluf Pfeiffer	Luiz Fernando Nogueira

It is requested that the shareholder willing to appoint an alternative slate to the Fiscal Council should inform the Company in writing, before the AOGM, observing the provisions of paragraphs 2 and 3 of art. 26 of the Company's By-Laws and submitting the information related to the candidates listed in items 12.5 to 12.10 of the Reference Form, as well as the name and qualification of each one of them and also an instruments signed by each candidate offering their acceptance to apply for the position. Oi shall treat those candidates with the same transparency granted to the other candidates appointed by the management.

Information regarding this item is available in Annex IV to this Proposal

II.     At the Extraordinary General Meeting:

(i)         To deliberate about the amendment and consolidation of the By-Laws with the purpose of converting the Audit, Risk, and Control Committee into a Statutory Audit Committee and to assign its members with all of the functions of an audit committee currently exercised by the Fiscal Council, in compliance with applicable US regulations.

Currently, the Company has a non-statutory advisory committee of the Board of Directors, with its own Internal Regulation, called the Audit, Risk and Control Committee ("CARC").

The Company's Board of Directors proposes that CARC be a Committee provided for in the By-Laws.

Since the issuance of the Sarbanes Oxley Act ("SOX") in 2002, Brazilian companies with securities listed on US organized markets have been subject to stricter rules regarding internal audit functions. In the past, the Company opted to comply with SOX requirements for audit committees by assigning its typical competencies to the Fiscal Council, whose internal regulations were amended to meet the requirements of the US regulations, a structure that continues to exist until this date.

After discussing the matter, the Board of Directors concluded that, in order to better organize its internal structure, strengthen the Company's corporate governance and efficiently ensure compliance with SOX's requirements, it would be in the Company's best interest that CARC becomes a Committee provided for in the Company's Bylaws, so that the functions necessary to comply with SOX requirements will be exercised by CARC and not by the Fiscal Council.

The CARC will be composed exclusively of independent members of the Board of Directors, whose functions will include, among other things, statements on the appointment, compensation, retention and supervision of the work of audit firms engaged to prepare or issue audit reports or the provision of other audit, revision or certification services.

The Company clarifies that the exercise by CARC of the functions of an audit committee, if approved by the shareholders, will only begin one month after the date of the AEGM and in relation to the financial statements for the fiscal year ended on 12.31.2019.

Accordingly, the Company's Board of Directors submits to the shareholders' approval a proposal for the amendment to Article 32 and consolidation of the By-Laws, with a view to making CARC a Committee established in the Company's By-Laws, as well as assigning it with the functions necessary to comply with the applicable U.S regulation, in the terms indicated in Annexes VI and VII, containing the origin and justification of the corporate change and the compared version with the current wording of the Bylaws.

(ii)       To approve the Long-Term Compensation Incentive Plan based on shares issued by the Company for Officers:

The Company's Board of Directors submits to the General Meeting for approval the Long-Term Incentive Plan based on shares issued by the Company for the period 2019-2021, covering Officers (i) in critical positions to enable the transformation of the Company's business or key people with great expertise and direct responsibility for compliance with the Company's Court Supervised Reorganization Plan, and (ii) Officers with joint responsibility and / or support in executing the plan. The purpose is to promote the highest engagement of executives and seek their alignment with the Company's shareholders in the medium and long terms. The 2019-2021 Long-Term Incentive Plan encourages the achievement of corporate strategic goals by establishing a performance condition linked to the valuation of the Company's shares.

The format and conditions of the proposed Plan meet with the recommended technical criteria for stock-based incentive plans and have been established from market studies and with the support of specialists.

In this sense, the Plan seeks to align the interests of the Company's management and Companies’ interests in the short, medium and long term, offering to the beneficiaries the opportunity to be rewarded through the generation of shareholder value.

The information related to this item is available in Annex VIII to this Proposal, pursuant to the terms of annex 13 of CVM Instruction 481/09.

(iii)      To approve the Long-Term Incentive Plan based on shares issued by the Company for the members of the Board of Directors:

The Company's Board of Directors submits to the General Meeting for approval the Long-Term Compensation Incentive Plan based on shares issued by the Company for the 2019-2021 period, for the members of the Board of Directors, including the Chairman, Vice- Chairman, Coordinators and Members of Committees and Board Members. The objective of the Plan is to link most of the compensation of directors to the performance condition linked to the valuation of the Company's shares during the period of its validity, and thus to promote alignment with the Company's shareholders in the medium and long terms. In view of the challenges faced by Oi and the strategic transformation program to be implemented, the Board understands that this is the best way to align interests by signaling your confidence in Oi's success. Fixed fees for board members will not be readjusted and will remain in values established in 2015.

The format and conditions of the proposed Plan meet the recommended technical criteria for stock-based incentive plans and have been established from market studies and with the support of specialists.

The information related to this item is available in Annex IX to this Proposal, pursuant to Annex 13 of CVM Instruction 481/09.

(iv)      To approve the Company’s Loss Replacement Policy, which provides for rules, limits and procedures applicable to the indemnity agreements to be entered into by the Company and its direct and indirect subsidiaries, and their Directors, Officers and employees mentioned in the Policy, duly supported by the model indemnity agreement to be entered into with each beneficiary.

The Company's Board of Directors submits to the General Meeting for approval the new Loss Replacement Policy of the Company, in order to establish procedures that should govern the indemnity agreements to be entered into by the Company and its direct and indirect subsidiaries (together with the Company, "Oi Companies") with its administrators and other members that may be contemplated by the new Policy, as well as the model of the Indemnity Agreement to be entered into with each new Beneficiary, in accordance with Annex X.

The Loss Replacement Policy is designed to attract and retain qualified professionals and keep them free from financial loss risks when regularly performing their duties, by keeping the beneficiaries harmless from any losses resulting from claims, obligations, financial blockages, liens, property losses, restrictions of law, encumbrances, payment of conviction and / or fines, assurance of judgment, fulfillment of obligation to do and not to do, damages and reasonable expenses that are proven to be incurred ("Losses"), or are imposed, as a result of claims filed against or investigated by the Oi Company and / or the Beneficiary, for the collection of obligations of the Oi Companies and / or due to an act or omission of the Beneficiary arising directly from regular acts of performance of their duties, provided that they are practiced in good faith, within the limits of their duties, in the best Oi Companies, as well as in the applicable regulations and in line with the duties and responsibilities of the administrators set forth in the Corporations Law, and always observing the procedures, conditions and exclusions set forth in the Loss Replacement Policy proposed herein and in the respective Indemnity Agreement ("Demands").

The Company has a Loss Replacement Policy, in force since 2013, which establishes rules and consolidates procedures for the replacement of losses suffered by Directors and Officers of the Oi Companies, in order to keep them harmless from losses due to the regular exercise of their functions, in addition to the Civil Liability Insurance of Directors and Officers (Insurance Directors & Officers or "D&O Insurance"), also offered.

In D&O Insurance, contracted as a method of protecting its Directors and Officers, Oi undertakes to pay a premium, while the insurer analyzes the claims, identifying those that would or would not be covered by the policy, and then pay the compensation to the administrators (or own company, when it has already directly indemnified its managers). The D&O Insurance guarantees the payment of financial losses arising from claims made against the insured due to harmful acts for which they are liable, and includes coverage for statutory, civil liabilities and disqualification from the exercise of the function of management.

However, given the D&O Insurance term and duration limitations, and due to the process of regulation and payment of claims with the Insurer - which may involve considerable time even in urgent situations - the legitimate and necessary recovery of the damages to the management may not adequately or sufficiently covered by D&O Insurance, so that indemnity contracts become excellent complementary tools to D&O Insurance.

In this sense, the Company clarifies that the indemnity commitment, when applicable, is not concluded in the place of D&O, but in a complementary manner, and the Company is subrogated to any reimbursement that the Beneficiary is entitled to, including whatever to be secured by D&O insurance which, as a safety product, does not always provide full protection in the scope and time required.

After discussing the matter, including in light of the recommendations contained in CVM Guideline 38, published on September 25, 2018 ("PO 38"), and considering the reasons described above, the Company's Board of Directors considers it essential to maintain, through the new Loss Replacement Policy, the possibility for the Company to enter into commitments of indemnity with the Beneficiaries, in order to keep them Indemnified and safe from risks and losses, which they may prove to be incurred, in relation to their regular acts of management or the exercise of their functions in the Company, provided that they are exercised in good faith, within the limits of their legal and statutory attributions, as well as in the best interest of the Company.

In line with the recommendation of PO 38, the Board of Directors submits to its shareholders the Loss Replacement Policy, accompanied by the model of the indemnity agreement, which includes the general rules that must be observed in the conclusion of the new agreements on indemnity and as well as for the analysis of the exclusions and approval of disbursements, under the terms of the indemnity contracts to be signed. Management clarifies that there will be no change in the Company's By-Laws or inclusion of a statutory clause in relation to the indemnity commitment, and the Loss Replacement Policy, accompanied by the model of the indemnity agreement, if approved by the AEGM, will be available in the IPE System in the category "Contracts of Indemnity", according to Ofício Circular nº 9/2018-CVM.

The Company's indemnity commitment shall not indemnify losses arising from an act or omission committed in its own interest or from a third party, to the detriment of the Company's social interest, with bad faith, fraud, gross negligence or violation of the Law or the Bylaws or any act that constitutes another exclusion of liability provided for in the respective indemnity agreement and / or the Loss Replacement Policy. Costs or other amounts that have already been paid to the Beneficiary or for your benefit, within the scope of any D&O Insurance Policy, will not be subject to compensation.

In this sense, in view of the exclusion of the indemnity for acts performed with the above characteristics, the Company understands that the coverage of the other cases of losses that fall on the Beneficiary constitutes fair and due compensation, insofar as the loss will result from a regular act of management, carried out in good faith and aiming at the best interest of the Company.

In this sense, in order to safeguard the Beneficiary's legitimate rights, by means of an indemnity commitment, the Company pays the amount of the losses and, as the case may be, subrogates to the indemnity rights set forth in the D&O Insurance policy and / or which may exist in the face of other obligated third parties, in order to ensure that the Beneficiary involved does not have his or her personal assets improperly affected or by regular acts of management performed in good faith or, at least, have guaranteed the reimbursement of the amounts spent in that capacity within a reasonable time.

For the same reasons above, in order to retain the Company's officers and members and for the purpose of protecting against undue charges, the Company understands that the indemnity may include the payment or reimbursement of fines arising from administrative proceedings and pecuniary obligations under agreements for closure of administrative processes supported by the administrators (provided they have previously been approved by the Company).

As is usual in commitments of this nature, there is no global or annual limit on the guaranteed coverage, nor a pre-established coverage period, provided that the event generating the indemnity occurred during the exercise of the functions of the beneficiary in the Company.

The Legal Department will receive notifies on requests from the Beneficiaries and will make an evaluation on the framework, with the purpose of verifying the incidence of any of the exclusions of the obligation to indemnify the Company, always based on the information and the fact-evidence set available at the time of evaluation, and may request an external opinion from a law firm specialized in the matter.

As a result of its evaluation, the Legal Department shall prepare a technical note that will be submitted for final decision to an ad-hoc internal committee to be composed, under the terms of the Loss Replacement Policy, according to the person of the Beneficiary ("Internal Committee").

In cases which the Legal Department judges itself in a conflict of interests to evaluate the framing of a demand, the process of evaluation and elaboration of the respective technical note will be carried out by an external, independent and reputable expert appointed in accordance with the Loss Replacement Policy, which, in this case, will not count on the involvement of the Legal Department.

The Internal Committee shall consist of one of the following forms, depending on the Beneficiary, under the terms of the Loss Replacement Policy:

I. At least 2 other members of the Board of Directors (other than the Beneficiary) and 1 Statutory Director of Oi, being at least one of the Board of Directors members must be independent, in the event that the Beneficiary is a Board Member:

II. At least 2 Board officers of Oi (other than the Beneficiary) and 1 independent Board of Directors member, in the event that the Beneficiary is a Board Officer. In the case, the Company is unable to form the Ad-hoc Internal Committee with this minimum number of Board Officer, the composition of the Committee Will be complemented with members of the Board of Directors.

The decision will necessarily be submitted to an Internal Committee formed exclusively by members of the Board of Directors, in the cases in which more than half of the members of the Board of Directors are parties to the Demand in question or beneficiaries of the decision.

The beneficiary shall not participate in the selection of the members of the Internal Committee who will evaluate its framework, nor the framework of another beneficiary, whenever the demand or acts that gave rise to the demand are equal or substantially similar to the demand or actions of the beneficiary, or the decision may otherwise benefit him in relation to the framing of his own claim.

In cases in which more than half of the members of the Board of Directors are part of the demand in question or beneficiaries of the decision, the Internal Committee may suggest to the Board of Directors to submit the decision to a group of 3 (three) external experts, appointed pursuant to the Loss Replacement Policy.

The Evaluation and approval of the payment, refund or reimbursement of funds in the context of the indemnity agreement shall follow the same flow of analysis and approval of the framework.

Exceptions to this rule are the following expenditures, which may, provided that the framework has already been approved, be approved by the Company's Board of Officers, in consultation with the Legal Department: (i) fees, due and procedural costs; (ii) if they do not exceed the amount of R $ 1 million per expenditure or total of expenditure of the same nature; or (iii) if the cost results directly from an obligation previously assumed in a contract, agreement, transaction or commitment term previously authorized under the terms of the indemnity agreement. These exceptions will not apply and the decision on the approval of the expenditure will necessarily be submitted to the Ad-hoc Internal Committee formed exclusively by members of the Board of Directors in the event that more than half of the members of the Board of Executive Officers are parties to the demand in question or direct beneficiaries of that decision. Oi will make the payment of any expenditure approved under this Policy within the term and form provided in the respective indemnity agreement.

The eventual conclusion of judicial or extrajudicial agreements, such as terms of commitment, terms of adjustment of conduct or any other agreement or transaction involving any governmental, regulatory, legislative, judicial, arbitral or administrative authority, in Brazil or abroad, by the Beneficiary, either to terminate and / or prevent claims, as well as the practice of any act by the Beneficiary that amounts in recognition of the claims deducted against him or Oi or in waiver of the defense in the claim, will only be liable for indemnification if Oi previously consented to written about the terms of such agreement or commitment or of the practice of said acts, always observing the procedures for the analysis and approval of the Framework and payment of expenses provided for in the Policy.

The indemnity agreement to be formalized with the new beneficiaries will cover the whole period of the Beneficiary's position or function, including any demand in progress against the Beneficiary and any other claim that may be filed even after the end of the exercise of his or her position or function, provided that the inclusion of the Beneficiary in the Demand derives from the exercise of such position or function.

For the foregoing reasons and in the terms presented, the Company's Board of Directors submits to the General Meeting for approval the new Loss Replacement Proposal, accompanied by the model Indemnity Contract, in accordance with Annex VIII.

(v)       Ratification of all acts executed by the Company’s management in the scope of Court Supervised Reorganization:

On December 19, 2017, the General Assembly of Creditors meeting (“AGC”) of Oi Companies was installed, and the Court Supervised Reorganization Plan was approved by a large majority of creditors on December 20, 2017 ("PRJ"). On January 8, 2018, the Judicial Reorganization Court rendered a decision in which it approved the PRJ and granted the judicial reorganization to Oi Group, which was published on February 5, 2018.

With the approval of the PRJ in AGC and its judicial approval by the Judicial Reorganization Court, the Company's management initiated a series of measures to implement the PRJ, including, among others, those necessary to recognize the PRJ and / or its decision approval in the United States and Portugal, as well as the approval of the Composition Plans of PTIF and Oi Coop in the Netherlands, as well as changes in the Company's corporate governance, especially with respect to the Transitory Board of Directors and the New Board of Directors, and the acts related to the capital increases provided for in the PRJ.

Thus, the Company's management proposes to ratify, by the general meeting, all the acts practiced by the Administration in the scope of Court Supervised Reorganization.

The following acts were exemplified by the Administration, among others: (a) the negotiation and presentation by the Chief Executive Officer and independently of the Board of Directors, the Court Supervised Reorganization Plan approved at the General of Creditors meeting held on December 19 and 20, 2017; (b) negotiation and conclusion of the Backstop Agreement and fulfillment of the obligations derived therefrom; (c) measures taken to recognize the Judicial Reorganization Plan in foreign jurisdictions (United States, Netherlands, Portugal and United Kingdom); (d) payments of credits in the form of the Judicial Reorganization Plan; (e) installation of the Transitional Board of Directors provided for in the Judicial Reorganization Plan; (f) implementation of the Oi Group's corporate governance change measures provided for in Clause 9 of the Judicial Reorganization Plan; (g) realization of the first capital increase provided for in the Judicial Reorganization Plan, through the capitalization of Unsecured Credits of Qualified Bondholders in shares, without the need for approval at a Shareholders' General Meeting, due to the existence of minimum authorized capital; (h) of the execution of an agreement with Pharol SGPS, SA and its subsidiary Bratel S.À.R.L. for the termination of all litigation in progress; and (i) the realization of the second capital increase provided for in the Judicial Reorganization Plan, in cash, in the amount of four billion reais (R $ 4,000,000,000.00).

Rio de Janeiro, March 27, 2019.

Board of Directors

Index: ·

Exhibit I - Call Notice	page 15
Exhibit II - Management’s report and Consolidated Financial Statements of the Company, dated as of December 31st, 2018 and Item 10 from the Reference Form	page 18
Exhibit III - Proposal for Allocation of the net profits, under the terms of exhibit 9-1-ii of CVM ruling no. 481/09	page 110
Exhibit IV – Information about remuneration Reference Form 13 - Items 13.1 to 13.16	page 114
Exhibit V - Management Members Reference Form 12 - Items 12.5 To 12.10	page 144
Exhibit VI - Origin and Justification of the Proposal for Statutory Amendment	page 153
Exhibit VII - Company's Bylaws with the proposed amendment	page 155
Exhibit VIII – Stock Option Plan – Board of Officers	page 171
Exhibit IX – Stock Option Plan – Board of Directors	page 181
Exhibit X – Loss Replacement Policy and Indemnity Agreement	page 191

EXHIBIT I

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33 3 0029520-8

PUBLICLY-HELD COMPANY

CALL NOTICE

ANNUAL GENERAL AND EXTRAORDINARY SHAREHOLDERS’ MEETING

The Board of Directors of Oi S.A – In Judicial Reorganization (the “Company”) calls the shareholders of the Company to attend the General and Extraordinary Shareholders’ Meeting to be held on April 26, 2019, at 11:00 am, at the Company’s headquarters’ located at Rua do Lavradio No. 71, downtown, in the City and State of Rio de Janeiro, to deliberate on the following items:

At the Annual General Meeting:

(1)               To analyze the management accounts, examine, discuss and vote on the financial statements related to the fiscal year ended December 31, 2018;

(2)               To deliberate on the allocation of the results of the fiscal year ended December 31, 2018;

(3)               To establish the annual global amount of compensation for Management and members of the Company’s Fiscal Council; and

(4)               To elect the members of the Fiscal Council and their respective alternates.

At the Extraordinary General Meeting:

(5)               To deliberate about the amendment and consolidation of the By-Laws with the purpose of converting the Audit, Risk, and Control Committee into a Statutory Audit Committees and to assign its members all of the functions of an audit committee currently exercised by the Fiscal Council, in compliance with applicable US regulations.

(6)               To approve the Long-Term Incentive Plan based on the shares issued by the Company for Executives;

(7)               To approve the Long-Term Incentive Plan based on shares issued by the Company for the members of the Board of Directors.

(8)               To approve the Company’s Loss Replacement Policy, which provides the rules, limits and procedures applicable to the indemnity agreements to be entered into by the Company and its direct and indirect subsidiaries, and their Directors, Officers and employees covered by the Policy, duly supported by the template indemnity agreement to be entered into with each beneficiary.

(9)               Ratification of all acts performed by the Company’s management in the scope of Judicial Reorganization.

GENERAL INSTRUCTIONS:

1. The documentation and information relating to matters that are going to be deliberated at the Meeting are available at the Company’s headquarters, in the Shareholders’ Participation Manual, on the Company’s Investors Relations page (www.oi.com.br/ri), as well as on the website of the Brazilian Securities Commission (“CVM”) (www.cvm.gov.br) pursuant to CVM Instruction 481/09, and at B3 S.A. – Brasil, Bolsa, Balcão (“B3”) (http://www.bmfbovespa.com.br/), with the purpose of examination by the Shareholders.

2. The Shareholder’s participation may be in person or by proxy, and it is requested that the Shareholder file the following documents with the Company at Rua Humberto de Campos No. 425, 5th Floor, Leblon, in the City of Rio de Janeiro- RJ, from 9 a.m to 12 p.m. or from 2 p.m. to 6 p.m., up to two (2) business days prior to the Meeting, to the attention of the Corporate and M&A Management: (i) In the case of a Legal Entity: certified copies of the Articles of Incorporation or By-Laws or Articles of Association, minutes of the election of the Officers that contains the election of the legal representative(s) present at the Meeting; (ii) In the case of an Individual Taxpayer Person: certified copies of the Shareholder’s Identification Document and the Individual Taxpayer Registration Number (CPF); and (iii) In the case of an Investment Fund: certified copies of the Fund’s By-Laws and Articles of Incorporation or and certified copies of the Fund’s manager By-Laws or Articles of Association, as well as the minutes of the election of the legal representative(s) present at the Meeting. In addition to this, the documents indicated in (i), (ii) and (iii) are also required, as the case may be, when the Shareholder is represented by an attorney-in-fact, he or she shall be supported by documents proving the respective mandate, and with special powers and notarized signatures, as well as certified copies of the Attorney-in-fact’s Identification Document and Individual Taxpayer Registration Number (CPF). The requirement is intended to grant speed to the Shareholders present at the Meeting. The holders of preferred shares shall have the right to vote all matters subject to deliberation and included in the Agenda of the General and Extraordinary Shareholders’ Meeting convened, pursuant to paragraph 3 of article 13 of the Company’s By-Laws and paragraph 1 of article 111 of Law No. 6404, dated December 15, 1976, as amended from time to time (“Brazilian Corporation Law”), and shall vote jointly with the common shares.

3. The Shareholders participating in the Fungible Custody of Registered Shares of the Stock Exchange who wish to attend the Meeting must submit statement issued up to two (2) business days prior to its realization, containing a respective ownership interest, issued by the competent body.

4. Finally, in order to facilitate and encourage the attendance of its shareholders at the General and Extraordinary Shareholders’ Meeting and, in accordance with the CVM rules in particular CVM Rule 481/09, amended by CVM Rule 561/15 and 570/15, the Company will allow remote attendance and the exercise of remote voting, allowing its shareholders to send, by their respective custody agents or directly to the Company, a Distance Voting Bulletin, which is provided by the Company on its Investor Relations website, as well as on the websites of the CVM and B3, together with the other documents that are to be discussed at the Extraordinary General Shareholders’ Meeting, subject to the guidelines contained in the Distance Voting Bulletin.

Rio de Janeiro, March 27, 2019.

Eleazar de Carvalho Filho

Chairman of the Board of Directors

EXHIBIT II

Management’s report and Consolidated Financial Statements of the Company, dated as of December 31st, 2018 and Item 10 from the Reference Form

10.1.  Comments of the Officers on:

a) general financial and equity conditions

The Officers understand that the Company and its direct and indirect subsidiaries (“Oi Group”) have sufficient financial and equity conditions to offer an integrated portfolio of communications products, including fixed and mobile telephony, data transmission (including broadband), internet and ISP (Internet Services Provider) services, pay TV and other services for residential customers, small, medium and large sized companies and governmental entities.

As already known by the market, in June 2016 the Company and some of its wholly owned subsidiaries, both direct and indirect - Oi Móvel S.A. – Em Recuperação Judicial (“Oi Móvel”), Telemar Norte Leste S.A. – Em Recuperação Judicial (“Telemar”), Copart 4 Participações S.A. – Em Recuperação Judicial (“Copart 4”), Copart 5 Participações S.A. – Em Recuperação Judicial (“Copart 5”), Portugal Telecom International Finance B.V. – Em Recuperação Judicial (“PTIF”) e Oi Brasil Holdings Cooperatief U.A. – Em Recuperação Judicial (“Oi Holanda”)  (hereinafter referred to, in addition with the Company, as “Companies Under Reorganization” or the “Oi Companies”) filed a petition for judicial reorganization before the Courts of the Judicial District of the Capital of the State of Rio de Janeiro,  as approved by the Board of Directors of the Company and relevant corporate bodies (“Judicial Reorganization”). Throughout the year of 2017, the Company maintained negotiations with its creditors, until the approval, in a Creditors General Meeting held at the end of 2017, of the Oi Group Judicial Reorganization Plan (hereinafter the “Plan” or “JRP”), to be implemented throughout years 2017 and 2018.

The Company’s general liquidity, calculated by the sum of current and non-current assets, minus the sum of current and non-current liabilities was negative R$ 22,896 million on December 31, 2018; R$ (negative 13.513 million on December 31, 2017 and positive 6,666 million on December 31, 2016).

b) capital structure

The capital stock of the Company, fully subscribed and paid-up, was (i) R$ 32,038.5 million, represented by 2,298,246,619 common shares and 157,727,241 preferred shares, on December 31, 2018; and (ii) R$21,438.4 million, represented by 668,033,661 common shares and 157,727,241 preferred shares, on December 31, 2017 and on December 31, 2016.

On March 5, 2018, the Board of Directors of the Company approved the conditions for increasing the capital of the Company, through the capitalization of the Qualified Bondholders credit, with the issuance of a minimum of 1,039,868,479 and a maximum of 1,756,054,163 common shares, as well as a maximum of 135,081,089 subscription bonus which would be assigned to the shareholders of the shares affected by the capital increase (“Capital Increasing – Credit Capitalization”), as provided for in the Company’s Judicial Reorganization Plan.

On July 20, 2018, after checking the number of new common shares subscribed by Company’s shareholders exercising their preemptive rights and by holders of Unsecured Credits of Qualified Bondholders, through the capitalization of their respective credits, the Executive Board partially confirmed the Capital Increase - Credit Capitalization, issuing 1,514,299,603 new common, registered, book-entry shares with no par value, at the issue price of R$ 7.00 per share, totalizing R$ 10,600,097,221.00. In the same meeting, the Board of Directors ratified the issuance of 116,480,467 subscription bonus as an additional advantage to the subscribers of the Capital Increase - Credit Capitalization shares (“Subscription Bonus”), where 5,197 of it were delivered to the shareholders who have exercised their respective preemptive rights, and the remainder shares to the Qualified Bondholders.

On July 27, 2018 after concluding the procedures of Qualified Bondholders liquidation, the Company started to record the additional accounting impacts of the above described operations, with consequent reduction of the fiscal year results in an approximate amount of R$ 31 million, reduction of the financial liabilities in approximately R$ 21 million and reduction of the capital reserve – mandatorily for Qualified “Senior Notes” convertible in shares and other securities -  of  approximately R$ 10 million.

The Subscription Bonus could be exercised, at the sole discretion of respective holders, for a term of 92 days, from October 3, 2018, inclusive, and January 2, 2019, inclusive. As a result of the Subscription Bonus exercised during this period, the company issued 116,189,340 new common, registered, book-entry shares with no par value. Subscription Bonuses not exercised up to January 2, 2019, inclusive, and the American Depositary Warrants representative of Subscription Bonuses not exercised until December 26, 2018, inclusive, have expired and continued to be exercisable.

In a meeting held on October 26, 2018, the Board of Directors approved an increase in Company’s capital of R$ 4,000,000,000.00, through private issuance of 3,225,806,451 new common shares, pursuant to Clause 6 of the Judicial Reorganization Plan, which was concluded on January 25, 2019 (“Capital Increase - New Resources”).  Capital Increase - New Resources was concluded on January 25, 2019.

Also on January 25, 2019, in strict compliance with the Judicial Reorganization Plan and the Subscription and Commitment Agreement executed between the Company and certain investors and  fund administrators (“Backstopper Investors”) on December 19, 2017, ( “Commitment Agreement”, as amended) 272,148,705 nominative common shares, without par value, issued by the Company were subscribed and paid-up (“Commitment Shares”), at an issuing price of R$1.24 per share, in the form of American Depositary Shares, and were delivered to the Backstopper Investors who opted to have their commitment bonus in shares, as provided for in Clause 6.1.1.3 of the Judicial Reorganization and in the Commitment Agreement.

As a result of the exercising of Subscription Bonus, conclusion and approval of Capital Increase - New Resources and issuance of the Commitment Shares, Company’s capital stock was increased to R$ 32,538,937,370.00, represented by 5,954,205,001 shares, with 5,796,477,760 of which being common shares and 157,727,241 preferred shares, all of them nominative and with no par value.

As a rule, preferred shares are not entitled to voting, with assured priority in collection of the minimum and non-cumulative dividend of 6% per year, calculated over the amount resulting from the division of the capital stock by the total number of shares of the Company, or 3% per year, calculated over the amount resulting from the division of the accounting net equity by the total number of shares of the Company, whichever is greater. However, as of the Ordinary General Meeting of the Company held in 2017, the holders of preferred shares became entitled to a vote in all matters subject to shareholders resolution, pursuant to paragraph 3 of article 13 of the By-laws of the Company and paragraph 1 of article 111 of Law 6.404/76, and will vote together with the holders of common shares.

Company’s capital structure, in terms of percentage of equity capital and third-party capital was the following: on December 31, 2018, 35% equity capital and 65% third-party capital; On December 31, 2017, (20) % equity capital and 120% third-party capital and on December 31, 2016, (10) % equity capital and 110% third-party capital.

There are no statutory provisions for redemption of the share issued by the Company, other than those legally estimated, which, in turn, may occur under the terms of article 44 of the Corporate Law.

Finally, it is important to clarify that the Company manages its capital structure in accordance with the best practices of the market, and the objective of its capital management is to ensure suitable levels of financial liquidity and leverage to enable a sustained growth of the group, the strategic plan of investment and the return to the shareholders.

The Company may change its capital structure, according to its economic-financial conditions, in order to optimize its financial leverage and debt management.

Indicators commonly used to measure capital structure management are: Gross Debt over the EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) accumulated in the last 12 months, representing the net profit before interest (financial result, taxes, depreciations, amortizations and other not so common results), Net Debt (Gross debt minus cash and cash equivalents and financial applications) on the EBITDA accumulated in the last 12 months, and interest coverage index.

c) ability to pay, in relation to financial commitments assumed

The Company historically issues securities in the domestic and international market to re-finance its short-term debt, under normal conditions of business.

Due to the ratification of the Plan by the court in charge of Judicial Reorganization (“Judicial Reorganization Court”), occurred on January 8, 2018, published in the Official Gazette on February 5, 2018 (“JRP Ratification”), the terms, burdens and other conditions of the debt instruments signed by Oi Companies before the Judicial Reorganization were renewed as of such JRP ratification, entering in effect in the form of the JRP and the specific instruments of the renewed debts created within the scope of the proceedings for reorganization of Oi Companies’ financial debt, as applicable, and respective balances were re-calculated according to the terms and conditions of the Plan and Law 11.101/2005.

On July 31, 2018, the reorganization of the financial debt was concluded with the implementation of the applicable terms and conditions provided for in the JRP, as communicated to the market by Oi, on that same date.

According to the Plan, the Company will be entitled, if required, within 2 years as of the date of JRP Ratification, to contract additional debts up to a maximum amount of R$ 4.5 billion. Such fund raisings shall be made under attractive conditions, in order to enable the capitalization of applicable resources, required to implement Oi Group activities.

The Plan and the Debt instruments executed within the scope of the proceedings for reorganization of Oi Companies’ financial debt provide that the occurrence of events of default may be the cause of cross early maturity of debt instruments.

Impossibility of contracting additional debts may compromise the Company’s capacity of investing in its business and making necessary or recommendable capital expenditures, which can reduce its future sales and adversely affect its profitability.

Company’s operations in residential and personal and corporate mobility segments represent a major source of cash generation for the Company, enabling the management of its financial commitments in the next 12 months. Also, the Company expects that the investments made during the last years, plus any investments made in the future, will allow it to increase its cash generation, gradually strengthening its cash-flow and credit measurements and improving its capacity of meet commitments. It’s important to clarify that estimations and projections from Company’s management may not be attained, indicating material uncertainties and generating doubts about Company’s ability to realize its assets and settle its obligations, in the manner as these are accounted for.

Oi’s operational and commercial focus remains unchanged, with the Company maintaining its commitment with investments that assure permanent improvement of the quality of the services, which, the Company believes, will enable it to continue to bring technological advances to its customers, throughout Brazil.

The Company will also concentrate its efforts on quality improvement, digital transformation, cost control with operational efficiency, cash management and, after approval and ratification of the Judicial Reorganization Plan, the restructuring of its debt.

The projections depend on factors such as the attainment of traffic volume goals, customer basis, launching of attractive combos of products for the customers, sales price of services, exchange variation and maintenance of current conditions of financing and unused credit lines.

If one or more of the primary assumptions under consideration are not attained, this may indicate material uncertainties, generating doubts about the ability of the Company in realizing its assets and settling its obligations, in the manner as these are accounted for.

d) financing sources for working capital and investments in non-current assets

The main source of resources of the Company is the cash flow generated by the activities related to continued operations. Cash flow used in operational activities related to continued operations, in the fiscal year ended on December 31, 2018, was R$2,863 million and the cash flow applied to operational activities in 2017 was R$4,402 million and the cash flow generated in 2016 was R$3,100 million.

e) financing sources for working capital and investments in non-current assets to be used by the Company to cover deficiencies of liquidity

Sources of financing for working capital and for investments in non-current assets that may be used by the Company for eventual hedges of liquidity deficiencies are the same ones referred to in item "d", i.e., in accordance with the limitations of Law No. 11,101 / 2005 and other laws to which the Company is subjected to, as well provisions of the Judicial Recovery Plan applicable to each case:

•               cash flow proceeding from operating activities;

•               short and long term loans;

•               sale of assets; and

•            issuance of debt securities in domestic and international capital markets

As mentioned in item "d", Company's main source of funds is the cash flow generated by the continuing operations activities. The cash flow generated by operational activities for the fiscal year ended December 31, 2018, 2017 and 2016 was R$ 2,863 million, R$ 4,402 million and R$ 3,100 million, respectively.

f) levels of indebtedness and respective characteristics of such debts, describing:

The Company, in its normal commercial activities, uses funding generated in the capital market, bilateral loans and credit lines with BNDES e Export Credit Agencies (“ECAs”) to finance its investments plan and to re-finance its debts and working capital. During the fiscal year ended on December 31, 2018, there were no fund raising operations, nor amortization of debt principal and the consolidated amount of interest was R$7,655 million. During the fiscal year ended on December 31, 2017, there were no fund raising operations and the consolidated amount of principal amortization and interest was R$ 659 million and R$ 1 million, respectively. During the fiscal year ended on December 31, 2016, there were no fund raising operations and the consolidated amount of principal amortization and interest was R$ 6.289 million and R$ 1.784 million, respectively.

In the fiscal years ended on December 31, 2018, 2017 and 2016, the consolidated debt of the Company was R$ 16,650 million, R$ 54,620 million and R$ 48,191 million, respectively. The reduction of the level of indebtedness of the Company, as a result of the approval of the Judicial Reorganization Plan by the creditors significantly reduces the financial expenditures, reflecting in the income statement of 2018. Financial expenditures primarily consist of interest on loans and other liabilities, monetary and exchange variations, taxes on financial transactions, among other, when applicable. During the fiscal year ended on December 31, 2018, in particular, the following gains related to debt reorganization were accounted: reversion of accrued interest and exchange variation accumulated from June 20, 2016 to December 31, 2017, haircut of qualified bonds and non-qualified instruments, additionally to fair value adjustment. As a result of these accounting adjustments, the Company recorded financial incomes totalizing R$ 31,025 million. At the same time, new conditions of indebtedness implemented as of February 5, 2018 represented financial expenditures totalizing R$ 4,342 million, with R$ 1,793 million of which corresponding to interest on loans and debentures payable. During the fiscal year ended on December 31, 2017, financial expenditures of the Company totalized R$ 10,333 million, with R$ 3,594 million of which corresponding to interest over loans and debentures payable. During the fiscal year ended on December 31, 2016, financial expenditures of the Company totalized R$ 4,667 million, with R$ 3,.537 million of which corresponding to interest on loans and debentures payable.

On December 31, 2018 the total amount of the debt (as defined by CIRCULAR OFFICIAL LETTER/CVM/SEP/No.02/2016, for item “3.7” of the Reference Form) was R$ 42,542 million (R$ 82,152 million in 2017 and R$ 72,638 million on December 31, 2016) and the indebtedness ratio (current liabilities plus non-current liabilities, divided by controlling shareholders equity) was 1.88 positive (-5.95 negative on December 31, 2017 and 9.74 negative on December 31, 2016).

Historically, interest rates paid by the Company depend on a number of factors, including interest rates prevailing in the Brazilian and international markets and risk assessments of the Company, the sector in which the Company operates and the situation of the Brazilian economy, made by potential creditors, potential buyers of debt securities issued by the Company and by the rating agencies that evaluate the Company and the respective debt securities issued by the Company. The conclusion of the negotiation of the Judicial Recovery Plan with the creditors determined the terms of the interest rates to be paid by the Company, in the renewed debts.

Standard & Poor’s, Moody’s and Fitch resumed the disclosure of Company’s ratings and debt securities issued by it. Any downgrade in this new rating can generate an increase in interest and other financial expenses for the loans contracted by the Company and the debt securities to be issued by it and could adversely affect its ability in obtaining financing under satisfactory conditions or in the required amounts. The following tables show the evolution of the debt, in regard to loans and financing operations on the respective dates:

The following tables show the evolution of the debt, in regard to loans and financing operations on the respective dates:

Loans and Financing Operations, by nature

In million Reais	2018	2017	2016	Maturity date
“Senior Notes”	7,068	35,636	30,801
Domestic currency		1,272	1,151
Foreign Currency	7,068	34,364	29,650	July 2025
Non-qualified Bondholders	326			August 2024 to February 2030
Credits with collateral	3,616	3,837	3,506
BNDES	3,616	3,837	3,506	March 2024 to February 2033
Reorganization I	14,993	15,286	14,118
Domestic currency	8,640	9,704	8,780
Debentures	6,789	4,908	4,436	August 2023 to February 2035
Other	1,852	4,796	4,344	August 2023 to February 2035
Foreign currency	6,353	5,582	5,338
Financial Institution Domestic Currency	54	54	54	January 2019 to December 2033
General Offer	4,332
Domestic currency	207			February 2038 to February 2042
Foreign currency	4,125			February 2038 to February 2042
Subtotal	30,391	54,814	48,479
Transaction costs incurred	(12)	(298)	(392)
Fair value adjustment (**)	(13,929)
Total	16,450	54,515	48,086
Current	673	54,515	48,086
Non current	15,777

(*)The credits of the Non-Qualified Bondholders have been renewed in the form of a financing agreement pursuant to clause 4.3.3.1 of the JRP.

(**)Calculated taking into consideration the contractual flows foreseen in the JRP, discounted by rates ranging from 12.6% per year to 16.4% per year, depending on the respective maturities and currency of each instrument.

Composition of the Debt, per Currency

In million Reais	On December 31,
	2018	2017	2016
EURO	199	21,990	18,127
US Dollar	8,618	17,691	16,511
Reais	7,633	14,834	13,448
Total	16,450	54,515	48,086

Composition of the debt by indexer

In million Reais	On December 31,
	2018	2017	2016
Pre-fixed rate	8,562	36,615	31,680
Libor		4,992	6,893
CDI	3,950	7,631	4,734
TJLP	3,615	3,410	3,089
IPCA		1,813	1,636
INPC		54	54
TR	14
Other	309
Total	16,450	54,515	48,086

(i)       Loan and relevant financing agreements

Due to the PRJ Approval, the loans and financing contracted by Oi Companies in both national and foreign currency were renewed, and the corresponding outstanding balances were recalculated according to the terms and conditions provided in the Plan and under Law no. 11,101/2005.

Financing in national currency

Credit as a Secured Guarantee

Credit lines entered into with the Banco Nacional de Desenvolvimento Econômico e Social – BNDES – BNDES (“BNDES”).

Before the Judicial Reorganization, the Company and its subsidiaries contracted loans with the BNDES with the purpose of funding the growth and quality improvement of the fixed and mobile network throughout the Brazilian national territory and for compliance with the regulatory obligations.

Due to the PRJ approval, the loans contracted by Oi Companies with the BNDES were renewed according to the terms and conditions set forth in Attachment 4.2.4 of the PRJ.

The table below presents selected information on the financings contracted by the Company with BNDES in force on December 31, 2018:

Loan	Balance	Interests	Amortization	Due date
	(BRL million)
Oi Mobile
BNDES TJLP	1,067	TJLP + 2.95%	Monthly	Feb/2033
Telemar
BNDES TJLP	1,623	TJLP + 2.95%	Monthly	Feb/2033
Oi S.A
BNDES TJLP	925	TJLP + 2.95%	Monthly	Feb/2033

Restructuring I

Public Debentures

As defined in the PRJ, some creditors chose to renew their old credits in order to receive new credits through the option reflected in the debenture issuance by Oi and Telemar, according to the terms and conditions set forth in Annex 4.3.1.2 (A1) to the PRJ. The 12th public issuance of plain debentures, non-convertible into shares, of the unsecured type, on a single series, were issued by Oi on February 5, 2018 and subscribed on July 30, 2018. The 6th public issuance of plain debentures, non-convertible into shares, of the unsecured type, on a single series, were issued by Telemar on February 5, 2018 and subscribed on July 30, 2018. For more information on debenture issuances, see items “18.5” and “18.8” of this Reference Form.

Financing Contracts

As defined in the PRJ, some creditors chose to renew their old credits in order to receive their new credits through the option Financing in (Brazilian) Reais, according to the terms and conditions set forth in Annex 4.3.1.2 (A2) to the PRJ.

Financing in foreign currency

ECA credit lines

Before the Judicial Reorganization, the Company and Telemar contracted financings with the international export credit agencies with the purpose of funding part of the investments in equipment and services that incorporate international technology.

Due to the Plan Approval, the financings contracted by Oi Companies with the international export credit agencies were renewed according to the terms and conditions set forth in Attachment 4.3.1.2 (B) of the PRJ.

Senior Notes

As set forth in the PRJ, those creditors whose credits were related to the old Senior Notes issued by Oi, PTIF and Oi Holanda (Oi Netherlands) were individualized before the Judicial Reorganization Court in order to renew their old notes (“Senior Notes”), in exchange for (i) new notes issued by Oi and/or (ii) by means of financing contracts entered into with Oi, according to the terms and conditions set forth in Annex 4.3.3.1 (F) and Annex 4.3.3.3 (F), respectively, of the PRJ.  For more information on the issuances of Senior Notes by Company and its subsidiaries, see items “18.5” and “18.8” of this Reference Form.

Offering – Capital Increase, New Resources

On November 13, 2018, the Company released a Notice to the Shareholders about the terms, dates and conditions for the Capital Increase – New Resources, including the conditions for exercising preemptive rights in the subscription of New Common Shares, as well as a Notice to the ADS Holders about the conditions for offering preemptive rights, done in the USA and other countries outside Brazil, in connection with the Capital Increase – New Resources (“Rights Offer”).

On December 5, 2018, the Company released a Communication to the Market confirming the issuance of 3,314,745 Common Shares, and the transfer of these Common Shares to the holders of Subscription Bonus who exercised their Bonus rights as of October 25, 2018 up to December 3, 2018, including Subscription Bonus represented by 662,949 ADWs exercised as from October 19, 2018 to November 27, 2018.

On December 11, 2018, the Company released a Notice to the Shareholder and a Notice to the ADS Holders reporting them on the time extension to exercise the preemptive in the Capital Increase – New Resources up to January 4, 2019, by deliberation of the Board of Directors.

On December 19, 2018, the Company released a Notice to the ADS Holders informing that it changed certain terms of the Rights Offer. The Company executed an amendment to the Commitment Agreement, by means of which the Backstopper Investors holding above 60% of the total amount of the Backstop Commitments (“Majority of Backstopper Investors”) agreed to extend certain termination dates, and to waive certain pending conditions precedent to fund their Backstop Commitments, including the requirement to publish the updated General Universalization Target Plan (“New PGMU”). Also, the Company informed it would pay to the ADS Depositary the ADS issuance fee related to the New Ordinary ADS. As a result, the Amount of the New Ordinary ADS Deposit would not be used to pay the ADS issuance fee, what would increase the amount returned to the holders of the Ordinary ADS Rights who exercised their Ordinary ADS Rights to subscribe to initial Ordinary New ADS or Remains of Ordinary New ADS.

On January 4, 2019, the Company released a Communication to the Market confirming the issuance of 275,985 Common Shares, and the handing of these Common Shares to the holders of Subscription Bonus who exercised their Bonus rights as of December 4, 2018 up to January 2, 2019, including Subscription Bonus represented by 55,197 ADWs exercised from November 28, 2018 to December 26, 2018. The Subscription Bonus not exercised up to January 2, 2019, inclusive, and the ADWs not exercised up to December 26, 2018, inclusive, expired, and may not be exercised any longer.

(ii) Other long-term relationships with financial institutions

N/A

(iii) Subordination level among debts

The Company’s indebtedness contemplates debts guaranteed by in rem right and/or general right. The debts that are guaranteed by in rem right have the preferences and prerogatives contemplated under the law.

For more information about the subordination level of the Company’s debts, see items “3.8” of this Reference Form.

(iv) Any contingent restrictions imposed on us in connection with the limits of indebtedness and contracting of new debts, dividend distribution, asset disposal, new security issuance, and disposal of shareholding control as well as whether the company has been complying with these restrictions.

On December 31, 2018 , the Company and its controlled companies Telemar and Oi Mobile were obliged to comply, quarterly, with four of the following financial indexes based on the consolidated financial statement of Oi S.A.:

a) Total Financial Indebtedness/EBITDA: equal to or inferior to 4,0;

b) EBITDA/Debt Service: equal to or superior to 1,75;

c) (Short Term Debts – Availability)/ EBITDA: equal to or inferior to 0,70;

d) Equity/Total Assets: 0,25

e) [EBITDA – (Tax Income + Social Contribution)] / [Amortization + (Financial Expenditures – Financial Income) – previous fiscal year Availability]: equal to or superior to 1,30.

For the fiscal year ended on December 31, 2018, the Company and its controlled companies were in compliance with the defined financial indexes.

G) Limits of financings already contracted and percentages already used

Credit lines contracted and used

N/A

Credit lines contracted and not used

N/A

h) Significant changes in each item of the financial statements

h.1) Income Statements

Fiscal year ended on December 31, 2018 compared to the fiscal year ended on December 31, 2017 (Consolidated)

The discussion about the following operating results is based on the Company’s consolidated financial statements prepared according to the accounting practices adopted in Brazil. The Company’s Management uses the information by business segments for the decision making process. The Company identified only one operating segment that corresponds to the Telecommunication businesses in Brazil.

In addition to the Telecommunication businesses in Brazil, the Company has other businesses that do not meet - either individually or collectively - any quantitative indicators that compel the release as a reportable business segment. These businesses essentially respect the following companies: Companhia Santomense de Telecomunicações, Listas Telefónicas de Moçambique, ELTA – Empresa de Listas Telefónicas de Angola e Timor Telecom, which provide fixed and mobile telecommunications services as well as telephone directory services and were consolidated as of May 2014.

The revenue generation is assessed by the Management in the segmented view per customer in the following categories:

  Residential Services focused on the selling of fixed telephony service, including voice service, data communication services (broadband), and subscription TV.
  Personal Mobility with a focus on the selling of mobile telephony services to Post-Paid and Prepaid customers and to mobile broadband customers; and
  Business/Corporate which includes business solutions to our small-, mid-, and large-size corporate customers.

The following table presents the components of the consolidated income statement, in addition to the percentage variation in relation to the previous period, for the periods ended on December 31, 2018 and 2017.

	2018	2017	Variation %
Residential	8,402	9,171	(8.4)
Personal mobility	7,250	7,645	(5.2)
Business / Corporate	5,981	6,486	(7.8)
Other services and businesses	427	488	(12.5)
Sales and/or service revenue	22,060	23,790	(7.3)

Operating expenses	(27,328)	(26,151)	4.5
Depreciation and amortization	(5,811)	(5,109)	13.7
Interconnection	(658)	(778)	(15.4)
Personnel	(2,594)	(2,791)	(7.1)
Third-party services	(5,925)	(6,221)	(4.8)
Network maintenance services	(1,104)	(1,252)	(11.8)
Cost of devices and other	(196)	(223)	(12.1)
Advertising and publicity	(382)	(414)	(7.7)
Rents and insurances	(4,200)	(4,163)	0.9
Provisions / Reversals	(202)	(469)	(56.9)
Bad-debt provision	(697)	(692)	(0.7)
Reversal (losses) with impairment	(292)	4,701	(106.2)
Taxes and other expenses	(250)	(543)	(54.0)
Other operating revenues (expenses), net	(5,017)	(8,197)	(38.8)
Operating result before the financial result and taxes	(5,268)	(2,361)	123.1

Financial result	26,609	(3,197)	929.3
Financial revenues	30,950	7,136	332.7
Financial expenses	(4,341)	(10,333)	(58.0)

Result before taxes	21,341	(5,558)	484.0

Income tax and social contribution	3,275	(1,098)	398.3
Net profit (loss) of continued operations	24,616	(6,656)	469.8

The references to increases or decreases in any period, in the following discussion, are done with regard to the corresponding previous period, unless otherwise indicated by the context.

Sales and/or service revenue

The net operating revenue is reduced by 7.3% in 2018, mainly due to the 8.4% reduction in the net revenue of residential service, the 7.8% reduction of the net revenue of Corporate / Business services, the 5.2% reduction in the net revenue of personal mobility, and a 12.5% reduction in the net operating revenue of other services and businesses, with such reduction being due mainly to the results in Africa, which generated a net revenue for other services and businesses in the amount of R$ 201 million in 2018, compared to R$ 233 million in 2017.

Residential

The net operating revenue for residential services represented 38.1% of the net revenue generated by the segment in the period ended on December 31, 2018. This segment of Oi includes fixed telephony service, including voice service, data communication services (broadband), and subscription TV. The following table specifies the total number of retail lines (or accesses), and the net additions (exclusions) in the periods ended on December 31, 2018 and 2017.

Revenue Generating Units (in thousands):	2018	2017	Variation %
Fixed telephony services	8,276	9,233	(10.4)
Broadband	4,883	5,156	(5.3)
Subscription TV	1,587	1,496	6.1
Total	14,746	15,885	(7.2)

The net operating revenue for residential services is reduced by 8.4% due mainly to: (1) reduction of 7.2% in the customer base for residential service due mainly to the market trend to reduce the demand for voice in replacement of the mobility and data, and (2) reduction in the fixed/mobile rates (VC). These effects were partially offset by the 1.3% increase in the residential ARPU, and an increase in the revenues from the paid TV, particularly in view of the commercial strategy of focus on the converging offers and a greater profitability and retention of the customer base.

The Company has been speeding up its investments in fiber to take the high-speed broadband to the customer’s home, and to offer a better experience, proceeding with the structuring strategy to make the segment profitable.

Personal Mobility

The net operating revenue for personal mobility category represented 32.9% of the net revenue generated by the segment in the period ended on December 31, 2018. This segment includes the selling of pre- and post-paid mobile telephony services, including voice and data communication service provided to our personal mobility customers. The following table specifies the total number of mobile lines and the net additions in the periods ended on December 31, 2018 and 2017.

Mobile telephony customers (in thousands):	2018	2017	Variation %
Post-paid	7,741	6,731	15.0
Prepaid	27,293	29,917	(8.8)
Total	35,033	36,648	(4.4)

The net operating revenue for personal mobility services is reduced by 5.2% due mainly to: (1) a reduction of 4.4% in the personal mobility customer base due mainly to the retraction of a market impacted by high unemployment levels in the country; and (2) a reduction in the network use revenue (interconnection) due to the reduction of the VU-M interconnection rates.

The Company has kept the strategy of intensifying the commercial activity coupled with the regionalized market strategies, performing a drop reversion in this segment in the last few quarters.

Business / Corporate

The net operating revenue for the Business / Corporate category represented 27.1% of the net revenue generated by the segment in the period ended on December 31, 2018. This segment includes business solutions offered to small-, mid-, and large-size corporate customers which include voice services and enterprise data solutions. The following table specifies the total number of lines (or accesses) and the net additions in the periods ended on December 31, 2018 and 2017.

Fixed accesses in the retail (in thousands):	2018	2017	Variation %
Fixed	3,514	3,641	(3.5)
Broadband	530	543	(2.5)
Mobile	2,670	2,316	15.3
Paid TV	14	12	14.1
Total	6,727	6,512	3.3

The net operating revenue for Business / Corporate services reduced by 7.8% due mainly to: (1) Reduction in the fixed customer base by 3.5% and broadband by 3.5 of this segment;(2) reduction in the fixed-mobile (VC) rates; and (3) VU-M mobile interconnection. These effects were partially offset by the increase in the mobility customer base for this segment and increase in the revenues from IT and corporate segment data services.

The Company has intensified the offers of IT and digital offers in keeping with the growing demands for corporate projects, performing a drop reversal in this segment in the last few quarters.

Operating Expenses (Revenues)

Oi’s operating expenses increased in 4.5% in the period ended on December 31, 2018 due mainly to:

  R$ 4,993 million relating to the loss effect with the impairment set up in 2018 of R$ 282 million comparing to a loss reversal with impairment in 2017 of R$ 4,701 million;
  Increased depreciation and amortization expenses of 13.7% or R$ 702 million.

The effects of such increases were partially offset by a reduction mainly of:

  R$ 3,180 million or 38.8% of reduction in other operating expenses / revenues, net;
  R$ 296 million or 4.8% of reduction in the expenses with third-party services;
  R$ 267 million or 56.9% of reduction in the expenses with reversals / provisions;
  R$ 196 million or 7.1% of reduction in the expenses with personnel;
  R$ 148 million or 11.8% of reduction in the expenses with network maintenance services;
  R$ 120 million or 15.4% of reduction in the expenses with interconnections;

The operating loss before the financial result and taxes increased in 123.1% to R$ 5,268 million in the period ended on December 31, 2018 up from R$ 2,361 million in the same period of 2017. As a net revenue percentage, the operating loss before the financial result and the taxes was increased to 23.9% in the period ended on December 31, 2018 up from 9.9% in the same period of 2017.

Reversal (losses) with impairment. A provision was set up in 2018 for impairment loss in the amount of R$ 292 million, related to the expected future profitability of defined lifetime assets, comparing to an impairment loss reversal in 2017 of R$ 4,747 million referring to the expected future profitability of defined lifetime assets, due to the financial indicators and scenarios taken into account in the PRJ cash flows.

Depreciation and amortization. The depreciation and amortization expenses increased in 13.7% to R$ 5,811 million in the period ended on December 31, 2018 up from R$ 5,109 million in the same period of 2017, due mainly to the impairment loss reversal done in the last month of 2017, what generated depreciation expenses along 2018 over the assets that failed to be accrued in late 2017.

Other operating expenses. The other operating expenses was reduced by 38.8% to R$ 5,107 million in the period ended on December 31, 2018 up from R$ 8,197 million in the same period of 2017. In 2018, it refers mainly to the recognition of the provision related to the burdensome contract for providing capability in the amount of R$ 4,884 million. In 2017, it refers mainly to the setting up of an addition provision deriving from the review of the calculations of provision for contingencies related to administrative and legal processes within ANATEL sphere in the amount of R$ 6,482 million, considering the publishing of the decision that granted the Judicial Reorganization.

Expenses with third-party services. The expenses with third-party services was reduced by 4.8% to R$ 5,925 million in the period ended on December 31, 2018 up from R$ 6,221 million in the same period of 2017, due mainly to the adoption of the new accounting standard IFRS15, which allowed deferring incremental costs in obtaining contracts with customers.

Provisions and Reversals. The provisions were reduced by 56.9% to R$ 202 million in the period ended on December 31, 2018 up from R$ 469 million in the same period of 2017, as a result of reprocessing the provision estimation model, in view of the new context after the PRJ approval.

Expenses with personnel. The expenses with personnel were reduced by 7.1% to R$ 2,594 million in the period ended on December 31, 2018 up from R$ 2,791 million in the same period of 2017 due mainly to the reduction in the payment of the variable remuneration, salaries and charges due to the gain in operating efficiency and increased productivity.

Expenses with network maintenance services. The expenses with network maintenance services were reduced by 11.8% to R$ 1,104 million in the period ended on December 31, 2018 up from R$ 1,252 million in the same period of 2017; this drop is a result of the lower number of occurrences due to the initiatives focused on preventive actions and productivity improvement, with a greater efficiency of the field operations and gains in the efficiency with the digitalization of processes and fulfillment.

Interconnection. The interconnection costs were reduced by 15.4% to R$ 658 million in the period ended on December 31, 2018 up from R$ 778 in the same period of 2017 due mainly to the international roaming service and greater off-net traffic (VU-M).

Financial result

Financial revenues. The financial revenue increased by 333.7% or R$ 23,814 million, to R$ 30,950 million in 2018 comparing to R$ 7,136 million in 2017, mainly due to gains resulting from the accounting of the PRJ adjustments, especially, the gain related to the adjustment to present, the haircut of the Senior Notes, as well as the reversal of interests as accounted as of the Judicial Reorganization.

Financial expenses. The financial revenue was reduced by 58.0% or R$ 5,991 million, to R$ 4,342 million in 2018 in relation to R$ 10.333 million in 2017, mainly due to: (1) R$ 3,115 million the reversal of expenses with interests over the loans with third parties or debentures, included in the PRJ; (2) reduction of R$2,190 million in interest provisioned in relation to the debentures or loans with third parties; (3) reduction of R$ 427 million on the monetary and exchange variation over loans with third parties; in addition to (4) reduction of R$ 937 million in “Other Charges”, i.e. smaller monetary correction rate of the provisions, gains with financial investments, as  well as smaller interest rates and monetary variations over other liabilities.

On the segment of debt renegotiation in the context of the Judicial Reorganization, the derivatives transactions were gradually reversed throughout 2016, so that the Company, in December 2016, 2017 and 2018, did not have derivatives agreements in force.

Income tax and social contribution over profit

The nominal tax rate combined with the income tax and the social contribution for the periods ended on December 31, 2018 and 2017 was 34%. In 2018, the revenue for income tax and social contribution was R$ 3,271 million comparing to an expense of R$ 1,098 million in 2017. The actual tax rate was 15.3% in 2018 and 19.8% in 2017. The chart below shows a reconciliation of the combined tax rate for the income tax and social contribution with the actual rate for each period presented.

	2018	2017

Combined income tax and social contribution	34.0%	34.0%
Tax effects of permanent (additions) exclusions.	(62.1)	2.7
Tax effect of provision for the loss of deferred fiscal credits.	(4.0)	(48.9)
Tax effect of deferred fiscal assets not set up Abroad.	16.7	(7.8)
Others		0.3
Actual tax rate	(15.3)	(19.8)

Our actual tax rate was 15.3% in 2018 (2017 - 19.8%), mainly as a result of (1) the effect of deferred fiscal assets from the permanent exclusions (additions), which reduced the actual income tax by 62.3% (increase in 2017 - 2.7%);
(2) effect of the provision for loss provision at the realization value of deferred fiscal credits which increased the actual tax rate in 12.9% (reduction in 2017 - 48.9%); and
(3) in 2017, effect of deferred fiscal assets not made up of companies located Abroad, which reduced the actual tax rate by 7.8%.

Income Statement

Loss for the period Due to the aforementioned movements, the profit for the year was R$ 24,616 million in 2018 against a loss of R$ 6,656 million in 2017.

Fiscal year ended December 31, 2017 compared to the fiscal year ended December 31, 2016 (Consolidated)

Restatement the fiscal year ended December 31, 2016 and base date of January 1, 2016

The Company's management identified, due to the judicial reorganization proceeding, as well as in the preparation of the PRJ, the existence of deficiencies in some operational and financial processes’ controls and the opportunity to obtain better information from the entities involved in the judicial reorganization proceeding.

Due to the existence of appropriate information for completing the evaluation test of the recoverable value of non-financial assets and due to the problems identified by the Management regarding the Preparation of the PRJ, the company informed again in the financial statements for the financial year ending on December 31, 2017, the comparative balances of the individual and consolidated financial statements for the years ended December 31, 2016 and January 1, 2016 (corresponding to the balances for the year ended December 31, 2015), in line with the requirements provided for in the CPC 23 (IAS 8) – Accounting Policies, Changes in Accounting Estimates and Correction of Errors. See further details on item 10.4 of this reference form.

The following discussion of operating results is based on the consolidated financial statements of the Company prepared in accordance with accounting practices adopted in Brazil. The Company's Management uses information by business segment to make decisions. The Company has identified only one operating segment that corresponds to the Telecommunications business in Brazil.

In addition to the Telecommunications business in Brazil, the Company has other businesses that do not individually or jointly fulfill any of the quantitative indicators that require disclosure as a reportable business segment. These businesses concern essentially the following companies: Mobile Telecommunications Limited in Namibia, Cabo verde Telecom, Companhia Santomense de Telecomunicações, Listas Telefónicas de Moçambique, ELTA – Empresa de Listas Telefónicas de Angola and Timor Telecom, which provide fixed and mobile telecommunications services and telephone directories and were consolidated as of May 2014.

The revenue generation is assessed by Management in the customer-targeted view in the following categories:

  Residential services, focusing on the sale of fixed-line services, including voice services, data communication services (broadband) and pay TV;
  Personal Mobility with focus on the sale of mobile telephony services to Postpaid and Prepaid customers and mobile broadband customers; and
  Business/Corporate that include corporate solutions for our small, medium and large corporate customers.

The following table presents the components of the consolidated income statement, in addition to the percentage variation compared to the previous year, for the years ended December 31, 2017 and 2016.

	2017	2016	Variation %
Residential	9,171	9,376	(2.2)
Personal Mobility	7,645	7,849	(2.6)
Business / Corporate	6,486	7,607	(14.7)
Other services and business	488	1,164	(58.1)
Sales and/or services revenue	23,790	25,996	(8.5)

Operating Expenses	(21,151)	(27,387)	(4.5)
Depreciation and redemption	(5,109)	(5,483)	(6.8)
Interconnection	(778)	(1,173)	(33.7)
Personnel	(2,791)	(2,852)	(2.1)
Third-parties services	(6,221)	(6,399)	(2.8)
Network maintenance services	(1,252)	(1,540)	(18.7)
Devices and other costs	(223)	(284)	(21.5)
Publicity and advertising	(414)	(449)	(7.8)
Rents and insurances	(4,163)	(4,330)	(3.9)
Provisions / Reversals	(469)	(860)	(45.5)
Provision for doubtful receivables	(692)	(643)	7.6
Impairment reversals (losses)	4,701	(325)	(1,546.5)
Taxes and other expenses	(543)	(769)	(29.4)
Other operating net revenues (expenses)	(8,197)	(2,280)	259.5
Operating income prior to the financial income and taxes	(2,361)	(1,391)	69.7

Financial outcome
Financial income	(3,197)	(3,688)	(13.3)
Financial expenses	7,136	1,447	393.2
	(10,333)	(5,135)	101.2
Outcome prior to taxes	(5,558)	(5,079)	9.4

Income tax and social security	(1,098)	(3,126)	(64.9)
Net profit (loss) from continued operations	(6,656)	(8,205)	(18.9)

In the discussion below, references to increases or decreases in any period are made in relation to the corresponding prior period, unless otherwise indicated by the context.

Sales and/or services revenue

The net operating revenue decreased 8.5% in 2017, mainly due to a 2.6% decrease in net personal mobility revenue, of 14.7% of net revenue from Business/Corporate services, of 2.2% of net revenue of residential services and of 58.1% in net operating revenue from other services and businesses, mainly due to the consolidation of results in Africa, which generated a net revenue from other services and businesses of R$ 233 million in 2017, against R$ 833 million in 2016.

Residential

The net operating revenue from residential services accounted for 38.5% of the net revenue generated by the segment in the year ended December 31, 2017. This segment of Oi includes fixed-line services, including voice services, data communication services (broadband) and pay TV. The table below specifies the total number of retail lines (or accesses) and net additions (exclusions) for the years ended December 31, 2017 and 2016.

Revenue Generator Unit (in thousands)	2017	2016	Variation %
Fixed-line services	9,233	9,947	(7.2)
Broadband	5,156	5,188	(0.6)
Pay TV	1,496	1,290	16.0
Total	15,885	16,425	(3.3)

The net operating revenue from residential services decreased 2.2% mainly due to: (1) a 3.3% reduction in the residential customer base; and (2) reduction in fixed-mobile charges (VC). These effects were partially offset by the increase in pay TV revenues and the 3.9% increase in residential ARPU, mainly due to the commercial strategy of monetization of the customer base and a better sales quality.

Personal Mobility

The net operating revenue from personal mobility accounted for 32.1% of the net revenue generated by the segment in the year ended December 31, 2017. This segment includes the sale of prepaid and postpaid mobile services that include voice and data communications services provided to our personal mobility customers. The table below specifies the total number of mobile lines and net additions for the years ended December 31, 2017 and 2016.

Mobile phone customers (in thousands)	2017	2016	Variation %
Postpaid	6,731	6,872	(2.1)
Prepaid	29,917	32,997	(9.3)
Total	36,648	39,870	(8.1)

The net operating revenue from personal mobility services decreased 2.6% mainly due to: (1) reduction of 8.1% in the customer base of personal mobility; and (2) reduction in network usage revenue (interconnection), due to the reduction in VU-M interconnection charges. This decrease was partially offset by the increase in mobile data and value added services revenue and the increase in the mobile ARPU, mainly due to the Company's strategy to monetize the customer base.

Business / Corporate

The net operating revenue from Business/Corporate segment accounted for 27.3% of the net revenue generated by the segment in the year ended December 31, 2017. This segment includes corporate solutions offered to small, medium and large corporate customers that include voice services and corporate data solutions. The table below specifies the total number of mobile lines (or accesses) and the retail net additions for the years ended December 31, 2017 and 2016.

The net operating revenue from Business/Corporate services decreased 14.7% mainly due to: (1) reduction in the business/corporate customer base; (2) reduction of fixed-mobile charges (VC); and (3) VU-M mobile interconnection. These effects were partially offset by the increase in revenues from IT and data services from the corporate segment.

Operating Expenses (Revenues)

The operating expenses of Oi decreased 4.5% in the year ended December 31, 2017, mainly due to:

  Effect of the reversal of R$ 4,701 of impairment losses in 2017 against a loss in 2016 of R$ 325 million;
  Decrease of 33.7%, or R$ 395 million, in interconnection costs;
  Decrease of 6.8%, or R$ 374 million, in depreciation and redemption;
  Decrease of 45.5%, or R$ 391 million, in provisions/reversals;
  Decrease of 17.71%, or R$ 288 million, in expenses with network maintenance services.

The effects of these decreases were partially offset by an increase of 259.5% or R$ 5,917 million in other operating expenses.

The operating loss prior to Oi's financial outcome and taxes increased 69.7% to R$ 2,361 million in the year ended December 31, 2017 against R$ 1,391 million in the same period in 2016. As a percentage of the net revenue, the operating loss prior to the financial outcome and taxes increased to 9.9% in the year ended December 31, 2017 against 5.4% in the same period in 2016.

Impairment reversals/losses. In 2017, it was made the impairment losses reversal related to the expectation of future profitability of defined useful life assets in the amount of R$ 4,747 million, due to the evolution in the scenarios and financial indicators considered in the cash flows of the PRJ.

Interconnection The interconnection costs decreased 33.7% to R$ 778 million in the year ended December 31, 2017 against R$ 1,173 in the same period of 2016, mainly as a result of the reduction in the VU-M interconnection charges that occurred in the period.

Depreciation and Redemption. The depreciation and redemption expenses decreased 6.8% to R$ 5,109 million in the year ended December 31, 2017 against R$ 5,483 million in the same period of 2016, mainly due to the reduction in the balances of fixed and intangible assets, due to the recognition of impairment losses on assets in 2016.

Provisions and Reversals. The provisions decreased 45.5% to R$ 469 million in the year ended December 31, 2017 against R$ 860 million in the same period in 2016, mainly due to the review of controls, processes and reconciliation of the accounting balances of provisions and judicial deposits in the revision of the judicial reorganization proceeding.

Expenses with Network Maintenance Services. The expenses with network maintenance services decreased 18.7% to R$ 1,252 million in the year ended December 31, 2017 against R$ 1,540 million in the same period in 2016, mainly due to the Company's strategy of incorporating the operations of some providers of network service in the course of 2016, which reflects in a reduction in costs with network maintenance services.

Other Operating Expenses. Other operating expenses increased 259.5% to R$ 8,197 million in the year ended December 31, 2017 against R$ 2,280 million in the same period of 2016, mainly due to the additional provision arising from the revision of the provision calculation for contingencies related to administrative and judicial proceedings in the scope of ANATEL in the amount of R$ 6,482 million, considering the publication of the decision that granted the Judicial Reorganization on February 5, 2018.

Financial result

Financial revenues. The financial income increased 393.2%, or R$ 5,689 million to R$ 7,136 million in 2017 from R$ 1,447 million in 2016, mainly due to the adjustment to present value resulting from the revision of the calculation of the allocation for contingencies related to administrative and judicial proceedings within the scope of ANATEL, for R$ 4,873 million, calculated considering the best estimate of future cash outflow, in the payment forms provided for in the CSRP.

Financial expenditures. Financial expenditures increased 101%, or R$ 5,198 million, to R$ 10,333 million in 2017, against R$ 5,135 million in 2016, mainly due to: (1) R$ 4,945 million increase in exchange rate variation expenses on loans, net of derivative financial instruments, due to the negative exchange rate variation effect of R$ 2,920 million in 2017, compared to a positive effect of R$ 2,025 million in 2016, mainly due to the devaluation of the Real against the US Dollar by 1.2%, and the devaluation of the Real against the Euro by 14.3% during the year 2017. Following the renegotiation of debts in the context of the Judicial Reorganization, transactions with derivative instruments were reversed throughout 2016, and, in December 2016, the Company had no further contracted transactions with derivative instruments. For accounting and disclosure purposes, the payable loans and financing are being updated considering the contractual interest, as well as the cash and exchange rate variation within the period. Following the Judicial Reorganization, the debts will be novated and will be paid as provided for in the plan; and (2) a R$ 958 million increase in interest expenditures and cash variations on other liabilities.  The effects of such increases were partially offset by a reduction of R$ 823 million from R$ 267 million in 2017, against R$ 1,090 million in 2016, in expenditures with financial investments classified as assets held for sale, mainly due to the $39-million devaluation in the fair value of the financial investment and dividends of Unitel, and the effects of Kwanza exchange rate variation in relation to U.S. Dollar and Real.

Income tax and social contribution on net earnings

The combined nominal rate of the income tax and social contribution for the years ended December 31, 2017 and 2016 was 34%. Income tax and social contribution expenditures decreased by 65%, from R$ 1,099 million in 2017 to R$ 3,126 million in 2016. The actual tax rate was 19.8% in 2017 and 65.1% in 2015. The table below provides the reconciliation of the combined income tax and social contribution rates with the actual rate for each period listed.

	Fiscal Year ended December 31,
	2017	2016
Combined income tax and social contribution rate	34.0%	34.0%
Tax effects of permanent (additions) removals	2.7	(25.4)
Tax effect of the allocation for the loss of deferred tax credits	(48.9)	(63.6)
Tax effect of deferred tax assets not constituted abroad	(7.8)	(6.9)
Others	0.3	0.4
Actual rate	(19.8)	(61.5)

Our actual tax rate was negative by 19.8% in 2017 (2016 -61.5%), mainly as a result of (1) the effect of an allocation for loss at the realization value of deferred tax credits, which reduced the actual tax rate by 48.9% (2016 -63.6%); (2) effect of non-constituted deferred tax assets by companies based abroad, which reduced the actual tax rate by 7.8% (2016 -6.9%); and (3) the effect of deferred tax assets on permanent removals (additions), which increased the actual tax rate by 2.7% (reduction in 2016: -25.4%).

Income for the year

Loss for the year. As a result of the aforementioned changes, the loss for the year was R$ 6,656 million in 2017 compared to a loss of R$ 8,206 million in 2016.

h.2) Balance Sheet

	Consolidated, in million reais, except when indicated as a percentage				% Variation
ASSETS	12/31/2018%		12/31/2017%		Dec/18 vs. Dec/17
Current	21,313	32.6	23,748	34.6	(10.3)
Cash and cash equivalents	4,385	6.70	6,863	10.0	(36.1)
Financial investments	202	0.31	21	0.0	861.9
Accounts receivable	6,517	10.0	7,367	10.7	(11.5)
Inventories	317	0.5	254	0.4	24.8
Current taxes recoverable	621	0.9	1,124	1.6	(44.8)
Miscellaneous taxes	803	1.2	1,082	1.6	(25.8)
Escrow deposits	1,716	2.6	1,023	1.5	67.7
Assets related to pension funds	5	0.0	1	0.0	400.0
Prepaid expenditures	744	1.1	307	0.4	142.3
Assets held for sale	4,923	7.5	4,675	6.8	5.3
Other assets	1,080	1.7	1,031	1.5	4.8
Non-Current	44,125	67.4	44,891	65.4	(1.7)
Financial investments	37	0.1	115	0.2	(67.8)
Deferred taxes recoverable	23	0.0		-	100
Miscellaneous taxes	716	1.1	627	0.9	14.2
Escrow deposits	7,019	10.7	8,290	12.1	(15.3)
Assets related to pension funds	64	0.1	101	0.1	(36.6)
Prepaid expenditures	523	0.8	28	0.0	1,767.9
Other assets	251	0.4	254	0.4	(1.2)
Investments	118	0.2	136	0.2	(13.2)
Fixed Assets	28,426	43.4	26,989	39.3	5.3
Intangible	6,948	10.6	8,351	12.2	(16.8)
TOTAL ASSETS	65,438		68,639		(4.7)

	Consolidated, in million reais, except when indicated as a percentage				% Variation
LIABILITIES	12/31/2018%		12/31/2017%		Dec/18 vs. Dec/17
Current	10,690	16.3	67,891	98.9	(84.3)
Suppliers	5,226	8.0	7,627	11.1	(31.5)
Salaries, social security charges, and benefits	907	1.4	925	1.3	(1.9)
Loans and financing	673	1.0	54,515	79.4	(98.8)
Derivative financial instruments			105	0.2	(100.0)
Current taxes payable	27	0.0	567	0.8	(95.2)
Miscellaneous taxes	1,034	1.6	1,444	2.1	(28.4)
Dividends and interest on equity	6	0.0	6	0.0
Authorizations and concessions payable	86	0.1	20	0.0	330.0
Tax refinancing program	142	0.2	278	0.4	(48.9)
Allocations	680	1.0	963	1.4	(29.4)
Allocations for pension funds			62	0.1	(100.0)
Liabilities associated with assets held for sale	527	0.8	354	0.5	48.9
Other liabilities	1,382	2.1	1,025	1.5	34.8
Non-Current	31,852	48.7	14,261	20.8	123.4
Suppliers	3,593	5.5			100
Loans and financing	15,777	24.1			100
Deferred taxes payable			3,077	4.5	(100.0)
Miscellaneous taxes	629	1.0	868	1.3	(27.5)
Authorizations and concessions payable			1	0.0	(100.0)
Tax refinancing program	411	0.6	610	0.9	(32.6)
Allocations	4,358	6.7	6,820	9.9	(36.1)
Allocations for pension funds	579	0.9	571	0.8	1.4
Other liabilities	6,505	9.9	2,314	3.4	181.1
Shareholders’ Equity	22,896	35.0	(13,513)	(19.7)	(269.4)
Capital Stock	32,038	49.0	21,438	31.2	49.4
Share issuing cost	(377)	(0.6)	(377)	(0.5)
Capital reserves	11,533	17.6	13,242	19.3	(12.9)
Treasury shares	(2,803)	(4.3)	(5,531)	(8.1)	(49.3)
Other comprehensive results	(66)	(0.1)	(100)	(0.1)	(34.0)
Others	(142)	(0.2)	(142)	(0.2)
Accumulated losses	(17,530)	(26.8)	(42,336)	(61.7)	(58.6)
Non-controlling interest	243	0.4	293	0.4	(17.1)
TOTAL LIABILITIES AND SHAREHOLDERS ‘EQUITY	65,438		68,639		(4.7)

Consolidated, in million reais, except when indicated as a percentage
ASSETS	12/31/2017	12/31/2016 Resubmitted	1/1/2016 Resubmitted	Dec/17 vs. Dec/16%	Dec/16 vs. Dec/15%
Current	23,748	26,212	37,645	(9.4)	(30.4)
Cash and cash equivalents	6,863	7,563	14,898	(9.3)	(49.2)
Financial investments	21	117	1,802	(81.6)	(93.5)
Derivative financial instruments			606	n.a	n.a
Accounts receivable	7,367	7891	8,010	(6.6)	(1.5)
Inventories	254	355	352	(28.6)	0.9
Current taxes recoverable	1,124	1,542	1,063	(27.2)	45.1
Miscellaneous taxes	1,082	978	724	10.6	35.1
Escrow deposits	1,023	978	1,258	4.7	(22.3)
Assets related to pension funds	1	7	1	(83.5)	768.4
Prepaid expenditures	307	294	293	4.6	0.2
Assets held for sale	4,675	5,404	7,686	(13.5)	(29.7)
Other assets	1,031	1,084	952	(4.9)	13.8
Non-Current	44,891	39,760	49,570	12.9	(20.1)
Financial investments	115	169	169	n.a	34.5
Derivative financial instruments			6,780	n.a	n.a
Deferred taxes recoverable			2,358	n.a	n.a
Miscellaneous taxes	628	739	660	(15.1)	12.0
Escrow deposits	8,290	8,388	8,832	(1.2)	(6.7)
Assets related to pension funds	101	110	129	(8.5)	(14.8)
Prepaid expenditures	28	11	71	152.3	(84.3)
Other assets	254	166	171	53.5	(20.7)
Investments	137	136	155	0.6	(12.4)
Fixed Assets	26,989	25,905	25,497	4.2	1.6
Intangible	8,351	4,136	4,791	101.9	(13.7)
TOTAL ASSETS	68,639	65,972	87,360	4.0	(24.5)

Consolidated, in million reais, except when indicated as a percentage
LIABILITIES	12/31/2017	12/31/2016 Resubmitted	1/1/2016 Resubmitted	Dec/17 vs. Dec/16%	Dec/16 vs. Dec/15%
Current	67,892	61,286	26,111	10.8	134.7
Suppliers	7,627	6,578	5,222	16.0	26.0
Salaries, social security charges, and benefits	925	668	660	38.3	1.2
Loans and financing	54,515	48,086	11,810	13.4	307.2
Derivative financial instruments	105	105	1,989	-	(94.7)
Current taxes payable	567	473	340	19.9	39.3
Miscellaneous taxes	1,444	1,814	1,554	(20.4)	16.8
Dividends and interest on equity	6	6	96	(3.4)	(93.3)
Authorizations and concessions payable	20	107	912	(81.0)	(88.3)
Tax refinancing program	278	106	78	163.7	34.5
Allocations	963	1,082	1,340	(11.0)	(19.2)
Allocations for pension funds	62	147	145	(57.9)	1.6
Liabilities associated with assets held for sale	354	545	745	(35.0)	(26.9)
Other liabilities	1,025	1,568	1,220	(34.6)	28.6
Non-Current	14,260	11,352	57,338	25.6	(80.2)
Loans and financing			48,048	n.a	n.a
Derivative financial instruments			521	n.a	n.a
Deferred taxes payable	3,077	1,764		74.5	n.a
Miscellaneous taxes	868	1,073	924	(19.2)	16.1
Authorizations and concessions payable	1	4	7	(85.2)	(38.4)
Tax refinancing program	611	655	717	(6.8)	(8.6)
Allocations	6,820	4,726	3,717	44.3	27.1
Allocations for pension funds	571	450	399	26.8	12.7
Other liabilities	2,314	2,680	3,004	(13.7)	(10.8)
Shareholders’ Equity	(13,513)	(6,666)	2,362	102.7	(382.2)
Capital Stock	21,438	21,438	21,438		n.a
Share issuing cost	(377)	(377)	(377)		n.a
Capital reserves	13,242	13,242	13,242		n.a
Treasury shares	(5,531)	(5,531)	(5,531)		n.a
Other comprehensive results	(100)	(262)	338	(61.7)	(177.5)
Others	(142)	4	4	(3,722.9)	n.a
Accumulated losses	(42,336)	(35,971)	(27,943)	17.7	28.7
Non-controlling interest	293	791	1,191	(62.9)	(33.6)
TOTAL LIABILITIES AND SHAREHOLDERS ‘EQUITY	68,639	65,972	85,810	4.0	(23.1)

Comparison of the statuses as of December 31, 2018, December 31, 2017 and January 1, 2016 of the equity accounts.

ASSETS

Cash, cash equivalents and financial investments.

The cash, cash equivalents and financial investments account (including short-term investments classified as non-current assets) totaled R$ 4,624 million as of December 31, 2018, a decrease of R$ 2,375 million, or 33.9%, over December 2017. The effects of this variation are represented mainly as a result of disbursements related to: (i) acquisition of non-current and intangible assets property for R$ 5,246 million; (ii) payment of loans and financing resulting from the small creditors’ facilitation program, for R$ 162 million; and (iii) disbursement of R$ 265 referring to the capital of the tax refinancing program. The effects of this decrease were partially offset by the generation of operating cash for the amount of R$ 2,863 million.

The cash, cash equivalents and financial investments account (including short-term investments classified as non-current assets) totaled R$ 6,999 million as of December 31, 2017, a decrease of R$ 850 million, or 10.8%, over December 31, 2016. The effects of this variation are represented mainly as a result of disbursements related to: (i) acquisition of property of the non-current and intangible assets for R$ 4,344 million; (ii) buybacks for R$ 300 million; (iii) disbursements related to the capital of the tax refinancing program; (iv) net disbursements of escrow deposits and court-ordered blocks, for R$ 82 million; and (v) disbursements related to authorizations and licenses, for R$ 104 million. The effects of this decrease were partially offset by the generation of operating cash for the amount of R$ 4,402 million.

The cash, cash equivalents and financial investments account (including short-term investments classified as non-current assets) totaled R$ 7,849 million as of Saturday, December 31, 2016, a decrease of R$ 8,976 million, or 114%, over Friday, January 1, 2016. The effects of this variation are represented mainly as a result of disbursements related to: (i) amortization of the capital of loans and financing, for R$ 5,780 million; (ii) settlement of financial charges of a debt, for R$ 2,232 million; (iii) acquisition of property of the non-current and intangible assets, for the amount of R$ 3,264 million; (iv) net disbursements of escrow deposits and court-ordered blocks, for the amount of R$ 660 million; and (v) disbursements related to authorizations and licenses, for the amount of R$ 205 million. The effects of such decrease were partially offset by the generation of operating cash for the amount of R$ 3,100 million.

Accounts receivable

On December 31, 2018, accounts receivable had a balance of R$ 6,517 million, a decrease by R$ 850 million, or 11.5%, compared to December 2017, mainly as a result of the increase in the estimated loss on doubtful settlement credits for R$ 528, as a result of the impact of the initial recognition of CPC 48/IFRS 9 standard.

As of December 31, 2017, the accounts receivable balance was R$ 7,367 million, a decrease of R$ 523 million, or 6.6%, compared to December 2016.

As of December 31, 2016, the accounts receivable balance was R$ 7,891 million, a decrease of R$ 119 million, or 1.48%, remaining unchanged compared to January 1, 2016.

Taxes recoverable – current

As of December 31, 2018, the company had R$ 621 million, a decrease of R$ 503 million, or 44.8%, compared to December 2017. Represented by: (i) a reduction of R$ 278 million in recoverable IT; (ii) a reduction of R$ 181 million in withholding taxes.

Recoverable and payable deferred taxes - noncurrent

The balance in the recoverable deferred tax account was R$ 23 million in 2018, R$ 0 in 2017, and R$ 0 million in 2016 due to the allocation at the realization value of deferred income tax and social contribution.

As a result of the impairment losses of noncurrent assets as of January 1, 2016 and December 31, 2016 and the taxable income forecasts, estimated at the time based on the events and conditions existing at each base date, the Company posted, on January 1st 2016 and December 31, 2016, a reduction in the deferred tax amount previously recognized in the realization balance of R$ 7,314 million and R$ 6,306, respectively. The net income for 2016 was increased by R$ 1,008 million, as a result of the revision of the expected realization of deferred taxes. This increase in net income was due to the adjustment of the recognition of the loss due in 2015, previously recognized in 2016.

The balance in the payable deferred tax account was R$ 0 million in 2018, R$ 3,077 in 2017, and R$ 1,764 million in 2016. The Company reviewed the estimated deferred taxes recovery, having identified and recorded a provision at the recoverable value.

Escrow deposits - current and noncurrent

The balance in the escrow deposit account was R$ 8,735 million as of December 31, 2018, a decrease of R$ 578 million compared to December 2017, mainly as a result of: (i) decrease of R$ 510 million in deposits related to tax claims, (ii) the release of R$ 428 million related to contingencies for civil lawsuits; and (iii) R$ 392 million resulting from litigation reconciliation under the Judicial Reorganization. The effects of such decrease were partially offset by the reduction in the estimated loss on balances in the reconciliation process, for the amount of R$ 1,283 million.

The balance in the escrow account was R$ 9,313 million as of December 31, 2017, a decrease of R$ 52 million, in line with the previous year. It is worth pointing out that, with the submission for Judicial Reorganization, the Company identified the need and managed to act in the process for reconciliation of the accounting balances and escrow deposit amounts and the respective allocation for contingencies, recognizing, on January 1, 2016, decreases in non-existent escrow deposits and the increase in the allocation for contingencies by R$ 4,166 million and R$ 622 million, respectively, and, on December 31, 2016, recognizing a decrease of non-existing escrow deposits and the increase in the allocation for contingencies by R$ 5,558 million and R$ 738 million, respectively. The net earnings for 2016 were reduced by R$ 1,507 million as a result of the recognition of an additional loss on the escrow deposits balance, an increase in the allocation for contingencies, and a correction of the monetary restatement on deposit and contingency allocation balances.

The balance in the escrow account was R$ 9,366 million as of December 31, 2016, a decrease of R$ 846 million, or 8.3% against January 1, 2016. It is worth pointing out that, with the submission for Judicial Reorganization, the Company identified the need and managed to act in the process for reconciliation of the accounting balances and escrow deposit amounts and the respective allocation for contingencies, recognizing, on January 1, 2016, decreases in non-existent escrow deposits and the increase in the allocation for contingencies by R$ 4,166 million and R$ 622 million, respectively, and, on December 31, 2016, recognizing a decrease of non-existing escrow deposits and the increase in the allocation for contingencies by R$ 5,558 million and R$ 738 million, respectively. The net earnings for 2016 were reduced by R$ 1,507 million as a result of the recognition of an additional loss on the escrow deposits balance, an increase in the allocation for contingencies, and a correction of the monetary restatement on deposit and contingency allocation balances.

Assets held for sale

The balance increase during year 2018 occurred mainly as a result of: (i) positive exchange rate variation resulting from the devaluation of Real against the US Dollar and Euro during 2018; (ii) recognition of dividends receivable from Unitel for year 2017, for the amount of $35 million. These effects were partially offset by the recognition of an allocation for the devaluation of investments in Unitel, for the amount of $126 million, which includes the Kwanza devaluation against the US Dollar and Real, and an allocation for the devaluation of dividends receivable, for the amount of $48 million.

The balance decrease over the course of 2017 occurred as a result of: (i) exchange of 11,000 shares for the transfer of Samba Luxco to Africatel, representing the capital stock of Africatel, each with a par value of €1.00, reducing Samba Luxco’s interest in Africatel from 25% to 14%. Conversely, Africatel transferred to Samba Luxco its stake of approximately 34% in the capital stock of the Namibian telecommunications carrier Mobile Telecommunications Limited (“MTC”), for the amount of R$ 374 million; (ii) recognition of a an allocation for the devaluation of investments in Unitel, for the amount of US $ 39 million, in addition to the devaluation of Kwanza against the US Dollar and Real, and (iii) allocation for loss of goodwill of African companies, amounting to R$ 22 million.

The balance reduction during the year 2016 occurred as a result to the recognition of an allocation for the devaluation of the investments in Unitel, for the amount of R$ 970 million, and an allocation for loss on goodwill of African companies for the amount of R$ 225 million, as well as an exchange rate variation of R$ 933 million resulting from the variation of the Real against the US Dollar and Euro during the course of 2016.

Fixed Assets

The property, plant and equipment balance was R$ 28,426 million as of December 31, 2018, an increase of R$ 1,437 million, or 5.3%, compared to December 31, 2016, mainly as a result of: (1) additions in the amount of R$ 5,941 million, related to our investments in network expansion and modernization; (2) depreciation for the amount of R$ 4,288 million and (iii) net write-offs of R$ 215 million.

The property, plant and equipment balance was R$ 26,988 million as of December 31, 2017, an increase of R$ 1,083 million, or 4.2%, compared to December 31, 2016, mainly as a result of: (1) additions in the amount of R$ 5,383 million, related to our investments in network expansion and modernization; and (2) depreciation for the amount of R$ 4,203 million.

The property, plant and equipment balance was R$ 25,905 million as of December 31, 2016, an increase of R$ 408 million, or 1.6%, compared to January 1, 2016, mainly as a result of: (1) additions in the amount of R$ 4,609 million, related to our investments in network expansion and modernization; and (2) depreciation for the amount of R$ 3,854 million.

Intangible Assets

The intangible assets balance was R$ 6,948 million as of December 31, 2018, an increase of R$ 1,403 million, or 16.8%, compared to December 31, 2017, represented mainly as a result of: (1) impairment losses related to the expectation of future profitability of assets with a defined-life span, for the amount of R$ 292 million; (2) additions for the amount of R$ 341 million; (3) amortizations for the amount of R$ 1,452 million.

The intangible assets balance was R$ 8,351 million as of Sunday, December 31, 2017, an increase of R$ 4,214 million, or 101.9%, compared to December 31, 2016, represented mainly as a result of: (1) reversal of impairment losses related to the expectation of future profitability of assets with a defined life span, for the amount of R$ 4,747 million, as a result to the evolution in the scenarios and financial indicators considered in the Judicial Reorganization plan cash flows; (2) additions for the amount of R$ 412 million; (3) amortizations for the amount of R$ 844 million.

With the approval and validation of the CSRP, the Company understood that the necessary conditions were met to ground the assumptions for evaluation of the recoverable value of assets with a defined life span for the years ended December 31, 2016 and January 1, 2016, per CPC 01 R1 (IAS 36) - Impairment of Assets.

With regard to the balance of non-financial assets as of January 1, 2016, it should be noted that the Company restated the corresponding balances in the financial statements for the year ended December 31, 2016, in order to correct an error due to non-recognition of added value in the reverse merger of the TmarPart holding.

However, no impairment loss was recognized for non-financial assets in the financial statements for 2016.

In order to correct the error, the Company recognized an estimated impairment of non-financial assets on January 1, 2016 and December 31, 2016 for R$ 7,591 million (R$ 7,352 million at the holding), and R$ 6,858 million (R$ 6,619 million at the holding), respectively.

LIABILITIES

Loans and financing - current and non-current

The balance in the current and noncurrent loans and financing account was R$ 16,450 million as of December 31, 2018, a reduction of R$ 38,065 million, or 69.8%, compared to December 31, 2017.

Until December 31, 2017, the payable loans and financing were being updated considering the contractual interest, as well as the cash and exchange rate variation within the period. The PRJ was approved at the General Meeting of Creditors held on December 19 and 20, 2017, and, on January 8, 2018, the Corporate Reorganization Court rendered a decision validating the PRJ and granted the reorganization to Oi Group; said decision was published on February 5, 2018, so that the loans and financing were novated and the respective balances were recalculated pursuant to the terms and conditions of the PRJ, during calendar year- 2018, based on the measures necessary for implementation thereof.

The main movements in the loans balance in 2018 in consideration for the shareholders’ equity, financial income, and financial expenditures included: Shareholders' Equity R$ 11,624 million related to restructured Senior Notes convertible into equity instruments; Financial income (1) R$ 14,688 million related to the recognition of the fair value of loans and financing with third parties arising from the effects of the approval of the CSRP; (2) R$ 11,055 million related to the positive impact of the novation of debts from qualified Senior Notes, calculated based on the CSRP; and (3) R$ 3,013 million related to the reversal of expenditures of interest on debts included in the CSRP, updated within the period prior to the approval of the CSRP; Financial expenditures: (1) R$ 555 million related to the foreign exchange gains associated with the novation of debts from Senior Notes; (2) R$ 3,115 million for the reversal of interest on debts included in the CSRP; and (3) R$ 534 million for the reversal of expenditures with interest on debts and novated debentures.

Suppliers - current and noncurrent

Suppliers balance was R$ 8,819 million as of December 31, 2018, an increase of R$ 1,191 million, or 15.6%, against December 31, 2017, mainly represented by the reclassification, in 2018, of the ANATEL AGU allocation of R$ 7,147 from ANATEL AGU and Adjustment to the Present Value (“APV”) of R$ 5,427 million, in addition to payments made as a result of the CSRP approval.

Current taxes payable

The balance in the current payable taxes was R$ 27 million as of December 31, 2018, a reduction of R$ 540 million, or 95.2%, against December 31, 2017. The reduction was due to the payment of the allocated taxes payable by subsidiaries in 2017.

Allocations - current and non-current

The balance in the Allocations account was R$ 5,038 million as of December 31, 2018, a reduction of R$ 2,745 million, or 35.3%, against December 31, 2017, mainly as a result of the transfer of the ANATEL AGU allocation, net of the APV, for the amount of R$ 1,886 million for the suppliers entry, in addition to contingencies related to lawsuits closed and included in the Company's Judicial Reorganization creditors list, which were also carried to the Suppliers entry, will be paid under the terms of the CSRP.

The balance in the allocations Account was R$ 7,783 million as of December 31, 2017, an increase of R$ 1,975 million, or 34%, against December 31, 2016, mainly as a result of the additional allocation arising from the calculation revision of the allocation for contingencies related to administrative and judicial proceedings within the scope of ANATEL, for the amount of R$ 6,482 million, considering the publication of the decision granting the Judicial Reorganization on February 5, 2018, reduced from the adjustment to present value for the amount of R$ 4,873 million, calculated by considering the best future cash outflow estimate, in the payment methods provided for in the CSRP.

It is worth pointing out that, with the Application for Judicial Reorganization, the Company identified the need and managed to act in the process for reconciliation of the accounting balances and escrow deposit amounts and the respective allocation for contingencies, recognizing, on January 1, 2016, decreases in non-existent escrow deposits and the increase in the allocation for contingencies by R$ 4,166 million and R$ 622 million, respectively, and, on December 31, 2016, recognizing a decrease of non-existing escrow deposits and the increase in the allocation for contingencies by R$ 5,558 million and R$ 738 million, respectively. The net earnings for 2016 were reduced by R$ 1,507 million as a result of the recognition of an additional loss on the escrow deposits balance, an increase in the allocation for contingencies, and a correction of the monetary restatement on deposit and contingency allocation balances.

Liabilities associated with assets held for sale

The Liability account associated with assets held for sale corresponds to the classification of the liabilities associated to assets held for sale in the African and Asian transactions.

Other liabilities - current and noncurrent

The balance in the Other Liabilities account was R$ 7,887 million as of December 31, 2018, a decrease of R$ 4,549 million, or 136.3% against December 31, 2017. The increase was mainly a result of the allocation made for an agreement for consideration for R$ 4,494 million, resulting from an agreement to provide telecommunication signals transmission capacity supply through submarine cables connecting North America to South America. As the contractual obligations exceed the economic benefits expected to be received over the agreement term, and given that the costs are unavoidable, the Company, per CPC 25/IAS 37, recognized a liability for consideration measured at the lowest net cost for agreement termination, brought to present value.

Shareholders' Equity

The shareholders’ equity balance was R$ 22,896 million as of December 31, 2018, an increase of R$ 36,409 million against December 31, 2017. The effects of such variation are mainly represented by: (1) warnings in the year for the amount of R$ 24,616 million; and (2) effects of the Senior Notes restructuring pursuant to the CSRP, for the amount of R$ 11,624 million, of which R$ 10,600 million were used to increase the share capital.

The shareholders’ equity balance was R$ 13,512 million as of December 31, 2017, an increase of R$ 6,846 million against December 31, 2016. The effects of such variation are mainly represented by: (1) loss in the year, for the amount of R$ 6,656 million; (2) the effects of the shares exchange between Africatel and Samba Luxco in exchange for the investment in MTC for the amount of R$ 374 million. These movements were offset by the positive effects of the foreign exchange rate variations resulting from investments abroad for the amount of R$ 163 million, and pension plans for the amount of R$ 20 million.

The shareholders’ equity balance was R$ 6,666 million as of December 31, 2016, an increase of R$ 6,846 million against January 1, 2016. The effects of such variation are mainly represented by: (1) loss in the year for the amount of R$ 8,205 million; (2) negative effects of foreign exchange rate variations resulting from investments abroad for the amount of R$ 1,261 million. These movements were offset by the positive effects of other comprehensive results associated with hedge accounting transactions and pension plans, for the amount of R$ 418 million.

h.3) Cash Flow

Cash Flow used in investment activities

During year 2018, the use of net cash in investment activities consisted primarily of: (1) investments for the amount of R$ 5,246 million for the purchase of goods, equipment and intangible assets, mainly related to the expansion of the Company's data communication network and the implementation of projects to meet ANATEL’s regulatory requirements; and (2) net escrow deposits (consisting of deposits net of withdrawals and/or substitutions) for R$ 203 million, basically related to allocations for labor, tax and civil contingencies.

During year 2017, the use of net cash in investment activities for continued operations consisted primarily of: (1) investments for the amount of R$ 4,344 million for the purchase of goods, equipment and intangible assets, mainly related to the expansion of the Company's data communication network and the implementation of projects to meet ANATEL’s regulatory requirements; and (2) net escrow deposits (consisting of deposits net of withdrawals and/or substitutions) for R$ 82 million, basically related to allocations for labor, tax and civil contingencies.

During year 2016, the use of net cash in investment activities for continued operations consisted primarily of: (1) investments for the amount of R$ 3,264 million for the purchase of goods, equipment and intangible assets, mainly related to the expansion of the Company's data communication network and the implementation of projects to meet ANATEL’s regulatory requirements; and (2) net escrow deposits (consisting of deposits net of withdrawals and/or substitutions) for R$ 660 million, basically related to allocations for labor, tax and civil contingencies.

Cash Flow used in financing activities

During the year 2018, we used the Company’s funds to: (1) repayment of the capital of loans and financings, for R$ 162 million, resulting from the small creditors facilitation program, and (2) installment payments under taxes refinancing, for the amount of R$ 265 million.

During the year 2017, we used the Company’s cash and cash equivalents to: (1) Buybacks; (2) installment-based payments of licenses and grants for the total amount of R$ 104 million, and (3) installment-based payments under tax refinancing, for the amount of R$ 227 million.

During the year 2016 we used the Company’s cash and cash equivalents from continuing operations primarily to: (1) payment of loans, financing and derivatives for the amount of R$ 5,780 million, (2) installment-based payments of licenses and grants for the total amount of R$ 205 million, and (3) installment-based payments under tax refinancing, for the amount of R$ 97 million.

10.2.        Officers’ comments on:

a)   result of the Company’s activities, particularly:

The Company’s officers present below their comments on the result of the Company’s activities, in particular, describing the components of revenue and the factors materially affecting the operating profits.

i) description of any important components of revenue

The Company’s telecom services encompass:

•       Local landline telephone services in Regions I and II, including installation, monthly membership, measured services, collect calls and supplementary local services;

•       National and international long-distance services, by means of landline telephone services in Regions I and II and mobile telephone services in Regions I, II and III, by using selection codes of the service provider for long distance, which are represented by number “14” in the case of the Company and number “31” in the case of TMAR;

•       Mobile telephone services in the entire Brazilian territory by using 2G and 3G technology, as well as 4G technology;

•       Data transmission services, including (1) ADSL services; (2) exclusive digital and analog lines leasing to other providers, ISPs and corporate customers; (3) IP solutions; and (4) other data transmission services;

•       Use of personal network (1) to complete calls started by other providers’ customers (interconnection services); or (2) by providers that do not own the proper network;

•       Cable TV services;

•       Traffic transport services;

•       Public Access Terminals;

•       Added-value services including voicemail, call identifier and list assistance, among others;

•       Advanced voice services for corporate customers, such as toll-free call services; and

•       iG Internet portal operation.

The revenue generation of each of the business segments is assessed by the Management in the segmented view per customer in the following categories:

•       Residential Services, focused on the sale of landline telephone services, including voice services, data communication services (broadband) and Cable TV;

•       Personal Mobility focused on the sale of mobile telephone services to Postpaid and Prepaid Plan customers and mobile broadband customers; and

•       Business/Corporate including business solutions for our small-, medium- and big-sized corporate customers.

ii) factors materially affecting the operating results

The main factors affecting the Company’s financial situation and the operating results, pursuant to Officers’ comments, are as follows:

Growth rate of the Brazilian Gross Domestic Product and of the demand for telecom services

Oi S.A. is a Brazilian telecom company and, as a result, its operations are substantially performed in Brazil. Thus, the Company is mainly affected by the Brazilian economic conditions. The annual variation rate of the Brazilian GDP was of 1.1% in 2018, repeating 2017’s performance and closing a strong recession period in Brazil. Both in 2015 and 2016, the retractions were higher than 3%. The growth in 2018 could have been higher if it were not for the truck drivers’ strike in May. The main events in 2018 were the presidential elections in Brazil and, as a result, typical uncertainties and volatilities during this process, also contributing to the timid growth. Whereas the Company’s Officers believe that the Brazilian GDP’s growth stimulates the demand for telecom services, it is relatively non-elastic over periods of economic stagnation and the effects of any economy slowdown or even a domestic recession is not shown to be relevant in the Company’s revenues. However, an extensive and long-lasting deterioration of the economic conditions in Brazil could adversely affect the volume of users and the demand for the services rendered by the Company and, consequently, its operating revenues.

Between the fiscal years ended on December 31, 2018 and 2017, the number of users decreased by 3.77% and between the fiscal years ended on December 31, 2017 and 2016, such decrease was at 5.2%, 33.3 million in December 2018 in comparison with 34.5 million in December 2017, in comparison with 36.4 million December 2016, whereas the number of Oi landline telephone lines on duty decreased by 8.4% between 2018 and 2017 and 6.8% between 2017 and 2016.

Demand for Telecom Services

Demand for Local Landline Telephone Services

The penetration level of landline telephone service in Brazil is similar to that of countries with the same per capita income and, as happens with other countries, the landline telephone service customer base remained stable with the decrease trend.

The demand for the local landline telephone services provided by the Company had a slight reduction over the past years, showing a reduction in the number of operational landlines by about 8.4% between the fiscal years ended on December 31, 2017 and 2016, previously being of 6.8% between the fiscal years ended on December 31, 2017 and 2016.

The Company seeks to attenuate the general trend in the Brazilian telecommunications sector of replacing the local landline telephone services with mobile telephone services (1) by providing added-value services to the landline telephone service customers, mainly broadband services membership, and (2) supporting the convergence of telecommunications services through the offer of convergent landline telephone services, long distance, mobile, broadband and Cable TV packages. As a result of such offers, the Company’s Officers expect the number of the active landlines to decrease over the next years. In December 2018, the landline with broadband reached approximately 60% in the residences making use of services provided by Oi.

The Company is subject to, pursuant to ANATEL regulations and concession agreements, provide basic landline telephone service plans to its residential customers with 200-minute use of the landline telephone network to make local calls. The basic plans customer pays a monthly price for the service and when the local calls exceed the plan limit, the Company charges a price for each exceeding minute. However, the Company provides other alternative landline telephone plans with different options in order to serve different necessities and profiles of consumption, suitable to the profile of each customer. A classic example is the unlimited plan for customers that make many calls per month and pay a fixed monthly fee to Oi.

The substantial increase in the number of mobile telephone users in Brazil also had an adverse impact on the use of public phones. As the provider with public concession for local landline telephone services in Regions I and II, the Company is subject to ANATEL’s regulations and, pursuant to the concession agreements executed by Oi, it is required to achieve certain public phone availability goals across the entire concession area. However, since an increasing portion of the population makes use of mobile phones to make calls wherever there is no public or landline phone nearby, the number of public phones decreased over the past three fiscal years.

Demand for Mobile Telephone Services

The Company’s Officers believe that the main reason why its customers of mobile telephone services decreased to 37.7 in the fiscal year ended on December 31, 2018 in comparison with 38.9 million in the fiscal year ended on December 31, 2017 was the decrease of prepaid terminals from 29.8 million in the fiscal year ended on December 31, 2017 to 27.2 million in the fiscal year ended on December 31, 2018, due to the slow recovery of the macroeconomic scenario and the tendency of consolidation of SIM cards observed in the Brazilian market, and the increase of migrations from Prepaid to Postpaid plans. Postpaid terminals increased 14.9%, comparing December 31, 2018 with the same date of 2017, reaching 10.5 million in the end of the fiscal year ended on December 31, 2018, in comparison with 9.1 million in the end of the fiscal year ended on December 31, 2017. Mobile telephone customers decreased about 3.2%, comparing December 31, 2018 with the same date of 2017.

The mobile telephone service market is highly competitive in the region where the Company serves. In order to attempt to reduce the average cancellation rate in the Company’s mobile telephone segment, which represents a number of members whose service is disconnected over any certain month (churn), either voluntarily or involuntarily, divided by the number of members in the beginning of each month, the Company incurs in marketing sale expenses and sale efforts designated to retain the current mobile telephone customers and attract new customers, and (2) the deductions provided in promotional activities lead to expenses in view of the gross operating revenues of our mobile telephone segment.

The Company’s Officers expect the mobile telephone service segment to grow in terms of number of customers, traffic volume and revenues of added-value services.

Demand for Data Transmission Services

On December 31, 2018, the Company’s broadband service customer base was about 5.4 million, a slight decrease in comparison with December 31, 2017. The broadband service customer base remained as stable at about 5.7 million over the past 2 fiscal years, ended on December 31, 2017 and 2016.

The Company’s Officers believe that the maintenance of the customer base is the result of changes in the preferences of consumers that value the data transmission speeds available by means of broadband services, which contributes to the maintenance of the landline telephone service base.

Effects of the mobile data transmission services expansion

In 2014, we continued to invest in 3G and 4G coverage expansion by increasing the coverage and competitive offers, focusing more on the access via postpaid mobile phone, in which our mobile customer base grew. With a great focus on revenue increase and bigger penetration of data use by prepaid customers, we created offers for the acquisition, as well as developed a number of actions for the profitability of the prepaid data user base.

Betting on the differentiation, we strongly expanded the Oi WiFi network, increasing the hotspots across Brazil.

The Company has been increasing the investments in network infrastructure in order to provide 3G, 4G,4.5G and WiFi services. We funded the purchase and installation of our network equipment by means of loans and financing, including financing with our suppliers.

According to the 3G radiofrequency licenses, the Company had, until 2017, certain obligations to expand the service, which required investments and were fully fulfilled. If the Company is not capable of paying for such capital investments using its operating cash flow, it may incur in additional indebtedness or even be forced to finance suppliers obligations, which would increase its total indebtedness and net financial expenses.

In order to speed up the implementation, a Radio Access Network is considered, in which the LTE eNode B access is shared with another provider.

On December 31, 2018, our 2G mobile access network was comprised of 13,864 active base radio stations, encompassing 3,446 Cities, or 94% of the Brazilian urban population. We have GPRS coverage in 100% of the covered locations and EDGE coverage in all State capitals. In the same period, our 3G mobile access networks were comprised of 10,287 active base radio stations, covered 1,644 Cities, or 81.6% of the Brazilian urban population. We have HSPA coverage in all State capitals. Additionally, in 2018, our 4G access networks, comprised of 9,736 active base radio stations, encompassed 902 Cities, or 73.7% of the Brazilian urban population.

In addition to such mobile access networks, the Company also has WiFi hotspots at public areas, such as coffee shops, airports and shopping malls. Since 2012, we have been offering open-air urban wireless networks, including Copacabana and Ipanema, in the City of Rio de Janeiro. On December 31, 2018, our WiFi network had more than two million hotspots with broadband access compatible to the points of access provided by Fon Wireless Ltd., or Fon, which allows our customers to access Fon lines around the world. Customers subscribing for compatible plans may browse on Oi 4G network, if they have a device and SIM card that allow the use of such technology. The customers may check the 4G network coverage area at Oi’s website.

Thus, we managed to expand the mobile Internet portfolio and serve all types of mobile segment customers.

b) variations of the revenues arising from changes of price, exchange rates, inflation, changes of volume and introduction to new products and services.

The Officers, then, make comments on variations of the revenues arising from price changes, exchange rates, inflation, changes of volume and introduction of new products and services as follows:

Prices, changes of volume and introduction of new products and services

The Officers understand that the Company undergoes an increasing pressure to reduce the rates in response to the price competition. Such price competition usually has the form of special promotional packages, including, mobile device subsidies, traffic use promotions and incentives to within the mobile telephone service provider network itself. The competition’s service and promotion plans may cause the increase in the Company’s market expenses and customer retainment costs, which could adversely affect its operating results. The Company’s incapacity of efficiently compete with such packages could result in loss of its market share, adversely affecting its operating revenue and profitability.

Such competitive environment is highly affected by key trends, specially the following:

•         Technology and service convergence: the technology and service convergence enables the telecommunications providers, then limited to offer only one service, to offer a number of services in other industry sectors, such as broadband services offered by Cable TV providers and mobile telephone service providers (by 3G and 4G technology), in addition to Oi WiFi network, as well as the landline telephone services transmitted by mobile telephone service providers.

•         Consolidation: the consolidation invaded the telecommunications sector in the entire Latin America, including Brazil. Such consolidation led to the formation of big clusters that benefit from the economies of scale and the capacity of carrying out coordinated actions in different industry segments, creating competitive advantages in an environment that is also characterized by the media and telecommunication service convergence.

•         Offer for convergent services: the telecommunication service providers started to offer convergent packages that they were not previously capable of independently providing.

In response to such competition pressures, (1) the Company may start to provide its services at lower rates than the caps established by ANATEL, and (2), on a periodic basis, it may provide its services with promotional deductions or additional free services along with the purchase of some of its services. The Company records the services it sells at lower rates than those provided in its plans or at rates approved by ANATEL, and the price of the services offered with deduction or for free are accounted as deductions and repayments in its financial statements.

Inflation

The rates for telecommunications services are subject to broad regulation by ANATEL. The rates for local landline telephone, long distance, mobile telephone services provided by the Company, as well as interconnection with its landline telephone network, and EILD and SLD services, are subject to ANATEL regulation. We need to obtain ANATEL’s approval before offering new landline or mobile telephone plans. The rates fixed or approved by ANATEL for the services rendered by the Company act as cap for the rates it charges. The Company is authorized to offer deductions for the telephone services on the tariffs approved by ANATEL. Upon the tariff determination or approval by ANATEL, the cap is subject to an annual adjustment in accordance with inflation, measured by IST index. The cap of the local landline telephone plans is inflation-adjusted, based on IST, minus the value of productivity earnings achieved by us and by the local landline telephone sector as a whole. From January to December 2018, the telecommunications service index (IST) was appraised at 5.5%.

Exchange Rate

The Company operates mainly in Brazil and the Company’s operating revenues are not materially affected by exchange rate fluctuations.

c) impact of the inflation, the price fluctuation of the main inputs and products, the exchange rate and the interest rate on the operating result and the financial result of the Company, when material

Officers’ comment on the impacts of the Inflation and the price fluctuation of the inputs and products on the operating result:

The Company’s officers understand that, with the current scenario of resumption of inflation with levels under the 4.5% goal center, as established by Brazilian Central Bank, the Company’s costs and expenses tend to undergo less pressures, as well as its operating and liquidity margins. Nonetheless, the Company continues to make an effort in order to seek for initiatives to reduce costs and optimize the allocation of its funds.

The Company established the focus on efficiency and productivity and cost reduction as one of the bases for its operating plan. As a result of the performance of such plan, in 2018, the Company’s costs decreased by 10% (considering the inflation rate (IPCA) of 3.7% over the past 12 months, such performance caused an actual reduction of 13.3% in comparison with 4Q17), in 2017, Oi reduced the routine costs of the Brazilian transactions by 7.7% in comparison with 2016, amounting to R$ 17,367 million in the year. Considering an inflation of 2.95% in 2017, such performance caused an actual reduction of almost 1.8% in Opex.

The rental and insurance expenses in the Brazilian operations were R$4,194 million in the fiscal year ended on December 31, 2018, an annual increase of 1.0% due to the costs related to right of way and posts, towers and equipment and mitigated by EILD.

Officers’ comments on the impacts of the Exchange Rates and Interest Rates on the financial result

Substantially all of the Company’s costs of services and operating expenses are incurred in Brazilian Reais in Brazil. Thus, no significant impacts of the fluctuations of the exchange rates are expected on the operations.

On December 31, 2018, Oi S.A.’s consolidated gross debt was R$ 16,450 million, representing a reduction of 69.9%, or R$ 38,170 million with respect to the fiscal year ended on December 31, 2017, when the amount of the consolidated gross debt was R$ 54,620 million. The reduction of the annual comparison is the result of the completion of the Company’s Court-Supervised Reorganization proceeding, since the accounting effects of the contractual conditions of new debts started on February 05, 2018, date of approval of the Plan.

	2018	2017	Variation %
Financial result
Financial revenues	30,950	7,136	(333.7)
Financial expenses	(4,342)	(10,333)	58.0

Financial revenues. The financial revenue increased by 333.7% or R$23,814 million, to R$30,950 million in 2018 versus R$ 7,136 million in 2017. Such variation mainly refers to the positive effects resulting from the completion of the Company’s Court- Supervised Reorganization proceeding, approved on February 05, 2018, namely, the haircut of the bonds and the earnings of Fair Value Adjustment (AVJ), in addition to the reversal of interest rates and other financial revenues.

Financial expenses. The financial expenses decreased by 58.0% or R$5,991 million, to R$4,342 million in 2018. Such reduction mainly arises from lower interest rates on loans payable to third parties, justified by the start of the accounting of the restructured debt as of the first quarter of 2018. Besides, the interest rates and Income Tax accrued over the Court-Supervised Reorganization period were reverted.

For further information on the impact of the inflation, exchange rate and interest rate on the operating result and financial result of the Company, refer to items “4.1”, “5.1” and “5.2” of this Reference Form.

10.3. Comments of the officer on the relevant effects that the following events have caused, or are expected to cause on the financial statements and on the Company´s results:

The information presented below was assessed and commented by the Company´s officers:

a) introduction or disposal of operational segment

Officers clarify that there was not introduction or disposal of operational segment in the fiscal years ended on December 31, 2018, 2017, and 2016.

b) formation, acquisition, or disposal of equity stake

Directors clarify that the Company´s financial statements suffered impacts resulted from the acquisitions and disposals of equity stakes, being the most relevant those described below. For additional information regarding these transactions, see item 15.7 of the Reference Form.

ARM Engenharia/Rede Conecta

In October of 2012, the Company and some of its subsidiaries entered into a service provision agreement with ARM Tecnologia e Serviços de Engenharia S.A. (“ARM Engenharia”) for the installation, operation, and corrective and preventive maintenance related to the external plant and associated equipment of Oi and its subsidiaries, public telephones, and fiber optic networks, and data communication (including broadband access services) in the States of Maranhão, Piauí, Ceará, Rio Grande do Norte, Paraíba, Pernambuco, Alagoas, Sergipe, Bahia, Amazonas, Roraima, Pará, Amapá, Rio Grande do Sul, Paraná, Santa Catarina and, in January of 2012, in the State of São Paulo.

In April and May of 2016, Serede - Serviços de Rede S.A (“Serede”), Company´s indirect wholly-owned subsidiary, acquired the business establishments of ARM Engenharia in the States of Rio Grande do Sul, Santa Catarina and Paraná, and started to administrate and conduct such operations. Also, in May of 2016, Serede executed an agreement with ARM Engenharia´s shareholders to enable the acquisition of all of its shares of the said company. The operation was concluded on June 27, 2016, after fulfillment of the conditions precedents provided in the said agreement, common in operations of the this nature, including the conclusion of legal and financial audit at ARM Engenharia, and the approval by the Administrative Council for Economic Defense - CADE. On the same date, the name of ARM Engenharia was changed to Rede Conecta – Serviços de Rede S.A. (“Rede Conecta”).

On November 1, 2018, there was the merger of Rede Conecta by Serede, both indirect subsidiaries of the Company. The merger constitutes one of the stages of the corporate and property restructuring process of Oi Group, which purpose is the optimization of the operations. Besides, the unification of the operations of such subsidiaries, upon consolidation of the activities carried out, shall provide benefits of administrative, economic, and fiscal order with cost reduction and generation of gains of synergy for greater efficiency in the provision of services.

Assets and liabilities acquired

The acquisition of assets and liabilities of ARM and Telemont – RJ, as well as the control of Rede Conecta, were registered using the acquisition method, pursuant to CPC 15 and IFRS 3, considering the assets and liabilities acquired by their fair value   identifiable until the balance sheet date presented below. The Company shall evaluate necessary adjustments on the provisory value of the assets and liabilities identifiable, related to the acquisition of ARM and Rede Conecta, during the period of measurement, to be ended until June 2017. The measurement of the identifiable assets and liabilities of Telemont – RJ was concluded in 2016.  I

PT Portugal

Disposal of the Shares of PT Portugal to Altice

On December 9, 2014, the Company entered into an agreement to sell to Altice Portugal S.A.(”Altice PT”), wholly subsidiary of Altice S.A. (“Altice”), all shares of PT Portugal, significantly involving the operations carried out by PT Portugal in Portugal and in Hungary.

On January 22, 2015, Pharol´s shareholders approved the transaction, pursuant to the terms and conditions of the share purchase agreement. Thus, the suspensive condition provided in said agreement for its effectiveness was implemented.

On June 2, 2015, the disposal of the shares was made, after the compliance with all contractual precedent conditions. For the acquisition of PT Portugal, Altice disbursed the total amount of 5,789 million Euros, of which 4,920 million Euros were received, in cash, by Oi and by PTIF, and 869 million Euros were used to immediately settle PT Portugal´s debts in Euros. The price paid by Altice is subject to a mechanism of adjustment established in contract, and there is also a provision of an earn-out in the amount of 500 million Euros related to the further generation of PT Portugal´s income. The recognition of the latter amount shall depend on the attainment of the indicators provided in the agreement. Additionally, Oi offered to the purchaser a set of usual representations and warranties in this type of agreements.

Pursuant to the terms of the agreements executed between Company and Pharol, in view of joining shareholding bases, certain assets, liabilities, and responsibilities of Pharol were transferred to the Company, which assumed the obligation of indemnity or payment of eventual incurred contingencies. Until December 31, 2018, the Company paid to third-parties contingencies incurred by Pharol in the amount of €5.5 million and, on December 31, 2018, it maintained judicial deposits and deposit of pledge for the benefit of third-parties in the amount of €21.6 million, in addition to constitute as guarantor of specific Pharol´s bank guarantees, due to judicial proceedings, in the amount of €187.4 million.

Approval of preparatory measures to the sale of Africatel

On a meeting the Company´s Board of Directors, held on September 16, 2014, Oi´s administration was authorized to take the measures required for the disposal of Company´s equity stake in Africatel, at that time representing 75% of Africatel´s capital stock, and/or its assets. Oi would lead the sales process, notwithstanding to believe it is in the best interest of both shareholders of Africatel, for maximization of the amount of its investments, that such sale was carried out in a form coordinated with Samba Luxco S.a.r.l (“Samba Luxco”), an affiliate of Helios Investors L.P., which at that time held the remaining 25% of Africatel´s capital stock. Oi was committed to work with its local partners and each of the operational companies, in which Africatel invested, in order to ensure a coordinated transition of its interests in such companies.

Notwithstanding the provisions above, the indirect subsidiary Africatel GmbH & Co. KG (“Africatel GmbH”), indirect holder of Oi´s investment in Africatel´s capital, received on September 16, 2014, a correspondence from Samba Luxco, by which it exercised an allegedly right of sale of the stocks it held in Africatel (“Put”), according to Shareholders´ Agreement of said company. Pursuant to the terms of the correspondence, Put would result from the indirect transfer of Africatel´s stocks, previously indirectly held by Pharol, for the Company when paying up the capital increase concluded in May of 2014. In this correspondence, Samba Luxco claimed to be exercising said right and, consequently, required that Africatel GmbH acquired its shares from Africatel.

The Company considers that there was no act or fact that, pursuant to the terms of Africatel Shareholders´Agreement could trigger the Put exercise. Therefore, regardless of the value that the Company always deposited in the maintenance of a relationship of mutual respect with Samba Luxco, Africatel GmbH decided to dispute such exercise of Put by Samba Luxco, pursuant to the terms of Africatel Shareholders´Agreement, which was duly informed in Africatel GmbH’s response to the letter of Samba Luxco, on September 26, 2014.

Thus, on November 12, 2014, the International Court of Arbitration notified Africatel GmbH that Samba Luxco had filed an arbitration proceeding against Africatel GmbH to exercise the alleged right of sale or, alternatively, specific rights and demands. Africatel GmbH presented its response to Samba Luxco´s request for arbitration on December 15, 2014. The arbitration court was established on March 12, 2015 and Africatel GmbH presented its defense on October 9, 2015.

At the same time it intended to defend, decisively, Africatel GmbH in such proceeding, Oi also focused its efforts on the sale of Africatel and/or of its assets, as it believed that, in case such goal was reached successfully, the arbitration would be dismissed.

On June 16, 2016, PT Participações, Africatel GmbH and Africatel, all subsidiaries of the Company, entered into a series of contractual instruments with Samba Luxco, with the main goal of resolving and terminating the arbitration proceeding.

Amongst the executed instruments are included the amendments to Africatel´s Shareholders´Agreement and  a Settlement and Share Exchange Agreement – “SSEA”, by which Samba Luxco should, in the implementation of the agreement: (i) terminate the arbitration proceeding in course and grant discharge to Oi´s subsidiaries in relation to all past and current demands related to alleged breaches of Africatel Shareholders´Agreement claimed in the arbitration, (ii) waive specific rights of approval it had, according to Africatel Shareholders´Agreement, and (iii) transfer to Africatel 11,000 shares representing Africatel´s capital stock, each with par value of €1.00, reducing Samba Luxco´s interest in Africatel from 25% to 14%. On the other hand, Africatel should transfer to Samba Luxco its participation of approximately 34% in the capital stock of the Namibian operator of telecommunications, Mobile Telecommunications Limited (“MTC”).

On January 31, 2017, in view of obtaining the required regulatory and antitrust approvals and the fulfillment of other contractual conditions the transactions was implemented as provided in the contractual instruments entered into on June 16, 2016. Hence, Samba Luxco reduced its equity stake in Africatel to 14,000 stocks and the latter transferred to Samba Luxco the entirety of its participation in MTC.

Samba Luxco also discharged Africatel GmbH, Africatel, Pharol and their affiliates and successors from all claims presented in the arbitration, in an irrevocable and irreversible form. The parties required to the already formed arbitration tribunal, according to the rules of the International Chamber of Commerce, to issue an Order by Consent with the purpose of registering the contractual terms set forth in the SSEA, so that the arbitration was dismissed and Oi´s subsidiaries were released in relation to all past and current demands of Samba Luxco related to alleged breaches of Africatel Shareholders´Agreement, claimed in the arbitration.

Subsequently, on March 29, 2017, Africatel GmbH and Samba Luxco approved, by Shareholders´Resolution, the cancellation of the 11,000 issuing shares of Africatel that Samba Luxco had transferred to the latter and that were maintained in treasury. They also approved the additional cancellation of 1,791 issuing stocks of Africatel, held by Samba Luxco, so that the interests of Africatel GmbH and of Samba Luxco in Africatel became 86% and 14%, respectively.

The effects of the transaction between partners of assignment/transfer of Africatel´s interest of 34% in the controlled company MTC – Mobile Telecommunications Limited, in contrast to the reduction of the interest of non-controller shareholder Samba Luxco in Africatel, which was in the amount of R$ 145,787 in the net asset attributed to the interest of the controllers and of R$ 228,343 in the interest of non-controllers.

Regarding the indirect interest of Africatel na Unitel S.A. (“Unitel”), through its subsidiary PT Ventures SGPS, S.A. (“PT Ventures”), emphasizes that, on October 13, 2015, PT Ventures filed an arbitration proceeding in face of the other shareholders of Unitel, due to the breach, by these, of several rules of Unitel´s Shareholders´Agreement and of the Angolan legislation. On October 14, 2016, PT Ventures presented its complaints followed by a report of a financial expert. The amount demanded by PT Ventures in this arbitration proceeding is of US$ 3,036,494,891, increased of interests until the date of the effective payment by the Respondents, said shareholders, totaling US$ 3,400,847,957, on October 14, 2016, according to report of the financial expert. Between February 1 and 16, 2018, a hearing of the arbitration proceeding was held, in which each party presented its arguments, and the factual witnesses and experts of each side were heard. A hearing was held on May 9, 2018 and the parties presented their allegations after the hearing and the responses to the allegations of the other parties, on July 13 and October 1, 2018, respectively.

Besides, on October 20, 2015, PT Ventures filed a declaratory motion in face of Unitel before an Angolan Court, for the recognition of the right of PT Ventures to receive the outstanding amounts of the dividends declared in 2010, as well as of the dividends related to the fiscal years of 2011, 2012, and 2013.

The other shareholders of Unitel affirmed to PT Ventures that that the sale by Pharol, of a minority equity stake in Africatel to Samba Luxco in 2007, as well as the indirect transfer of Unitel´s shares, previously held indirectly by Pharol, for the Company, when paying-up the capital stock increase concluded in May of 2014, constituted a breach of Unitel´s shareholders’ Agreement. PT Ventures challenges such interpretation of the provisions related to Unitel´s shareholders´Agreement, and understands that such provisions are applied only to the transfer of Unitel´s stocks by PT Ventures itself. -

On February 27, 2019, the Company became aware of the final decision rendered by the Arbitration Tribunal within the scope of the arbitration filed in face of the other shareholders of Unitel. The Arbitration Tribunal understood that the other shareholders of Unitel breached several provisions of Unitel´s Shareholders Agreement, which resulted in a significant reduction of the value of PT Ventures´interest in Unitel. It also understood that the other shareholders of Unitel ceased to ensure, after November of 2012, that PT Ventures received the same amount of dividends in foreign currency that the other foreign shareholder of Unitel.

By virtue thereof, the Court determined that the other shareholders pay to PT Ventures, jointly and severally, the amount of US$ 339.4 million plus interests (as of February 20, 2019, considered the American Dollar LIBOR Rate 12 months plus 2 percentage points), corresponding to the loss of the value of the Interest of PT Ventures, in addition to US$ 314.8 million added of interests (simple interests of 7% as of the different dates in which they should have been received), regarding the non-received dividends, also added to the net reimbursement of the arbitration proceeding costs, approximately of US$ 12 million.  The Court rejected the counterclaims from the other shareholders of Unitel, in its entirety.

The decision results in a reaffirmation of PT Ventures´rights as shareholder holding 25% of Unitel´s capital, pursuant to the terms of the Shareholders´Agreement. PT Ventures withholds all its rights provided in the Shareholders´Agreement, including appointing the majority of the members of the Board of Directors of Unitel, and the right to receive past and future dividends of Unitel.

c) non-usual events or operations

Not applicable, in view of non-usual relevant events or operations did not occur in the fiscal years ended on December 31, 2018, 2017, and 2016 that could cause impact, or may cause relevant impacts on the financial statements.

10.4. Officers’ Comments on:

a.    Significant changes on the accounting practices

The Company's officers report that IFRS 9 / CPC 48 - Financial Instruments and IFRS 15 / CPC 47 - Contract with Customer Revenue were the new standards that impacted the financial position. The officers also report that there were no changes in the Company's accounting practices for the fiscal years ended on December 31, 2017 and 2016.

The Company adopted all standards, standards revisions and interpretations issued by the Accounting Pronouncements Committee (CPC), IASB and regulators entities in force as of December 31, 2018.

b.   Significant effects of the changes on the accounting practices

Significant effects related to the changes on the accounting practices

IFRS 9/ CPC 48 - Financial Instruments:

The officers hereby clarify that the new standard fixes: (i) new classification criteria of financial assets, that shall be classified into amortized cost, fair value through other comprehensive income and fair value through result, (ii) a new credit expected loss model for the impairment of financial assets, (iii) and further relaxation of the requirements for implementation of "hedge" accounting, more aligned with risk management policies.

The Company assessed that there is no material change in the classification / measurement of financial assets that impact the net equity.

Regarding the new model of expected credit loss for impairment to recoverable amount of financial assets, the Company and its subsidiaries recognized, on January 1, 2018, an increase to the amount of loss provision from customers’ credits resulting from accrual losses, in the net tax amount of BRL 373 million.

On January 1, 2018 and December 31, 2018, the Company does not have "hedge" relation to verify the application of the rule, but it will apply the new terms when contracting new "hedge” instruments.

Revenue from Customers Agreements "IFRS 15" - CPC 47

The officers report that the new standard sets a five-step model for accounting revenue from customers’ agreement. In accordance with IFRS 15, revenue is recognized at an amount that reflects the compensation that an entity expects to be entitled to in exchange for the transfer of goods or services to a customer.

The management identified the following impacts of the implementation of the new standard on January 1, 2018:

Revenue from License / service installation fee

The license / installation fee charged to customers at the time of the signing of the agreement is non-refundable and refers to the activity the Company is required to undertake upon the execution of the agreement, or close to it, to fulfill its terms, this activity does not result in transfer of goods or services promised to the customer. The fee is an advance payment for future goods or services and therefore should be recognized as revenue when the goods or services are delivered. To comply with IFRS 15, considering that such fees are not considered a separate performance obligation, the revenue shall be accounted together with the revenue from the rendering of the service, also, the revenue shall be deferred and recognized in income over the term of the agreement.

The Company and its subsidiaries recognized on January 1, 2018, a contractual liability in counter entry to accrued losses, which resulted in deferral the revenue from license / installation fee according to the agreement term (12-month) in net taxes of BRL 138 million.

Accounting of costs incurred in performance of the agreement

The Company shall account as asset the incremental costs for obtaining customer’s agreement that is expected to be recovered and should account loss on impairment in income to the extent that the asset's carrying amount recognized exceeds the remaining amount of the consideration that the Company expects to receive in exchange for goods and services to which the asset relates. The Company shall account as asset certain costs that are accounted directly as income and account them as income on a systematic basis that is consistent with the transfer of goods and services to customer to which the asset relates.

The Company and its subsidiaries accounted, on January 1, 2018, a contractual asset in counter entry to accrued losses, the net taxes of BRL 793 million that generated the deferral of costs incurred in the performance of agreements recognized in income based on transfer term to customer of goods and services ("churn ").

Sale of mobile devices with discount

The company offers mobile phones with discount to customers that are in a specific services package or certain mobility agreements. As the mobile phone is not essential condition for rendering the service and no customization by the Company is required to provide the service by a particular device, the Company considers such sale as a separate performance obligation. According to IFRS 15, the discount shall be allocated between the performance obligations on the sale of plans and mobility agreements and handset revenues should increase the recognition of handset sales revenues at the time of transfer of control of goods to the customer, while service revenues should be reduced over the transfer of the promised service. Total revenue during the rendering of services agreement will not be changed and will not result either in change of the billing process to customers, or the Company's cash flow.

The Company has not identified any significant financial impact on sales of mobile phones with discounts as the discount amount is not material in the Company's group of revenues.

Material effects related to restatements of financial statements

 The officers report that, due to the Court Supervised Reorganization Procedure and the corresponding Plan, the Company’s management has identified deficiencies in some controls for operating and financial processes and the opportunity to obtain better information from the entities involved in the process.

In compliance with the requirement of appropriate information to the completion of the impairment assessment test of non-financial assets and the effects of the deficiencies identified by Management in the preparation of the Reorganization Plan, the Company is restating, in these financial statements for the year ended on December 31, 2017, the comparative balances of individual and consolidated financial statements for the years closed on December 31, 2016 and January 01, 2016 (corresponding to the balances of the year closed on December 31, 2015), formerly approved, audited and issued on March 22, 2017 and March 23, 2016, respectively, in line with the requirements under CPC 23 (IAS 8) - Accounting Policies, changes in Accounting Estimates and Errors Remedy to reflect the following adjustments :

(a) Impairment of assets defined as useful life and long-term assets (R1 CPC 01 / IAS 36).

With the approval and ratification of PRJ, the Company understood that the conditions necessary to support the assumptions to assess the impairment evaluation of the useful life of assets defined for the years closed on December 31, 2016 and January 1, 2016 under the CPC 01 R1 (IAS 36) - Impairment of assets were duly met.

Regarding the balance of non-financial assets on January 1, 2016, it is worth noting that the Company made a restatement of the corresponding balances in the financial statements for the year closed on December 31, 2016, to correct an error from the non-recognition of the added value in the reverse merger of TmarPart parent company.

However, 2016 financial statements did not recognize impairment loss of non-financial assets.

Aiming to remedy the error, the Company recognized an estimated loss for non-financial assets devaluation (" impairment" ) On January 1, 2016 and December 31, 2016, of BRL 7,591 million (BRL 7,352 million in the controlling company) and BRL 6,858 million (BRL 6,619 million in the controlling company), respectively. The potential tax effect of BRL 2,497 million (BRL 2,497 million in the controlling company) and BRL 2,248 million (BRL 2,248 million in the controlling company) was not recognized due to the adjustment (b) below. 2016 Net income was increased by BRL 484 million as a result of the partial reversal of the estimated loss of recoverable of non-financial assets, the depreciation adjustment for the year of correction and the referring tax effect.

(b) Recognition of deferred taxes (CPC 32 / IAS 12 and ICVM 371/2002).

As a result of the losses of non-current assets on January 1, 2016 and December 31, 2016 (adjustment (a)) and the forecast of expected taxable income at the time estimated based on existing events and conditions on each date basis, the Company on January 1, 2016 and December 31, 2016 accounted a reduction in the value of deferred tax previously recognized in the balance sheet in BRL 7,314 million (BRL 5,634 million in the parent company) and BRL 6,306 million (BRL5,098 million in the controlling company), respectively. Net income for 2016 was increased by BRL 1,008 million for the review of the expected realization of deferred taxes. This increase in net profit was caused by the adjustment of the recognition of loss due 2015 previously recognized in 2016.

(c)  Write off of deposits in court and increase in provisions for contingencies

After the Request for Court Supervised Reorganization, the Company identified the need and was able to act in scrutiny and reconciliation of account balances and court deposit amounts and provision for contingencies. Such a review was possible due to a more effective billing of statements from creditors bank of RJ [Reorganization], which are holders of deposits in court, as well as the scanning of process files, the possible use of digital tool to access the Court’s websites, suspension of legal credit that restricted new deposits and freezing and reducing the number of filings of new legal proceedings.

In this context, the Company created internal interdisciplinary groups and hired independent external consultants to assist with the review of controls and processes, including reconciliations on court deposit balances. This work and the closing of proceedings and the subsequent court order for withdrawing resulted in the need to write off court deposit balances withdrawn in previous years by the plaintiff without the Company's knowledge to date or the correspondence to the completion of any adjustment was not possible since not all elements were available.

Moreover, due to the change of the statistical assumptions based on history of the closing of the proceeding, it was necessary to increase the provision for civil and labor contingencies existing at the time.

In order to remedy the error, on January 1, 2016, the Company accounted a write off of not existing court deposits and the increase in the provision for contingencies by BRL 4,166 million (BRL 3,198 million in the parent company) and BRL 622 million (BRL 659 million in the parent company), respectively, and, on December 31, 2016 the Company recognized a write off of nonexistent court deposits and the increase in the provision for contingencies of BRL 5,558 million (BRL 4,099 million in the parent company) and BRL 738 million (BRL 809 million in the parent company), respectively. 2016 net income was reduced by BRL 1,507 million on the recognition of additional loss on the balance of escrow deposits, increased provision for contingencies and adjustment of monetary update on the balances of deposits and provisions for contingencies.

(d)  Realization of balances between Group companies.

The Company performed additional procedures for support and conciliation of balances between group companies and established the need to account liabilities and write off receivables in the financial statements.

In order to remedy the error, the Company accounted, on January 1, 2016, the write off of receivable accounts and other assets of BRL 179 million (BRL 2 million in the parent company), BRL 2 million (BRL 2 million in parent company) and increase in suppliers by BRL 218 million (BRL 31 million on the parent company).

(e)  Incurring of tax credits

The Company noticed that, in the corresponding dates, the balance of recoverable direct and indirect taxes included amounts that expired or without sufficient documentation to support claim to the competent authorities.

In order to remedy the error, on January 1, 2016, the Company accounted a write off of non-recoverable tax balances accounted in tax and other assets headings of BRL 198 million (no effect in the controlling company) and BRL 52 million (BRL 9 million in the controlling parent company), respectively, and on December 31, 2016 accounted a write off of non-recoverable taxes in taxes and other assets headings on BRL 244 million (BRL 30 million in the controlling company) and BRL 52 million (BRL 9 million in the controlling company), respectively. 2016 Net income was reduced by the recognition of additional loss on incurring of tax credits of around BRL 46 million.

(f)   Inappropriate revenue forecast for services rendered and not billed

The Company forecasts revenue from unbilled services to customers, using for this purpose information on the services progress. It was found that the revenue forecast of January 1, 2016 did not reflect the most updated information on revenue for services rendered and unbilled at the time.

In order to remedy the error, the Company accounted, on January 1, 2016, the partial write-off of the provision for unbilled revenue of BRL 191 million (BRL 31 million in the parent company).

(g)  Reconciliation of receivable accounting balances

The Company has reconciled, to December 31, 2016, the information on the services rendered, the invoices issued and accounting records of the subsidiary Brasil Telecom Multimidia S.A. and identified the need to write off receivable accounting balances due to its non-realization at the time.

For the remedy of error, the Company recognized on December 31, 2016 the write off of receivable accounting balances of BRL 86 million (with no direct effect on the parent company), with the same effect on 2016 net income.

(h1) Acquisition Conecta Network - reallocation of purchase price

In compliance with the requirements of CPC 15 (IFRS 3) - Business Combinations, the Company made retrospective adjustments to the provisional amounts of assets and liabilities of Conecta Network, entity acquired by the Company, which were accounted at fair value to reflect new information about facts and circumstances relating to contingencies and court deposits existing at the acquisition date.

The Company recognized, as of that date, the effects of changing the retrospective adjustments of the allocation of the purchase price, including the write off of court deposits already made by the plaintiffs (see adjustment c)) in the amount of BRL 177 million, the write off of other assets of BRL 15 million and the increase of the provision for contingencies of  BRL 203 million, thus completed the allocation process of the purchase price. The record of remeasurement of the adjustments to market value of assets and liabilities increased the premium initially accounted.

The allocation of the provisional purchase price of Conecta Network recorded on December 31, 2016 and the allocation of the final purchase price, adjusted retroactively as follows:

	Provisional Allocation 2016	Remeasurement	Final Allocation

Current assets	234,961	(14,991)	219,970
Non-current assets	218,858	(177,016)	41,842
Total Assets	453,819	(192,007)	261,812
Current Liabilities	665,907	203,266	869,173
Non-current liabilities	303,998		303,998
Net worth	(516,086)	(395,273)	(911,359)
Total liabilities	453,819	(192,007)	(607,361)
Acquisition Amount	-	-	-
Net worth	(516,086)	(395,273)	(911,359)
Premium	516,086	395,273	911,359

(h2) realization of premium of Conecta Network and Telemont

In order to remedy the error on December 31, 2016 the Company, consistently with the issue mentioned in the adjustment a), recognized an impairment loss of calculated premium in accordance with CPC 15 (IFRS 3), in the allocation of the purchase price of Conecta Network and Telemont in the amount of BRL 937 million.

(i)   Equity pick up on adjustments

Refers to equity reflex on the adjustments originated in subsidiaries, arising from the above-described issues. On January 1, 2016 and December 31, 2016, the investments account was reduced by BRL 3,615 million and BRL 4,638 million, respectively, and 2016 net income was reduced by BRL 1,022 million.

The effects of these adjustments are shown in the tables below:

	Parent Company			Consolidated
	Balance originally reported on 01/01/2016	Adjustment	Resubmitted balances on 01/01/2016	Balance originally reported on 01/01/2016	Adjustment	Resubmitted balances on 01/01/2016
Current assets	12,472,401	92,202	12,564,603	38,067,009	(421,630)	37,645,379
Accounts receivable (d) (f)	2,428,751	(33,456)	2,395,295	8,379,719	(369,913)	8,009,806
Current Taxes Recoverable (b)	370,076	125,658	495,734	915,573	147,279	1,062,852
Other taxes (e)	210,603		210,603	922,986	(198,996)	723,990
Other assets	9,462,971		9,462,971	27,848,731		27,848,731
Non-current assets	53,073,187	(17,438,819)	35,634,368	64,940,591	(16,775,636)	48,164,955
Deferred taxes (a) (b)	3,374,321	(3,261,968)	112,353	5,795,806	(4,963,953)	831,853
Escrow Deposits and judicial freezing (c)	8,426,835	(3,197,870)	5,228,965	13,119,130	(4,165,985)	8,953,145
Investments (i)	17,144,175	(3,615,634)	13,528,541	154,890		154,890
Fixed assets (a)	6,011,010	(512,921)	5,498,089	26,010,112	(512,921)	25,497,191
Intangible (a)	8,799,994	(6,839,118)	1,960,876	11,868,840	(7,078,300)	4,790,540
Other assets (d) and (e)	9,316,852	(11,308)	9,305,544	7,991,813	(54,477)	7,937,336
Total Assets	65,545,588	(17,346,617)	48,198,971	103,007,600	(17,197,266)	85,810,334
Current Liabilities	13,422,188	350,325	13,772,513	25,574,071	536,517	26,110,588
Suppliers (d)	1,388,520	31,398	1,419,918	5,004,833	217,590	5,222,423
Provisions (c)	622,213	318,927	941,140	1,020,994	318,927	1,339,921
Other liabilities	11,411,455		11,411,455	19,548,244		19,548,244
Non-current liabilities	32,914,942	340,085	33,255,027	57,034,524	303,244	57,337,768
Provisions (c)	1,808,332	340,085	2,148,417	3,413,972	303,244	3,717,216
Other liabilities	31,106,610		31,106,610	53,620,552		53,620,552
Net worth	19,208,458	(18,037,027)	1,171,431	20,399,005	(18,037,027)	2,361,978
Losses of the year	(9,905,911)		(9,905,911)	(9,905,911)		(9,905,911)
Accrued loss		(18,037,027)	(18,037,027)		(18,037,027)	(18,037,027)
Others	29,114,369		29,114,369	30,304,916		30,304,916
Total liabilities	65,545,588	(17,346,617)	48,198,971	103,007,600	(17,197,266)	85,810,334

	Parent Company				Consolidated
	Balance originally reported on 12/31/2016	Adjustments retroactive to 2015	2016 adjustments	Resubmitted balances on 12/31/2016	Balance originally reported on 12/31/2016	Adjustments retroactive to 2015	2016 adjustments	Resubmitted balances on 12/31/2016

Current assets	13,620,469	92,202	10,745	13,723,416	26,706,577	(421,630)	(73,219)	26,211,728
Accounts receivable (d) (f) (g)	1,897,907	(33,456)		1,864,451	8,347,459	(369,913)	(86,468)	7,891,078
Current Taxes Recoverable (b)	557,000	125,658	41,131	723,789	1,320,904	147,279	73,988	1,542,171
Other taxes (e)	330,772		(30,386)	300,386	1,222,989	(198,996)	(45,746)	978,247
Other assets (h1)	10,834,790			10,834,790	15,815,225		(14,993)	15,800,232
Non-current assets	43,177,370	(17,438,819)	(7,770)	25,730,781	55,464,621	(16,775,636)	1,071,428	39,760,413
Deferred taxes (b)	2,079,665	(3,261,968)	1,182,303		2,515,254	(4,963,953)	2,448,699
Escrow Deposits and judicial freezing (c) (h1)	8,793,216	(3,197,870)	(900,789)	4,694,557	14,122,527	(4,165,985)	(1,568,568)	8,387,974
Investments (i)	14,974,531	(3,615,634)	(1,022,709)	10,336,188	135,652			135,652
Fixed assets (a)	5,973,829	(512,921)	150,059	5,610,967	26,268,167	(512,921)	150,059	25,905,305
Intangible (a) (h1) (h2)	7,868,872	(6,839,118)	583,366	1,613,120	11,173,293	(7,078,300)	41,238	4,136,231
Other assets (e)	3,487,257	(11,308)		3,475,949	1,249,728	(54,477)		1,195,251
Total Assets	56,797,839	(17,346,617)	2,975	39,454,197	82,171,198	(17,197,266)	998,209	65,972,141
Current Liabilities	21,066,991	350,325		21,417,316	60,749,243	536,517		61,285,760
Suppliers (d)	2,032,791	31,398		2,064,189	6,360,629	217,590		6,578,219
Provisions (b) (c)	475,872	318,927		794,799	763,386	318,927		1,082,313
Other liabilities	18,558,328			18,558,328	53,625,228			53,625,228
Non-current liabilities	24,066,239	340,085	1,087,437	25,493,761	8,966,349	303,244	2,082,671	11,352,264
Deferred Taxes payable (b) (e)			937,369	937,369			1,763,696	1,763,696
Provisions (c) (h1)	1,926,960	340,085	150,068	2,417,113	4,103,443	303,244	318,975	4,725,662
Other liabilities	22,139,279			22,139,279	4,862,906			4,862,906
Net worth	11,664,609	(18,037,027)	(1,084,462)	(7,456,880)	12,455,606	(18,037,027)	(1,084,462)	(6,665,883)
Accrued losses	(9,905,911)	(18,037,027)		(27,942,938)	(9,905,911)	(18,037,027)		(27,942,938)
Losses of the year	(6,943,506)		(1,084,462)	(8,027,968)	(6,943,506)		(1,084,462)	(8,027,968)
Others	28,514,026			28,514,026	29,305,023			29,305,023
Total liabilities	56,797,839	(17,346,617)	2,975	39,454,197	82,171,198	(17,197,266)	998,209	65,972,141

Reconciliation of Net Equity on January 1, 2016:

	Parent Company	Consolidated

Net worth originally submitted on January 1, 2016 [1]	19,208,458	20,399,005
(a) Impairment of defined useful life and long-term assets	(4,854,843)	(5,094,025)
(B) Recognition of deferred taxes	(5,633,506)	(7,313,871)
(c) Write off of escrow deposits and increase in provisions for contingencies	(3,856,882)	(4,788,156)
(d) Realization of balances between Group companies.	(35,698)	(398,738)
(e) Realization of tax credits	(9,286)	(251,450)
(f) Inappropriate estimate of revenue for services rendered and not billed	(31,178)	(190,787)
(i) Equity on adjustments	(3,615,634)
Net worth originally resubmitted on January 1, 2016	1,171,431	2,361,978

 1 The adjustments in net worth were recorded in accrued losses

c.    Exceptions and emphasis in the public accountant report.

Financial statements for the fiscal year closed on December 31, 2018

The Company’s Officers clarify that the following material matters were included in the audit report referring to the financial statements of the fiscal year closed on December 31, 2018:

Material uncertainty referring to the operational continuation

It is important to note that the Explanatory Note No. 1 to the individual and consolidated Financial Statements, in the section on continuation of the operations, which states that the financial statements, both individual and consolidated, were prepared under the assumption of the regular continuation of the activities, that depend on the success of the implementation of the Court Supervised Reorganization Proceeding (PRJ) and the fulfilment of the requirements provided for in Law No. 11.101/2005. Such events or conditions point to possible material uncertainty that may give rise to questions regarding the capacity of operational continuation of the Company. Although, there is no modification in our opinion.

Other matters – Value added statements

Both individual and consolidated value added statements (DVA) referring to the fiscal year closed on December 31, 2018, prepared by the Company’s management and under its responsibility and made available as supplementary information for the purpose of IFRS, were submitted to audit carried out jointly with the audit of the Company’s financial statements. In order to form our opinion, we assessed if these statements were reconciled with the financial statements and the accounting records, as applicable, as well as if its form and content are adherent with the criteria set forth in CPC 09 – Value Added Statements. In our opinion, these value added statements were properly prepared, in every material aspects, in accordance with the criteria set forth in the abovementioned Technical Pronouncement and are consistent with regards to the individual and consolidated financial statements, jointly.

Financial statements regarding the year closed December 31, 2017

The Company's directors clarify that the following relevant issues were included in the public accountants' report on financial statements for the year closed December 31, 2017:

Material uncertainty referring to the operational continuation

We draw attention to Note 1 to the individual and consolidated financial statements, which indicates that the Company has generated recurring losses and incurred in losses before income tax and social contribution of BRL 5,135,689 thousand and BRL 5,557, 540 thousand, controlling company and consolidated, respectively, during the year closed on December 31, 2017, resulting in negative net equity of BRL 13,805,980 thousand and BRL 13,512,523 thousand, referring to controlling company and consolidated, respectively, and, on that date, the Company's current liability exceeded the total current assets by BRL 10,787,262 thousand and BRL 44,143,859 thousand, referring to controlling company and consolidated, respectively. According to Note 1 in the section on continuation of operations, the financial statements were prepared under the assumption of the regular continuation of the activities, that, among others issues, depend on the fulfillment of the "Precedent Conditions" listed in exhibit 4.3.3.5 (c) of PRJ, related to: (i) conversion of "bondholders" credits qualified in a capital increase and New Notes to be issued by the Company which should take place on July 31, 2018; and (ii) capital increase with new funds of BRL 4,000,000 thousand that should take place by February 28, 2019. These events or conditions indicate the existence of material uncertainty which should raise significant doubt about the ability of the Company's operational continuity. Our opinion has no exception in respect to this issue.

Other Subjects –Value Added Statement

Individual and consolidated value added statements (DVA) for the financial year ending on 31 December 2017, prepared under the responsibility of the Company's management, and presented as additional information for IFRS purposes, were subject to an audit procedure performed in conjunction with the audit of the Company's financial statements. To opine, we evaluate if these statements reconcile with the financial statements and accounting records, as applicable, and if its form and content are in accordance with the criteria defined in the CPC Nº 09 - Added Value Statement. In our opinion, these added value statements have been properly prepared, in all material respects, in accordance with the criteria defined in the technical pronouncement and are consistent with regard to the individual and consolidated financial statements taken as a whole.

Financial statements regarding the year closed December 31, 2016

The Company's Directors clarify that the public accountants’ opinion issued to the financial statements for the 2016 fiscal year includes paragraph on the basis for abstaining to provide an opinion associated with the reorganization plan and impairment of assets, as mentioned below:

Abstaining to offer an opinion.

Basis for the abstention

Reorganization Plan and recoverable value of assets

As described in explanatory note No. 1 to the financial statements of June 29, 2016, Oi S.A. and certain direct and indirect subsidiaries filed in the court-supervised reorganization proceeding. On September 5, 2016 the Board of Directors approved the Reorganization Plan ("Plan") and the approval by the Creditors' General Meeting ("AGC") was pending as of the date of completion of our work. There are still some ongoing discussions and issues on relevant conditions of the Plan, so we were unable to determine at this moment the effects, if any, on the current Plan. Thus, from these issues, it was not possible to conclude that the use of the assumption of operational continuity, the basis for the preparation of the financial statements for the year closed on December 31, 2016 is appropriate, nor the effects on the balance of assets, liabilities and component elements of the income statements, comprehensive income, changes in equity and cash flows since the financial statements were not prepared taking into account this assumption. In this context of uncertainty, that can materially affect the Company's investment capacity in future operations, resulting in potential devaluation of assets, Management, to the date of completion of our work, has not completed the test of impairment of assets as required by the CPC 01 (R1) (IAS 36) - Impairment of assets. Consequently, it was not possible to determine whether there was any need to make adjustments to the balances of non-financial assets of the Company on December 31, 2016, as well as the component elements of the income statements, comprehensive income, changes in equity and the cash flows then closed.  In addition, our opinion on the financial statements for the year closed December 31, 2015, had modification on unrecognized loss on impairment ("impairment"). Our audit report of the financial statements for the current year also includes modification from the effect of this issue on the comparability of the figures for the current year and corresponding values.

Other issues - Added value statement:

The individual and consolidated statements of value added (DVA) for the year closed December 31, 2016, prepared under liability of Company’s management are reconciled with the financial statements and accounting records, as applicable, and its form and content is in accordance with the criteria defined in Technical Opinion CPC  09 - Value Added Statement. However, due to the relevance of the issues described in the section named "Basis for abstaining to offer an opinion," we were unable to obtain sufficient and appropriate evidence to support our opinion on these added value statements as well as whether they are consistent with respect to the individual and consolidated financial statements taken as a whole. Consequently, we express no opinion or any statement thereon.

10.5. Officers shall indicate and comment on policies Accounting Policies implemented by Company , specially, accounting estimates made by management on uncertain and relevant issues for the description of the financial position and results that require subjective or complex judgments, such as: provisions, contingencies, revenue recognition, tax credits, long-lasting assets, useful life of non-current assets, pension plans, conversion adjustments in foreign currency, environmental recovery costs, criteria for testing the recovery of assets and financial instruments)

The Company's Officers clarify that the Individual and Consolidated Financial Statements of Company have been prepared in accordance with IFRS - "International Financial Reporting Standards" issued by the IASB - "International Accounting Standards Board" and in accordance with the pronouncements, interpretations and guidelines issued by CPC - Accounting Pronouncements Committee and approved by the CVM, in force on December 31, 2018, which are the same followed on the Financial Statements of December 31, 2017 and December 31, 2016.

In preparing the Financial Statements, the Company's Management is supported by estimates and assumptions from historical experience and other factors, also including expectations of future events which are considered reasonable and relevant. The use of estimates and assumptions frequently requires judgments related to issues still uncertain regarding the results of operations and the value of assets and liabilities. Operating results and financial position should differ if the experiences and assumptions used in the measurement of the estimates differ from actual results. The Company's officers consider that the estimates that have significant risk of causing material adjustment to the accounting balances of assets and liabilities are listed below:

Recognition of assets and accounts receivable

The Company's revenue recognition policy is significant as a relevant component of operating income. The determination of the amount and timing of revenue recognition by the management, collection capacity and rights receivable from certain revenues for the use of the network are based on judgments regarding the kind of fees charged for services rendered, the price of certain products and capability to collect these revenues. If changes in conditions are able to alter Management perception of the attainment of the criteria for certain operations, the value of accounts receivable could be affected. In addition, the Company depends on measurement guidelines for certain revenue in accordance with the rules defined by ANATEL.

Estimated loss for doubtful account receivables

Estimated losses for doubtful accounts receivable are established to recognize probable losses in accounts receivable, taking into account the measures implemented to restrict the rendering of services to customers with overdue accounts and to collect customers in default.

There are agreements with certain customers to collect past-due accounts, also agreements allowing customers to settle their delinquent accounts in installments. The amounts that actually was not received for these accounts should differ from the value of the established provisions and additional provisions should be required.

 Depreciation and amortization of assets with defined useful lives

The assets with definite useful lives of the current and intangible assets are depreciated and amortized, respectively, using the straight-line method over the useful lives of the assets. Depreciation rates and amortization of the relevant assets are shown in the explanatory notes to Company’s financial statements.

The useful lives of certain assets should vary between segments of landline and mobiles.  The Company annually reviews the useful lives of these assets.

Reduction on the impairment of long-lasting assets

The recoverable amounts of long-lasting assets are determined based on the comparison between the calculations of value in use and the sale value. These calculations require the use of judgments and assumptions that should be influenced by different external and internal factors, such as economic trends, industry trends and interest rates, changes in business strategies and changes in the type of services and products that the Company provides to the market. The use of different assumptions should significantly change our Financial Statements.

For purposes of evaluating the recoverable amount of the Cash-Generating Unit - UGC, the Company has defined the value in use of the assets.

In measuring value in use, the Company used as base the cash flow forecasts according to the estimates of the latest budgets approved by Management which are in line with the cash flow filed in PRJ. Such statements cover 10 years, on the average useful life of assets, the term of cash flow of PRJ are consistent with previous years. In 2018, the discount rate used in the cash flows correspond to the average cost of weighted capital of 11.55% (2017 - 11.11%), which is reviewed annually by the Company.

According to the CPC 01 R1 (IAS 36), a devaluation loss should be allocated to reduce the book value of assets of a cash generating unit, first to reduce the accounting amount of any premium for future profitability and then, other assets of the unit in proportion to the accounting amount of each asset of the unit.

Fair value of financial liabilities

The assumptions on discount rates used to calculate the fair value of our financial liabilities are subject to significant fluctuations due to different external and internal factors, also economic trends and the Company's financial performance. The use of different assumptions to measure the fair value of financial liabilities should have a material effect on the estimated fair value of these financial liabilities and the amounts recorded as loans and financing in the balance sheet and the amounts recorded in income.

Provisions

The Company recognizes provisions for contingencies arising primarily from the administrative and judicial spheres, regarding labor, tax and civil areas.  Depending on the contingency, the Company's Management uses statistical evaluation methodology or individual assessment in the calculation of provisions for contingencies. In any of the methods, the Company uses a set of premises, information, internal and external risk assessment and statistical models which are deemed suitable, including the successful implementation of the PRJ, however it is possible that they change in future resulting in changes in future provisioning for losses.

 Fair value of financial assets available for sale

Financial assets available for sale related to the investment in Unitel and Cabo Verde Telecom are valued at fair value in accordance with the information on the external reports used in the PT's capital increase. These estimates are calculated and reviewed by the Company's management based on financial assumptions of the market (discount rate, interest rate, exchange rate), operational (estimates of the development of future cash flows of each business) and qualitative (outcome of legal proceedings filed against third parties).

Estimates prepared by Company’s management should not necessarily be an indicator of the amount of cash that the Company would receive or pay in settling these transactions as the estimates were made in an uncertain environment and any material changes to the assumptions used should have significant effect in the estimated values.

Deferred income tax and social contributions

The Company recognizes and liquidates income taxes based on the results of operations determined in accordance with Brazilian corporate law, considering the provisions of the tax laws, which are significantly different from the values calculated for the CPCs and IFRSs. According to CPC 32 (IAS 12), the Company recognizes deferred tax assets and liabilities based on differences between the accounting balances and the tax bases of assets and liabilities.

The Company regularly reviews the deferred tax assets for recoverable amount and recognizes for impairment if it is probable that these assets will not be realized, based on historical taxable profit, in the forecast of future taxable income and the estimated time of reversal of the temporary differences existing. These calculations require the use of estimates and assumptions. The use of different estimates and assumptions should result in provision for impairment of all or a significant portion of the deferred tax assets.

Benefits to employees

The actuarial evaluation is based on assumptions and estimates regarding interest rates, investment returns, levels of inflation for future periods, mortality rates and forecast of employment levels related to liabilities with retirement benefits.  The accuracy of these assumptions and estimates will determine the creation of sufficient reserves for costs on accrued pension and health plans and the amount to be supplied each year as costs for retirement benefits.

Such assumptions and estimates are subject to significant fluctuations due to various internal and external factors such as economic trends, social indicators, our ability to create new jobs and retain our employees. All assumptions are reviewed at each base date.   If these assumptions and estimates are not accurate, review should be required to the provisions for retirement benefits, which could significantly affect the Company's results.

10.6.  Officers shall indicate and comment Relevant items not evidenced in the Company’s financial statements

Not applicable, since there are no relevant items not evidenced in the Company’s financial statements.

a) the assets and liabilities held by the Company, either directly or indirectly, as off-balance sheet items, such as: i) operational mercantile leasing, assets and liabilities; ii) receivables portfolios written off upon which the entity maintains risks and responsibilities, indicating the respective liabilities; iii) future product and service purchase agreements; iv) non-completed construction agreements; and v) financing futures agreements

Not applicable, since there are no other assets and liabilities held by the Company not presented in the financial statements.

b) other items not evidenced in the financial statements

Not applicable, since there are no items not evidenced in the Company’s financial statements.

10.7.  In connection of each of the items not evidenced in the financial statements indicated in item “10.6”, Officers shall comments :

Not applicable, since there are no items not evidenced in the Company’s financial statements.

a)      how such items change or may change the revenues, the expenses, the operating results, the financial expenses or other items of the issuer's financial statements

Not applicable.

b)      nature and purpose of the transaction

Not applicable.

c)      nature and amount of the obligations assumed and rights generated in favor of the issuer as a result of the transaction

Not applicable.

10.8. Officers shall indicate and comment g the main elements of the Company´s business plan, specifically exploring the following topics:

(a) (i) quantitative and qualitative description of the ongoing investments and of the planned investments;

Company´s Officers present below the quantitative and qualitative description of the ongoing investments and of the planned investments:

Company´s Officers believe that investments are important to meet the forecasted demand, increasing the operational efficiency. In order for such effects to take place in an organized form enabling the sustainable growth of the Company by means of the fixed network service provision, which includes (i) voice and data services, having equipment installed at distributed localities, (ii) telephone switchboard, (iii) data communication equipment, and (iv) a capillary network of access lines that connects the customers to these service centers interconnected by long-distance transmission equipment. The most relevant projects by techniques are described below:

Data Network

Company´s Officers inform that the projects for data network include the following activities:

  Acquisition and expansion of data communication equipment, in order to support the annual increase of the IP traffic of the order of 35% in the fixed and 3G and 4G mobile services, as well as in corporate and residential;
  Implementations of customized solutions, product’s portfolio and accesses (last mile) for customers, including opticalization of accesses and/or characteristics related to the Service Level Agreement SLA.
  Increase of the capillarity of the 100Gbps connection, as to guarantee higher fluidity on the IP traffic, potentializing the access to providers of content and consequently guarantying better Internet surfing experience.

Voice Network

Company´s Officers inform that Oi´s switched network faces the challenge of developing, in order to provide new services of aggregated value to its customers and to enable the gradual replacement of its legacy plant, using mainly new technologies based on the NGN (Next Generation Networks) and IMS (IP Multimedia Systems) concept.

The Company has acted in specific cases as to promote the removal and replacement of legacy centers, at the same time that is investing in the expansion of NGN and IMS solution to meet the new customers‘ demands, replacement of the legacy and long-distance (national and international) traffic using VoIP.

As a direct result of such strategy, the Company advances in the implantation of the IP Multimedia Systems - IMS core, a platform of Internet Protocol (IP) services that enables the convergence of the voice, data, and video services, which represents the central part of our Triple Play offer. The IMS core shall not only provide control for VoIP resource, but also the integration of access control and authentication for all three services, in addition to enable the advance in the fixed-mobile convergence.

Transport Networks

The expansion of the transport networks aims to ensure the outflow capacity and high resilience required for the expansion plan of the services, traffic growth of voice and IP and better customers’ experience. The following projects are highlighted: (i) National and state backbone expansion; (ii) Satellite network optimization, (iii) Preparation for 100Gbps customers‘ traffic in all layers and implementation of metropolitan networks to endure 4,5 and 5G traffic; and (iv) Protection/route optimization projects.

The optical layer totally at 100Gbps is being expanded, in order to provide a most efficient use of the capacity.

We also keep expanding our optical coverage in dozens of municipalities, either for increase of availability and resilience, or for offer of services.

Network Management

Company´s Officers inform that the projects for Network Management are distributed regarding the following activities:

Development of planning activities and projects of Operation Support Systems (OSS) that meet the fixed, mobile and data networks, with the continuous purpose of improvement of the management and performance of the networks with time reduction of identification of failures and root cause, reducing the SLA of repair and undue activations;

Development of integration projects of new equipment, networks and systems to the current company´s OSS in all its layers (supervision and monitoring of failures and performance, supply, authentication, etc.);

Updating of the management platforms of the CGR (Network Management Center) to support new versions and higher number of elements of networks and users through the follow-up of the capacity, performance, versions, and stability of the existing OSS platforms, with reduction of infrastructure and simplification of the preventive and pro-active maintenance, in order to ensure the possibility of expansions, as well as high-availability of the services.

Access Network

Company´s Officers inform that the investments related to access network are distributed in order to:

  Ensure the compliance with the demands of new residential units under construction and with the increase of the demand in existing boroughs;
  Promote the technology evolution of the existing network, aiming at meeting the market requirements for the fixed broadband;
  Improvement projects and redundancy cables, including the construction of routes and redundancy cables of optical fiber for linear routes or for closing of rings;
  Preventive maintenance performance in service sections that present high level of defects, with replacements of network elements with compromised useful life, minimizing frauds and quality improvement;
  Expansion of the existing optical network (FTTH), aiming at the improvement of the operation indicators in regions where the metal mesh is heavily degraded.

In the access network, it is pointed out the implementation project of fiber to the customer´s house (FTTH) to support our Triple Play service offer, to improve the quality of the services and to reduce the maintenance costs of the external network currently made of copper. The elected optical technology - GPON is designed to support IPTV and video services, VoIP and high speed Internet of up to 200 Mbps. With this same objective, we are introducing new technology solutions for the distribution inside the buildings, such as G.Fast and VDSL micro-nodes, and for the distribution of video on fiber, such as SAToPON that uses the DTH signal of satellite, instead of the IPTV.

Mobile Network

. As a result of the fulfillment of the 4G LTE obligations with Anatel for 2017, the Company implemented new 4G Stations at 2600 MHz or 1800 MHz that serve new municipalities in the regions I, II and III, considering data service, in addition to new 3G sites that enabled voice calls in these municipalities.

Coverage Capacity investments

In 2017 the Company conducted a capacity expansion in 35% of its existing 3G sites to increase the speed of our 3G connection. In addition, to enhance the experience of our users of data services, we grant to our 2G users access to our 3G network by migrating the user's data plan from 2G to 3G and upgrading their devices to be compatible with 3G.

In 2018/2019 Oi's investments are focused on increasing the coverage of data on the basis of 1800 MHz refarming in regions in accordance with the priorities of seeking synergy in the market fixed-mobile networks, the Oi's strategy also considers modernization of equipment in order to be prepared for technological evolution with new 5G ready hardware.

The activities in 4G, 3G and 2G networks, are associated with the Oi's strategic plan, which considers the standardization and the equalization of the suppliers, seeking synergy/technological developments with integrated technologies (SINGLE RAN). Always following the expansion of 1800 MHz 4G coverage, according to the priorities of the market, the 2G and 3G equipment are modernizing, integrating 4G/3G/2G technologies in a unique hardware platform.

Among relevant projects, it’s worth mentioning the mobile network capacity increase with the advancement in the readjustment of your 1,800 MHz spectrum to offer 4.5G technology features. In 2018, Oi offered 4G coverage in 902 municipalities, and 4.5G in 25 of them. In 2019, there is a forecast to expand the 4.5G to 65 cities. This project, associated with the investments that Oi has been doing in its transmission network and optical fiber coverage in the country, will bring a continuous improvement in data usage experience.

Additionally, the company proceeds with the expansion of its 4G LTE network to comply with the coverage commitment established by the regulator, as well as with the activation of features seeking to improve the perception of the user.

Meeting the obligations of LTE coverage by ANATEL

Oi maintains in its contracts the possibility of deployment in RAN Sharing configuration, where there is Radio Access Network by Oi and Operators, where the LTE eNode B access where its transmission network are shared with TIM and Vivo, dividing coverage costs in doing so. This is a pioneer technique in the Americas and it has demonstrated higher efficiency in coverage expansion with smaller cost.

This business model began in November 2012, when Oi concluded a memorandum of understanding with TIM for the common use of elements of their 4G network under a model of RAN Sharing in 2600 MHz, according to which Oi should invest in the infrastructure in certain cities, while TIM would invest in infrastructure in other cities. At the end of 2013, Oi and TIM have extended said memorandum celebrating the agreement for RAN Sharing of 2013, which has a term of 15 years. Under the initial RAN Sharing of 2013 Agreement, 4G technology is offered for more than 80% of urban areas in all the capitals and Brazilian cities with over 500,000 inhabitants. In 2015, the agreement was expanded with TIM for cities with over 200,000 inhabitants, which covers approximately 133 municipalities by the 4G technology and entered into an RAN Sharing agreement with Telefónica Brazil. In 2016, we expanded to cities with over 100,000 inhabitants, reaching 284 cities with 4G coverage. In 2017, we expanded to cities with less than 100,000 inhabitants, reaching 813 cities with 4G coverage.

In June 2015, we executed another memorandum of understanding for the common use of elements of the 4G network under the RAN Sharing model in which Oi, TIM and Telefônica Brasil agreed to invest proportionately (50% of Telefônica Brasil, 25% Oi and 25% TIM) on sites in certain cities based on the respective coverage obligations of 2600 MHz of each operator. Agreement to which we refer to as the RAN Sharing Agreement of 2015, with duration of 12 years. This agreement covered 31 cities in 2015, 171 cities in 2016 and 427 cities in 2017.

In 2018 we expanded the RAN Sharing of 2013 Agreement, to include 1800 MHz frequencies, enabling Oi usage of a TIM's network, for coverage expansion. There is a forecast in 2019 of approximate 31 new municipalities in 1800 MHz, with TIM's own network and activation of Oi services under the RAN Sharing configuration.

 (a) (ii) financial sources of the investments

Company´s Officers present the financial sources of the investments as follows:

Company´s Officers inform that Company and its controlled companies historically use as financial source of the capital investments of short and long-term loans performed with the development agencies and multi-lateral banks, which should be maintained as financing strategy of the capital investments for the next years, according to the limitations of Law No. 11,101/2005 and other laws to which Company is subject to, as well as according to the provisions of the Judicial Reorganization Plan.

(a) (iii) relevant disinvestments in progress and planned disinvestments

Company´s Officers comment that Company did not carry out any capital disinvestments in the last 3 years, as well as does not have capital disinvestments in progress or planned.

Company´s Officers comment below on the acquisitions of plants, equipment, patents or other assets that should materially affect Company´s productive capacity:

b) acquisition of plants, equipment, patents or other assets that should materially affect Company´s productive

Company´s Officers inform that Company´s capital investments related to current assets totaled R$ 6,077 million on December 31, 2018, R$ 5,629 in 2017, and R$ 4,759 million in 2016. The table below shows investments with expansion and modernization of facilities within the following periods:

Item	2018 (In million Reais)	2017 (In million Reais)	2016 (In million Reais)
Data transmission equipment	1,993	1,846	1,377
Installation services	539	644	489
Mobile networks and systems	820	602	707
Voice transmission	731	726	713
Information technology services	720	729	536
Telecommunication services infrastructure	500	496	468
Buildings and improvements	70	80	69
Network management system equipment	171	94	124
Backbone	304	237	196
Internet service equipment	(0)	1	7
Others	229	174	74
Total of the capital investments	6,077	5,629	4,759

Company´s officers inform that Company´s investments within the period of one year ended on December 31, 2018, 2017, and 2016 included the following:

  The Company directed investments of R$ 0.8 million in 2018, R$ 0.6 million in 2017, and R$ 0.7 million in 2016, for the mobility segment;
  The significant investments directed to the broadband service offer, either aiming at expanding the coverage of its network, or the improvement of the speeds provided to customers. Additionally, the capacity expansion of data networks, aiming at the service of the corporate segment, contributed to total investments of R$ 2.0 million in 2018, R$ 1.8 million in 2017, and R$ 1.4 million in 2016, in data communication;
  In the voice communication segment, the investments performed in 2018, 2017, and 2016 had the purpose of serving new enterprises in the Company’ business are, and the modernization of the internal and external plants, aiming at quality improvement and permitting greater flexibility in the service of the demands; and
  Aiming at providing support to the said developments, the Company invested in telecommunication infrastructure, included thereon the transport networks (backbones), IT infrastructure, and network management platforms.

c) new products and services, indicating: i) description of the researches in progress already disclosed; ii) total amounts spent by Company in researches for development of new products or services; iii) projects under development already disclosed; iv) total amounts spent by the Company in the development of new products or services.

Company´s Officers present below the new products and services, indicating: i) description of the researches in progress already disclosed; ii) total amounts spent by Company in researches for development of new products or services; iii) projects under development already disclosed; iv) total amounts spent by the Company in the development of new products or services:

Innovation, research and development

Innovation has always been present in Oi´s DNA, since its establishment, and it has been the most important instrument for its growth, always focused on the amount perceived by our customers.

Innovative strategies and initiatives as the choice of the GSM standards, the convergence strategies and the SIMcard Standalone and the initiative of the unlocking of devices. It was the first operator with quadruple play offer, a package with four integrated solutions of fixed, mobile telephony, Internet, and TV, when Oi TV is launched. It was the first company to extinguish the fine for changing of operator, and also to end the necessity of use of several SIMcards, so that customers could talk with exemption of charges among the same operators, innovating with offer that enables customers to use minutes with any operator amongst others. These strategies became important competitive differentials to promote the growth and cement the achievement of relevant participation in the Brazilian market.

Oi shall continue carrying out the independent activities of innovation, research, and development in the areas of telecommunication and information technology and communication services, with the purpose of leveraging the reaching of the strategic goals of the Company, in addition to ensure the excellence in the operation and service delivery processes.

The activities of innovation, research and development at Oi are indicated in the manuals of Oslo and Frascati, and use the open innovation model in service companies. In this context, Oi has been developing its Innovation Ecosystem in an integrated form and interacting with large part of the institutions that compose the Brazilian innovation system, with emphasis for partnerships with the innovation community, providers of equipment and solutions and national research centers. Oi shall continue acting as that one promoting innovation and R&D with partners of its system.

BASED ON THE OPEN INNOVATION MODEL, Oi´s INNOVATION SYSTEM INTERACTS WITH MANE INSTITUTIONS OF THE BRAZILIAN INNOVATION SYSTEM

EMPRESAS CONSOLIDADAS DE TIC
accenture
IBM
abacomm
ORACLE
AsGa
INCUBADAS E STARTUPS
Go2Wings
mobicare
PAR5
helpsaúde
Open Labs
pv | inova
Instituto Mobilize
.mobi
TAQUION
TLV
oi
ECOSSISTEMA DE INOVAÇÃO
ICTS (INSTITUTOS DE CIÊNCIA E TECNOLOGIA) E INCUBADORAS
INSTITUTO GÊNESIS PUC-RIO
CPqD
SOFTEX
OITO
PUC
FDC
UFRJ
RNP
COMUNIDADE ACADÊMICA
Mais de 37.000 horas contratadas em 2018

Created in 2009, Oi´s Innovation Program is based on the Open Innovation concept that advocates the innovation development with the participation of an ecosystem of partners composed of universities and research centers, technology providers and companies incubated in excellence centers of technology innovation, acting in partnership with Oi to design, develop, and implement innovative solutions and projects in products, services and business processes.

Oi established its performance as that promoting the innovation and R&D in the ecosystem through:

❑  Cooperation and technology development agreements with national research centers (ICTs);

❑   Agreements with education and research institutions and with the National Network of Education and Research (RNP);

❑  Partnerships with the industry of telecommunication with national technology equipment;

❑  Partnerships with national providers with large innovation potential

In the three-year period from 2009 to 2011, Oi was focused on the structuring of the innovation, research and development area, in the mapping and development of its ecosystem and in the development and encouragement of the project participating of this new approach for company, emphasizing the following activities:

❑  Creation of the Innovation and R&D area;

❑  Initial spread of the innovation culture;

❑  Structuring of Oi´s Innovation Ecosystem;

❑  Implantation of processes, follow-up and control of the projects;

❑  Release and consolidation of the Program of “Cooperation with the National Technology Industry”;

❑  Execution of Technology Cooperation Agreements with public and private Science and Technology Institutes (ICTs);

❑  Encouragement to the development of new innovation and R&D projects through encouragement initiatives;

❑  Increase of the project development with participation of ICTs;

❑  Release of initiatives to increase the Innovation Ecosystem through internal and external campaigns;

❑  Expansion of Oi´s Innovation Ecosystem through initiatives of encouragement to the presentation of project proposals, such as Application Call.

The Inova Program

            History

In 2012, Oi strengthen the process of innovative service prospection and developed innovation, research and development activities, encouraging its Innovation Ecosystem through the Inova Program.

The Inova Program was, at that time, structured in three innovation Factories: the Incremental Factory, the Planned Factory, and the Exploratory Factory.

The purpose of the Incremental Factory was to encourage and develop the innovation culture at Oi´s daily processes (focused on short-term). In order to perform the Incremental Factory, it was used a collaborative platform called “Marketplace of Ideas”, where all Oi´s employees can participate by submitting ideas, assessing and contributing to the ideas of the other employees to resolve the daily challenges, and which result in continuous and operational improvements of the processes, products and services of the Company.

The purpose of the Planned Factory was the development of projects to implement innovative products, services and processes at Oi (focused on medium term). The innovative projects that composed this factory were strategical projects that supported Oi´s innovative position and contributed to reach the goals and specific targets of Oi Strategic Plan.

In turn, the purpose of the Exploratory Factory was to assess and define the positioning in new tendencies, technologies, research new behaviors, identify disruptive innovations in the industry, as well as outline new business models that if were translated into competitive advantages from the strategic and economic point of view to Oi´s further business.

This cycle flowed satisfactorily until 2014, when Inova Program was restructured comprising the Innovation Incentive Program, with the purpose of refining project prospection, prioritizing those perfectly related to the most stringent strategy of the company. The goal was better directing the allocated resources to the encouragement of Company´s innovative project development, in partnership with science and technology institutes (ICTs) - public or private research centers and universities that carry out applied researches generating solutions applicable to the market.

In 2015, Oi intensified the prospection process of new partners for the development of innovation, research and development activities, entering into new Technology Cooperation Agreements and contracts for the elaboration of specific projects of technology innovation.

In 2016, Oi presented to ANATEL a proposal to include investment practices of “Venture Capital” among the R&D investment modalities, with the purpose of leveraging the innovation potential in its business, which practice is called “Corporate Venturing”. This activity is based on incubation and acceleration of innovative projects oftentimes resulted from technology Research, Development and Innovation, giving rise to new products and business with possibility of profitability of the performed investments. The difference between the innovation model so far practiced by Oi and the additional model of “Corporate Venturing” consists of the maintenance of the intellectual property in the start-up for use in internal projects and products of higher added value for the company, consequently resulting in new job opportunities, new ventures and business, continuous development and technological advances encouraging the economic growth of the country.

In November of 2017, in partnership with companies and research centers, Oi carried out the release of the Incubator Oito, new hub of entrepreneurship and innovation in Rio de Janeiro, in order to create an aggregating center of entrepreneurship and innovation, reference in Rio de Janeiro in the generation of new business, acceleration of technological solutions, development of startups and support to social initiatives. The project of incubator Oito aims at filling a gap in the innovation environment of RJ, which is the lack of a reference center and exchange for entrepreneurs and entities related to the subject. The objective of the initiative is being an environment to stimulate the creation of new digital solutions, inspire ideas and connect people, companies and research centers, in addition to bring together in one place different approaches regarding the innovation and access subject to one of the most modern IoT laboratories in Latin America. The start of the program was marked by the launch of the public notice of incubation of startups that defined the objectives of the program, the vertical interests, the partnerships already defined and the planned investment. The solutions and products developed at Oito shall have the support of Oi´s Innovation area to be tested and potentially adopted by the company, both for internal use and to become part of the company´s solution portfolio offered to the market.

Fulfilled projects

In the first cycle of Inova Program in 2011, six projects were approved. In turn, for the cycle of 2012, nine projects were qualified for receipt of the financial incentive. In 2013, twenty-four projects were developed with the support of this program, considering that among them, 17 projects were paid completely with such funds. in 2014, thirty-seven projects were completely paid with such funds. In 2015, twenty-five projects, in 2016, twenty-three, in 2017, 10 projects, and in 2018, 9 projects were completely paid with the funds of the Program.

This process also involves the strategic and financial assessment of the studied opportunities, the choice of the most promising opportunities and the definition of objectives, goals, and drawing of projects that shall be carried out.

In addition to these initiatives directly supported by the R&D area, there are others also innovative developed and managed individually by the business and technology areas of Oi, with follow-up and support of the innovation group, which contribute to reach the specific goals and targets of Oi´s Strategic Plan.

The results expected in both contexts are:

❑  Improvement of the prioritization of projects and allocation of investments;

❑  Higher synergy between the areas and segments in the development of projects with similar requirements or functionalities;

❑   Leverage best competitive advantages and external perception of Oi´s innovative performance.

Retrospective 2018

Using the Innovation Hot Spot, Oi continued the development of leading projects with its partners, allowing the creation of pioneering offers in the Telecom market.  The pilot project of the New Telephone of Public Use was implemented and encouraged by the program INOVA TELECOM of FINEP. The new device that uses cards with NFC technology, as well as the new monitoring systems, were developed in partnership with the CPqD and local industries. Within the same program of FINEP, a gateway prototype IoT multi-technology (many interfaces) was developed for Oi´s internal applications and with potential for application in projects of smart cities.

Evidencing the commitment with its innovation program, Incubator Oito, launched in the end of 2017, has consolidated itself as the new hub of entrepreneurship and innovation in Rio de Janeiro, in order to create an aggregating center of entrepreneurship and innovation, reference in Rio de Janeiro in the generation of new business, acceleration of technological solutions, development of startups and support to social initiatives.

One year after the launch of incubator Oito, the success of the program is recognized ratifying that the differential is in the capacity of Oi validates and gives scale to the developed solutions and provide channels that contribute to the relevant growth of the startups.

Incubator Oito started a new cycle in December of 2018, searching for more mature startups, ready to be accelerated or close to such stage, and capable of presenting relevant solution for Oi´s and its customers´business. In this new cycle, the entrepreneurs should present proposals to resolve the challenges that will be presented by Oi in four parts: operational, of business, financial or open telecom, category intended to solutions that may attack problems or explore opportunities related to the telecommunication sector.

In this context, Oi has been developing its Innovation Ecosystem in an integrated form and interacting with large part of the institutions that compose the Brazilian innovation system, with emphasis for partnerships with the innovation community, providers of solutions and national research centers. Oi shall continue acting as that one promoting innovation and R&D with partners of its system.

Relevant objectives for 2019

❑  Intensify the encouragement to the development of innovative and disruptive projects;

❑  Incubate new companies in the Incubator Oito, expediting new ideas / innovative and R&D projects focused on new products and/or new business models also through the “Corporate Venturing” modality supporting the specific objectives and goals of the Company´s Strategic Plan;

❑  Promote the innovation and entrepreneurship culture with Oi´s employees.

❑  Strengthen Oi´s positioning as innovative company developing an incubation model and acceleration of startups through an institution dedicated to such purpose;

10.9.  Officers’ comments on other factors influencing in a relevant manner the operating performance and not having been identified or commented in further items in this section

The Company’s officers clarify that there were no other factors materially influencing the operating performance, and not having been identified or commented in further items in this section.

EXHIBIT III

(PROPOSAL FOR ALLOCATION OF THE NET PROFITS, UNDER THE TERMS OF EXHIBIT 9-1-II OF CVM RULING No. 481/09)

1.    Inform the net profits of the fiscal year

In the 2018 fiscal year, the Company reported a net profit of $ 24,591,139,968.97.

2.    Inform the global amount and the value per share of the dividends, including interim dividends and interest on net equity already declared

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

3.    Inform the percentage of net profits of the fiscal year distributed

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

4.    Inform the global amount and the value per share of dividends distributed based on profits from previous fiscal years

Not applicable.

5.    Inform, deducting the interim dividends and interest on net equity already declared:

A.    The gross amount of dividends and interest on net equities, sorted out by share of each kind and class

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

B.    The form and term of payment of the dividends and interest on net equity

Not applicable, refer to item “A” above.

C.    Any assessment of adjustment and interest on the dividends and interest on net equity

Not applicable, refer to item “A” above.

D.    Date of the declaration of payment of the dividends and interest on net equity, taken into account to identify the shareholders entitled to receive them

Not applicable, refer to item “A” above.

6.    If there has been a declaration of dividends or interest on net equity based on profits calculated in half-yearly balance sheets or shorter periods:

A.    Inform the amount of the dividends or interest on net equity already declared

Not applicable, given that, during 2018, no dividends or interest on net equity were declared based on profits calculated in half-yearly balance sheets or shorter periods.

B.    Inform the date of the respective payments

            Not applicable, refer to item “A” above.

7.    Provide a comparison chart indicating the following amounts per share of each kind and class:

A.    Net profits of the fiscal year and previous three (3) years

	R$	R$ per share
2018	24,591,139,968,97	16,39
2017 (loss)	0.00	0.00
2016 (loss)	0.00	0.00
2015 (loss)	0.00	0.00

B.    Dividends and interest on net equity distributed in the previous three (3) fiscal years

Not applicable.

8.    If profits were allocated to the legal reserve:

A.    Identify the sum allocated to the legal reserve

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

B.    Detail the form of calculation of the legal reserve

Not applicable, refer to item “A” above.

9.    If the company has preferred shares entitled to fixed or minimum dividends:

A.    Describe the form of calculation of the fixed or minimum dividends

The preferred shares are ensured priority in the receipt of the minimum and non-cumulative dividends of six percent (6%) per annum, calculated on the amount resulting from the division of the share capital by the total number of the Company’s shares or three percent (3%) per annum, calculated on the amount resulting from the division of the book net equity by the total number of the Company’s shares, whichever is highest.

B.    Inform whether the profits of the fiscal year suffice to fully pay the fixed or minimum dividends

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

C.    Identify whether any unpaid portion is cumulative

Not applicable, refer to item “B” above.

D.    Identify the global sum of the fixed or minimum dividends to be paid to each class of preferred shares

Not applicable, refer to item “B” above.

E.    Identify the fixed or minimum dividends to be paid per preferred share of each class

Not applicable, refer to item “B” above.

10. In relation to the mandatory dividend:

A.    Describe the form of calculation set forth in the bylaws

The shareholders are entitled to receive the minimum mandatory dividend of twenty-five percent (25%) of the adjusted net profits of the fiscal year, as set out in article 202 of Law 6,404/76.

B.    Inform whether it is being fully paid

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

C.    Inform the sum that may have been withheld

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

11. If the mandatory dividends have been withheld due to the company’s financial situation:

A.    Inform the sum withheld

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

B.    Describe in detail the company’s financial situation, including referring to aspects connected to the analysis of liquidity, working capital and positive cash flows

Not applicable, refer to item “A” above.

C.    Justify the withholding of the dividends

Not applicable, refer to item “A” above.

12. If results are allocated to the contingency reserve:

A.    Identify the sum allocated to the reserve

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

B.    Identify the loss deemed likely and the cause thereof

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

C.    Explain why the loss was deemed likely

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

D.    Justify the setting up of the reserve

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

13. If results have been allocated to the realizable profits reserve

A.    Inform the sum allocated to the realizable profits reserve

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

B.    Inform the nature of the unrealized profits that gave rise to the reserve

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

14. If results have been allocated to reserves set up pursuant to the bylaws:

A.    Describe the clauses of the bylaws that establish the reserve

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

B.    Identify the amount allocated to the reserve

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

C.    Describe how the amount was calculated

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

15. If profits were withheld, as set out in the capital budget

A.    Identify the amount withheld

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

B.    Provide a copy of the capital budget

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

16. If results have been allocated to the tax incentive reserve:

A.    Inform the amount allocated to the reserve

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

B.    Explain the nature of the allocation

Not applicable, considering that all of the net profit was absorbed by the accumulated losses.

EXHIBIT IV

ITEMS 13.1 TO 13.16 OF THE REFERENCE FORM

13.1 - Description of the compensation policy or practice, including of the non-statutory Board of Officers

Compensation policy or practice of the Board of Directors, Board of Officers and Fiscal Council,, addressing the following aspects:

a.               Objectives of the compensation policy or practice

The compensation Practices adopted by the Company have the following objectives:

•         Attract, retain and encourage the high performance of its executives for developing and achieving the Company’s business strategies;

•         Provide competitive compensation levels relative to those practiced by selected markets;

•         Align it to the short, medium and long-term interests of the Company’s shareholders; and

•         Being simply, transparent and easily understood by the shareholders.

Board of Directors, Fiscal Council, Committees of Strategy, Investments & Infrastructure, Risk and Controls Audit, Human Resources, Appointments, Compensation and Governance.

The compensation philosophy and practices apply to the members of the Board of Directors and its respective committees, as well as to the members of the Fiscal Council.

The governance model of the Company and of its subsidiaries projects a Board of Directors with a strong operation, with the interests of the shareholders for the short, medium and long terms, and add value to the company, through the combination of different expertise, experiences and operating focus.

The members of the Board of Directors, of the respective committees and of the Fiscal Council represent the interests of the Company’s shareholders and are professionals that stand out in their respective fields of operation. Due to this qualification, they receive flat monthly compensation.

Board of Officers

The Company applies the same philosophy and strategy to all Officers, namely, offering fair compensation to its executives in a comparative market, considering the scope of duties and seniority of the office holder, creating an opportunity of total earnings differentiated relative to short and long term results, and of the individual performance of the executives, whereby assuring the ability of the company in attracting, retaining and encouraging high performance of executives, aligning their interests to those of the shareholders.

For reaching that goal, the Company adopts an approach segmented by organizational levels, defining a specific strategy for each compensation line, for the purpose of balancing out the impact of each compensation element with market practices and business objectives, assuring the competitiveness of the total compensation in the market.

The compensation practiced for Officers is comprised of a flat portion (wages/management compensation and benefits) and variable compensation (short and long term incentives), as detailed in the aforementioned portions in information on the composition of the compensation.

b.               Compensation Structure

The Company’s compensation practices follow the same philosophy for all its subsidiaries and provide the same composition across all of them.

i.      Description of the compensation elements and objectives of each of them

Board of Directors

Fixed Compensation

Estimated Self-Employment Income: The compensation of the Board of Directors consists, exclusively, of a monthly fixed compensation (fees). The compensation has the purpose of compensating the scope of operations of the office, as well as the performance of its holder, within a responsibility scope attributed to the Board of Directors of the Company. The compensation uses as parameters the amounts practiced in the market for companies with similar size and capital structure, in line with the Company’s Compensation strategy, in addition to considering the time of dedication to the respective management body.

Committees Attendance: the members of the Board of Directors that comprise the committees of the Company receive a fixed monthly amount (fees), for the purposes of compensating activities relative to the relevant committee. This fixed amount compensates the additional duties of committee members within the scope of responsibility assigned to the members, according to parameters set by values practiced in the market for companies with similar size and capital structure, in line with the Company’s Compensation strategy.

According to the of Law No. 6404, dated December 15, 1976, as amended from time to time (“Brazilian Corporation Law”) and the Company’s Bylaws, it is incumbent on the shareholders, convened in an Annual Ordinary Shareholders’ Meeting, to set the global compensation amount applicable to the members of the Company’s management. However, is incumbent on the Board of Directors to deliberate on the form of distribution of the amount set among its members and those of the Board of Officers.

Variable Compensation

The members of the Board of Directors are not entitled to variable remuneration currently.

A new long-term share-based incentive plan for the Board of Directors (Stock Option Plan of the Board of Directors) will be submitted for approval by the Extraordinary Shareholders' Meeting to be held on April 26, 2019, and the expected amounts for this new plan are included in the respective tables of this document.

This plan seeks to better align with the Company's new management cycle and business priorities. The objective of the plan is to allow the granting of Shares to the Beneficiaries, aiming to promote the high commitment of the members of the Board of Directors and to keep them committed to support the achievement of the strategic goals and also to seek alignment with the Company's shareholders in the medium and long term.

FISCAL COUNCIL

Fixed Compensation

Estimated Self-Employment Income: the compensation of the Fiscal Council is comprised, exclusively, by a fixed monthly compensation (fees). The objective of the compensation is to compensate each member within the scope of responsibility attributed to the Fiscal Council of the Company. Alternates will only receive compensation if they take office due to a vacancy, impediment or absence of the respective official member. The determination of the compensation of members of the Fiscal Council is made in accordance to the rate of the average compensation attributed to Statutory Officers. The compensation of members of the Fiscal Council is set by the Shareholders’ Meeting that elects them in accordance with Paragraph 3 of Article 162 of the Brazilian Corporation Law.

Variable Compensation

The members of the Fiscal Council are not entitled to variable compensation.

BOARD OF OFFICERS

Fixed Compensation

Salary: they have the purpose of compensating the scope of the office, as well as the performance of its holder, within the attributed scope of responsibility.

The Company’s strategy consists in positioning the base wage of executives in line with the market average for balancing overhead and ensuring competitiveness to this portion of compensation.

The Company uses the Hay methodology of evaluation of offices as a tool to set both the internal balance, defining levels that group offices by size, complexity and impact in similar business, as well as for setting accurate standards for comparison with the market.

The salary ranges are defined in accordance with market reference with amplitudes (minimum and maximum) that allow recognizing the performance of the office holders relative to the market value of the position.

Direct and indirect benefits: the Company has a benefit policy compatible with market practices, which seeks to offer its employees medical, dental care, pharmacy assistance, group life insurance, meal allowances, private pension plan, among others, which, summed to the fixed and variable compensation make the compensation package both competitive and attractive in the market.

Post-Employment Benefits: The Company offers all its employees the possibility of participating in the private pension plan, freely chosen by the employee, seeking to increase the attractiveness of his compensation package.

Others (INSS): On a monthly basis, the Company contributes to the Social Security National Institute (INSS) meeting its mandatory requirement and protecting its employees relative to future retirement, death pension, illness allowance, accident allowance, among others.

Variable Compensation

The variable compensation practiced for Officers is based on short and long term incentives, as detailed for these relevant portions:

Short Term Incentives (”Bonus”): encompasses the annual sharing in the Company’s profits, defined by indicators and measurable measures deriving of the business plan and of the annual budget approved by the Board of Directors . The purpose is to encourage and reward according to the results of the business plan of the year, as well as recognizing, in a meritocratic basis, the individual performance of the executives, in addition assuring competitiveness in the market.

In addition to acknowledging and rewarding, the short term incentive works as a tool to assure clarity and focus on the key results indicators assuring excellence in the execution of the business plan.

The program provides that, on an annual basis, after the business plan is approved, key results indicators are set for financial and/or operating excellence items, which will be measured for compensation purposes.

The Company’s strategy is to position the opportunity for gain in the program in the third market quarter for results in line with the business plan, offering an opportunity for higher gains in accordance with higher business and individual executive performance results.

The target reward levels for expected results, as well as maximum ones, are set by organizational level in accordance with the mix and compensation values practiced by the market.

Long-Term Incentives (“Stock-Based Compensation”):

The Long Term Incentive Program, approved by the General Assembly of Creditors at the time of approval of Oi’s Court-Supervised Reorganization Plan seeks to provide better alignment with the Company’s new management cycle and business priorities. The Program consists in payment of a gross bonus in cash, in accordance with Labor Legislation. The gross premium in cash is referenced on the quote of the Company’s shares. Beneficiaries are not entitled to receiving Company’s shares, since the Program does not provide for the transfer of shares to its beneficiaries.

A new long-term share-based incentive plan for executives (Shareholders' Plan of the Board of Executive Officers) will be submitted for approval by the Extraordinary General Meeting to be held on April 26, 2019, and the amounts foreseen for this new are included in the respective tables in this document.

The objective of this plan is to allow the granting of Shares to the Beneficiaries, aiming to promote high engagement of the executives and keep them committed to guarantee the achievement of the strategic goals and also to seek an alignment of the executives with the Company's shareholders in the medium and long term.

ii.    Proportion of each element of total compensation relative to the last 3 fiscal years

The table below presents the proportion of each element in the total compensation of the managers of the Company in the periods therein indicated:

(percentage)	Board of Directors	Fiscal Council	Statutory Officers	Non-Statutory Officers
	2018
Fixed Compensation	100.00	100.00	39.75	NA
Variable Compensation – Bonus	0.00	0.00	55.96	NA
Variable Compensation – ILP	0.00	0.00	4.29	NA
	2017
Fixed Compensation	100.00	100.00	53.56	NA
Variable Compensation – Bonus	0.00	0.00	43.35	NA
Variable Compensation – ILP	0.00	0.00	3.09	NA
	2016
Fixed Compensation	100.00	100.00	51.34	NA
Variable Compensation – Bonus	0.00	0.00	38.29	NA
Variable Compensation – ILP	0.00	0.00	10.37	NA

Considering as Fixed Compensation (Salary/Estimated Self-Employment Income, direct and indirect benefit, post-employment benefit and others (INSS).

iii.              Methodology for calculation and adjustment of each of the elements of compensation

According to the Brazilian Corporation Law and the Company’s Bylaws, it is incumbent on the shareholders, convened in an Annual Ordinary Shareholders’ meeting, to set on an annual basis, the global compensation amount applicable to the members of the Company’s management. However, is incumbent on the Board of Directors to deliberate on the form of distribution of the amount set among its members and those of the Board of Officers.

The compensation practices provide for the following calculation methodology for:

Fixed Compensation: for Officers, the fixed annual compensation contemplates only the monthly salary or, in a few cases, a monthly salary, 13th salary and 1/3 additional vacation pay. For Board of Directors and Fiscal Council Members, the fixed compensation contemplates fees. The fixed compensation can be adjusted in accordance with the results of the salary research made, and are not mandatory, does not have a specific rule or fixed rates, however, it does seek to keep the competitiveness of the Company.

Variable Compensation: The variable compensation practiced for Officers is based on short and long term incentives, pursuant to the detailing of these portions in information of compensation composition: We point out that the members of the Board of Directors and the Fiscal Council receive, currently, exclusively fixed compensation.

A new Share-based Long-Term Incentive Program for the Board of Directors will be submitted for approval by the Extraordinary General Meeting to be held on April 26, 2019, and the amounts foreseen for this new program are included in the respective tables of this document.

Short-Term Incentives (“Bonus”): The calculation of the bonus has indicating parameters for financial and quality performance indicators of Oi, such as Revenues, Expenses, Cash Balance and indicators that measure the quality of the services provided, defined on an annual basis by the Board of Directors. The calculation form considers the performance of each of the indicators relative to the reaching of the respective goals set for the year, which may vary from 0% to 200%, set at 100% the projected amount (bonus target) if the goals set are met and 200% the maximum projected value (maximum bonus), if the maximum performance projected for the year is met.

Long-Term Incentives (“Stock-Based Compensation”): The portion of the Long Term Incentive in force is calculated based on the amount of the target Board of Directors for which the Beneficiary is eligible on the signing date of the respective contract and the gross cash bonus is based on the quote of the Company’s shares.

The new plans that will be submitted to the approval of the Extraordinary General Meeting, to be held on April 26, 2019, are intended to allow the granting of Shares to the Beneficiaries. The "Number of Shares" is calculated individually with the purpose of maintaining the Competitiveness of the Beneficiary in relation to its function. In order to determine the "Number of Shares", the individual target is considered as a charge on the date of signature of the respective agreement. The target is converted into shares of the company (OIBR3) to be delivered, in annual transfers, provided that the performance condition of the Plan is reached.

Direct and indirect benefits: Is considered the entire benefit packages, provided that its calculation methodology and adjustment criteria are guided by the annual approval in a collective agreement. More details of the benefits offered can be seen in table 14.3 (b).

Post-Employment Benefits: On a monthly basis, the Company contributes with an amount equivalent to what is contributed by the employee to the private pension plan, in addition to fully paying the management fees and insurance defined by the plan. The plan does not provide for adjustments throughout its term.

Others (INSS): The INSS (National Social Security Institute) portion is calculated according to the compensation received by the employee. In this portion are included other mandatory payments, such as SAT- Work Related Accident, INCRA and SEBRAE are provided by the National Social Security Institute. There is no internal adjustment rule, followed only the rules and standards set by the Federal Government.

iv.              Reasons that justify the composition of the compensation

The composition of the fixed and variable compensation forms is defined in accordance with market references that allow recognizing the seniority of office holders relative to the market value of their position. For each level of an executive according to his seniority and office, a compensation mix is adopted, considering fixed and variable in accordance with the comparable market, seeking to make the compensation attractive to the executive. This mix considers a portion of fixed compensation, with no associated risk, a short term variable portion, attached to the reaching of corporate performance indicators and, in some cases, a variable long term portion, attached to the valuation of stock prices.

The Company uses executive compensation surveys on a periodical basis, conducted by independent consulting for determining the competitiveness levels for the various compensation components (salary, benefits, short and long-term incentives).

v.               The existence of members unpaid by the issuer and the reason behind this fact

Not applicable.

c.                Key performance indicators that are considering in determining each element of the compensation

Members of the Board of Directors and of the Fiscal Council are currently only eligible to fixed compensation, and are not subject to performance indicators. As for Officers, they are eligible for variable compensation, and are subject to performance indicators, as detailed below.

Short-Term Incentive (Bonus)

The calculation of the bonus is based on quantitative parameters of financial and operating performance indicators of Oi, such as Income, Expenses, Cash Balance and indicators that measure the quality of services provided, currently defined by the Board of Directors.

Long-Term Incentives (Stock-Based Compensation)

The Long Term Incentive Program, approved by the General Assembly of Creditors seeks to provide better alignment with the Company’s new management cycle and business priorities.

There are no Performance Indicator in the Program attached to the determination of the base wage, base benefit, and any other compensation components.

The new long-term incentive plans that will be submitted to the approval of the Extraordinary General Meeting, to be held on April 26, 2019, do not take into account performance indicators

d.               How is the compensation structured to reflect the evolution of performance indicators

Members of the Board of Directors and of the Fiscal Council are currently only eligible to fixed compensation, and are not subject to performance indicators. As for Officers, they are eligible for variable compensation, and are subject to performance indicators, as detailed below.

Short-Term Incentive (Bonus):

The form of calculation considers the performance of each of the indicators relative to the reaching of the respective goals set for the year, and may vary from 0% to 200%, 100% being the projected amount (bonus target) if the goals are met and 200% the maximum projected amount (maximum bonus).

Long-Term Incentives (Stock-Based Compensation):

The purpose is to provide executives with participation in the development of the Company, aligning their interests to the interests of the shareholders. Moreover, the Long Term program allows the Company to retain first-line professionals, offering them the opportunity to being rewarded according to the value created to the shareholders.

The new long-term incentive plans that will be submitted to the approval of the Extraordinary General Meeting, to be held on April 26, 2019, do not take into account performance indicators.

e.               How does the compensation policy or practice in line with the interests of the issuer in the short, medium and long terms

The Company’s compensation practices offer just compensation to its executives in the comparative market, considering the scope of operations and the seniority of the office holder. The differentiated total gain opportunity arises of short, medium and long-term business results and of the individual performance of the executives in these results, in order to ensure the company’s ability to attract, retain and motivate executives, aligning their interests to the interests of the shareholders.

In this sense, the variable short-term incentive compensation is aligned to the Company’s short-term interests, whereas the long-term variable compensation is aligned to the Company’s and its shareholders’ medium and long-term interests.

f.                Existence of compensation supported by subsidiaries, controlled entities or direct or indirect parent companies

Not applicable. There are no compensation portions received by managers and other persons mentioned in the header of item “13.1” of this Reference Form according to the office held at the issuer, supported by subsidiaries, controller entities or direct or indirect parent companies, notwithstanding compensation portions not related to the office held at the issuer as detailed in table “13.15” of this Reference Form.

g.               Existence of any compensation or benefit attached to the occurrence of a given corporate event, such as sale of the controlling interest of the issuer

There is compensation projected for the Statutory Officers attached to the occurrence of a corporate event, with conditional clauses, with no projection for payment in 2019.

h.               practices and procedures adopted by the board of directors to define the individual compensation of the board of directors and board of executive officers, indicating:

i. the issuer's bodies and committees that participate in the decision-making process, identifying how they participate

The Committee on Personnel, Appointments, Remuneration and Governance, which advises the Board of Directors of Oi, participates in the decision-making process and is responsible for evaluating all the definitions regarding the remuneration of the Statutory Officers and the Members of the Board of Directors.

After the technical evaluation of the market research and the competitiveness of the remuneration of the Officers and Board Members, the Committee defines a compensation proposal that is sent to the Board of Directors for deliberation and, subsequently, when necessary, to the General Meeting, as established in the Bylaws of the Company.

ii. criteria and methodology used to determine the individual remuneration, indicating whether studies are used to verify market practices and, if so, the criteria for comparison and the scope of these studies

With regard to the methodology used to determine the individual compensation of managers, the Company uses studies to verify market practices, with the support of independent and specialized consultants, in which the behavior and concession of benefits are observed in the scope of leading companies in the market, large-scale, cross-industry, comparable billing and reach, comparing and aligning such market practices with what is effectively adopted internally.

iii. how often and how the board of directors assesses the adequacy of the issuer's remuneration policy

The Board of Directors annually evaluates the adequacy of the methodology, practices and procedures used for the individual remuneration of the managers.

13.2 - Total compensation of the Board of Directors, Statutory Officers and Fiscal Council recognized in the results on the last 3 fiscal years and projected for the current fiscal year

Total compensation projected for the Current Fiscal Year - Annual Amounts

	Board of Directors	Statutory Officers	Fiscal Council	Total

Number of members	11.00	4.83	5.00	20.83
Number of paid members	11.00	4.83	5.00	20.83
Fixed Annual Compensation
Salary or Estimated Self-Employment Income	4,272,000.00	10,102,736.77	1,015,510.00	15,390,246.77
Direct and indirect benefits		4,351,051.99		4,351,051.99
Participation in committees	2,696,556.00			2,696,556.00
Others	2,106,711.20	2,500,304.00	203,102.00	4,810,117.20
Variable Compensation
Bonus		21,740,208.14		21,740,208.14
Profit Sharing
Participation in meetings
Committees
Others
Post-employment		497,876.25		497,876.25
Ceasing of the office
Stock-based	5,600,000.00	4,801,491.16		10,401,491.16

Total compensation	14,675,267.20	43,993,668.32	1,218,612.00	59,887,547.52

Observation: Data informed in accordance with the Compensation policy set for 2019, whereby the variable compensation is associated to the Long-Term Incentive Plan conditioned to approval by the Shareholders’ Meeting called for April 26, 2019.

Total Compensation for the Fiscal Year as of 12/31/2018 - Annual Amounts

	Board of Directors	Statutory Officers	Fiscal Council	Total

Number of members	9.75	3.50	3.67	16.92
Number of paid members	9.75	3.50	3.67	16.92
Fixed Annual Compensation
Salary or Estimated Self-Employment Income	5,249,693.28	8,047,644.29	695,952.00	13,993,289.57
Direct and indirect benefits		1,863,559.91		1,863,559.91
Participation in committees	1,438,157.54			1,438,157.54
Others		19,326,489.88		19,326,489.88
Variable Compensation
Bonus		41,719,673.93		41,719,673.93
Profit Sharing
Participation in meetings
Committees
Others
Post-employment		397,316.35		397,316.35
Ceasing of the office
Stock-based		3,201,602.46		3,201,602.46

Total compensation	6.687.850,82	74,556,286.81	695,952.00	81.940.089,63

Observation: The number of members corresponding to the annual average of the number of members of each body calculated on a monthly basis, as provided in Circular Official Letter - CVM.  In addition to the number of official members indicated in the table above, the reported compensation considers the alternates of the Board of Directors.

Total Compensation for the Fiscal Year as of 12/31/2017 - Annual Amounts

	Board of Directors	Statutory Officers	Fiscal Council	Total

Number of members	11.00	3.25	3.33	17.58
Number of paid members	9.75	3.25	3.33	16.33
Fixed Annual Compensation
Salary or Estimated Self-Employment Income	4,306,142.00	13,152,871.06	379,916.67	17,838,929.73
Direct and indirect benefits		1,995,682.40		1,995,682.40
Participation in committees	2,264,509.84			2,264,509.84
Others		7,527,435.98		7,527,435.98
Variable Compensation
Bonus		18,689,384.87		18,689,384.87
Profit Sharing
Participation in meetings
Committees
Others
Post-employment		418,564.89		418,564.89
Ceasing of the office
Stock-based		1,333,741.08		1,333,741.08

Total compensation	6.570.651,84	43,117,680.28	379.916,67	50.068.248,79

Observation: The number of members corresponding to the annual average of the number of members of each body calculated on a monthly basis, as provided in Circular Official Letter - CVM.  In addition to the number of official members indicated in the table above, the reported compensation considers the alternates of the Board of Directors.

Total Compensation for the Fiscal Year as of 12/31/2016 - Annual Amounts

	Board of Directors	Statutory Officers	Fiscal Council	Total

Number of members	9.83	3.75	4.00	17.58
Number of paid members	9.83	3.75	4.00	17.58
Fixed Annual Compensation
Salary or Estimated Self-Employment Income	4,757,825.23	11,054,240.06	467,540.00	16,279,605.29
Direct and indirect benefits		1,095,444.89		1,095,444.89
Participation in committees	2,629,993.37			2,629,993.37
Others		3,538,305.14		3,538,305.14
Variable Compensation
Bonus		12,054,188.05		12,054,188.05
Profit Sharing
Participation in meetings
Committees
Others
Post-employment		473,122.56		473,122.56
Ceasing of the office
Stock-based		3,265,861.11		3,265,861.11

Total compensation	7.387.818,60	31,481,161.81	467.540,00	39.336.520,41

Observation: The number of members corresponding to the annual average of the number of members of each body calculated on a monthly basis, as provided in Circular Official Letter - CVM.  In addition to the number of official members indicated in the table above, the reported compensation considers the alternates of the Board of Directors.

-

13.3 - Variable Compensation of the Board of Directors, Statutory Officers and Fiscal Council in the last 3 fiscal years, and the projections for the current fiscal year

Current Fiscal Year
	Board of Directors	Board of Officers	Fiscal Council	Total
Total Number of Members	11.00	4.83	5.00	20.83
Number of Paid Members	11.00	4.83	5.00	20.83
Relative to the Bonus:
Minimum projected amount	-	0.00	-	0.00
Maximum projected amount	-	32,191,932.28	-	32,191,932.28
Amount projected if the targets in place are met	-	21,740,208.14	-	21,740,208.14
Relative to profit Sharing	-		-
Minimum projected amount	-	0.00	-	0.00
Maximum projected amount	-	0.00	-	0.00
Amount projected if the targets in place are met	-	0.00	-	0.00

Fiscal Year ended in December 2018
	Board of Directors	Board of Officers	Fiscal Council	Total
Total Number of Members	9.75	3.50	3.67	16.92
Number of Paid Members	9.75	3.50	3.67	16.92
Relative to the Bonus:
Minimum projected amount	-	0.00	-	0.00
Maximum projected amount	-	43,007,727.94	-	43,007,727.94
Amount projected if the targets in place are met	-	38,637,761.14	-	38,637,761.14
Amount effectively recognized	-	41,719,673.93	-	41,719,673.93
Relative to profit Sharing	-		-
Minimum projected amount	-	0.00	-	0.00
Maximum projected amount	-	0.00	-	0.00
Amount projected if the targets in place are met	-	0.00	-	0.00

Fiscal Year ended in December 2017
	Board of Directors	Board of Officers	Fiscal Council	Total
Total Number of Members	11.00	3.25	3.33	17.58
Number of Paid Members	9.75	3.25	3.33	16.33
Relative to the Bonus:
Minimum projected amount	-	0.00	-	0.00
Maximum projected amount	-	43,246,671.40	-	43,246,671.40
Amount projected if the targets in place are met	-	21,623,335.70	-	21,623,335.70
Amount effectively recognized	-	18,689,384.87	-	18,689,384.87
Relative to profit Sharing	-		-
Minimum projected amount	-	0.00	-	0.00
Maximum projected amount	-	0.00	-	0.00
Amount projected if the targets in place are met	-	0.00	-	0.00

Fiscal Year ended in December 2016
	Board of Directors	Board of Officers	Fiscal Council	Total
Total Number of Members	9.83	3.75	4.00	17.58
Number of Paid Members	9.83	3.75	4.00	17.58
Relative to the Bonus:
Minimum projected amount	-	0.00	-	0.00
Maximum projected amount	-	39,660,000.00	-	39,660,000.00
Amount projected if the targets in place are met	-	19,830,000.00	-	19,830,000.00
Amount effectively recognized	-	12,054,188.05	-	12,054,188.05
Relative to profit Sharing	-		-
Minimum projected amount	-	0.00	-	0.00
Maximum projected amount	-	0.00	-	0.00
Amount projected if the targets in place are met	-	0.00	-	0.00
Amount effectively recognized	-	0.00	-	0.00

13.4 - Stock-Based Compensation Plan of the Board of Directors and Statutory Officers, in force in the last fiscal year and projected for the current fiscal year

Regarding the compensation plan based on the shares of the board of directors and statutory board of directors, in force in the last fiscal year and foreseen for the current fiscal year, we inform that the current Long-Term Bond Program currently includes a small portion of statutory executives, and was approved at the General Meeting of Creditors upon approval of the Oi Judicial Recovery Plan. Members of the Board of Directors are not currently eligible for such Program.

A proposal for a new long-term incentive plan based on actions for the Board of Directors and a new incentive plan based on actions for the Executive Board will be submitted to the Extraordinary General Meeting to be held on April 26, 2019. The amounts foreseen for such long-term incentive plans subject to approval at said Meeting were included in the respective tables of this document.

a) General terms and conditions

The Long-Term Incentive Program, in force, approved by the General Creditors' Assembly, consists in payment of a gross bonus in cash, pursuant to Labor Legislation. The gross premium in cash is referenced on the quote of the Company’s shares, among other factors. In this program, beneficiaries are not entitled to receiving Company’s shares, since the Program does not provide for the transfer of shares to its beneficiaries.

The program is long-term in nature and is based on the concept that the long-term results are reached through reaching the annual goals on a consistent and sustainable manner.

The program considers the quote of the Company’s shares and uses as reference the average of the last 30 quotes of the shares prior to the launching of the Program. Upon participating in the Long-Term Incentive Program, the Statutory Officers will be eligible, for a 3 (three) year period (2018, 2019 and 2020) to payments corresponding to a “Quantity of Reference Stocks”. That “Quantity of Reference Stocks” is divided into 3 (three) equal lots converted into cash on an annual basis, based on the quote of the Company’s shares at Market Price. The “Quantity of Reference Stocks” is calculated based on the value of the Executive Bonus Target to which the Beneficiary is eligible on the signing date of the respective contract, in accordance with the following formula:

Quantity of Reference Stocks = N x value of the annual target bonus

                                                                Stock Price

Where the Price of the Stock uses as reference the average of the last 30 quotes of the Company’s shares prior to the launch of the Program.

Adjustments

Although the beneficiary is not entitled to receiving Company shares, since the Program does not provide for the transfer of shares to its beneficiaries, the plan provides that eventual gains earned by the shareholders throughout the calculation period are incorporated to the plan, seeking to have better alignment of management’s interests to the interests of the shareholders. Therefore, the value equivalent to the distribution of results to the shareholders (dividends, bonuses, interests on equity (“JCP”) or any payment equivalent thereto), will be converted into an additional quantity of Reference Stocks, reserved to each participant, using as basis the stock prices on the date of approval of said distribution by the relevant corporate body. In the same sense, there will be an adjustment in case of change of the number of stocks in which the Company’s share capital is divided, by force of grouping, unfolding or bonuses on shares, in the proportion of that change.

The plans that will be submitted to the approval of the Extraordinary General Meeting, to be held on April 26, 2019, are intended to allow the granting of Shares to the Beneficiaries. The "Number of Shares" is calculated individually with the purpose of maintaining the Competitiveness of the Beneficiary in relation to its function. In order to determine the "Number of Shares", the individual target is considered as a charge on the date of signature of the respective agreement. The target is converted into shares of the company (OIBR3) to be delivered, in annual transfers, provided that the performance condition of the Plan is reached.

Number of Shares per Grant = Annual Target

                                                Share Price

The reference price per Share for purposes of determining the number of Shares (OIBR3) to be granted to each Beneficiary shall be equivalent to the weighted average share price (Price x Volume) of the trading sessions of the 90 calendar days prior to the grant date, as defined by the Board of Directors.

The reference price per Share for purposes of calculating performance attainment for release according to annual terms will be equivalent to the weighted average price of OIBR3 (Price x Volume) of the 90-day trading sessions prior to the date of each year, as defined by the Board of Directors.

b) Plan’s Main Objectives

The Long-Term Incentive Program, in force, has the purpose of promoting a high-level of engaging of its executives and keep them committed to ensure the achievement of strategic goals, assuring, moreover, the alignment and permanence of those executives on the medium and long term.

The plans that will be submitted to the approval of the Extraordinary General Meeting, to be held on April 26, 2019, aim to promote high engagement of executives and members of the Board of Directors and keep them committed to guarantee and support the achievement of the strategic goals and also seek an alignment of executives with the Company's shareholders in the medium and long term

c) Form the plan contributes to these objectives

The Long-Term Incentive Program and the plans to be submitted to the approval of the Extraordinary Shareholders' Meeting to be held on April 26, 2019, encourages meeting strategic goals, in addition to valuing the Company’s shares. Therefore, the Program promotes the engagement and commitment of its executives on the short, medium and long term, allowing beneficiaries to share in the development of the Company and the opportunity of being rewarded for creating value to the shareholders.

d) How the plan fits into the issuer’s compensation policy

The Long-Term Incentive Program, in force, is part of the set of instrument of compensation, retention and alignment of the Company’s Executives. This plan is classified as a long-term incentive, is integral part of the variable compensation of Executives, since payment of bonuses to beneficiaries is attached to the valuation of the share during the term of the program.

The plans to be submitted for approval by the Extraordinary Shareholders' Meeting to be held on April 26, 2019 will be part of a set of awards and alignment instruments for the members of the Company's Board of Directors and Executives and complement the compensation strategy of OI.

These new plans are classified as long-term incentives, instituted at the Company's initiative, devoid of custom and disconnected from the ordinary remuneration of the members of the Board of Directors and Executives, since the payment to the beneficiaries is linked to the valuation of the share during the period of validity of the program (2019-2021), without any contractionary nature.

e) How does plan aligns the interests of the managers and of the issuer on the short, medium and long terms

The Long-Term Incentive Program, in force, incorporates the Company’s performance factor by meeting the Company’s short-term strategic goals, in addition to considering the valuation of the Company’s shares throughout the Program’s term. Therefore, the plan matches the interests of the managers to the interests of the Company on the short, medium and long-terms, offering the beneficiaries the opportunity of being rewarded for adding value to the shareholders.

The plans to be submitted for approval by the Extraordinary Shareholders' Meeting, to be held on April 26, 2019, consider the valuation of the Company's shares (OIBR3) over the term of the Plans (2019-2021) with possibility of transfers to the beneficiaries. In this way, the plans align the interests of the managers and the Company's interests in the short, medium and long term, offering the beneficiaries the opportunity to be rewarded through the generation of value for the shareholders.

f) Maximum number of comprehended stocks

Not applicable to the current Long-Term Incentive Program, since such Program does not provide for the transfer of shares to its beneficiaries.

The plans that will be submitted to the approval of the Extraordinary General Meeting, to be held on April 26, 2019, determine a maximum number of shares covered, as follows:

STOCK OPTIONS PLAN TO THE BOARD OF OFFICERS: Under this Plan, beneficiaries may be granted grants granted annually for a period of three (3) years, representing no more than 1.5% (one point five per cent) of the Company's total share capital on the date of approval of the Stock Option Plan

STOCK OPTIONS PLAN TO THE BOARD OF DIRECTORS: Shares may be granted, within the scope of this Plan, in grants granted annually over three (3) years, shares representing not more than 0.40% (zero point forty per cent cent) of the Company's total share capital on the date of approval of the share granting plan.

g) Maximum number of stocks to be granted

It does not apply to the current Long-Term Incentive Program. The Long-Term Incentive Program does not provide for the transfer of shares to its beneficiaries.

The plans that will be submitted to the approval of the Extraordinary General Meeting, to be held on April 26, 2019, do not provide for the granting of options.

h) Conditions for the acquisition of stocks

It does not apply to the current Long-Term Incentive Plan. The Long-Term Incentive Plan does not provide for the transfer of shares to its beneficiaries.

The plans that will be submitted to the Extraordinary General Meeting, to be held on April 26, 2019, state that, despite other conditions established in the Plans and respective Grant Agreements, the Beneficiary's rights to receive each of the annual tranches will always be subject to the performance condition and will only be fully acquired to the extent that the Beneficiary remains in the exercise of his / her mandate during the period between the date of grant and the dates of the transfer of shares to the Beneficiaries in the proportions mentioned below:

• 1/3 of the grant will be received in 12 months

• 1/3 of the grant will be received in 24 months

• 1/3 of the grant will be received in 36 months

The Trigger, that will create the right to receive 50% of the full amount of set in the Plan, will be the maintenance of Oi share price (OIBR3) at a level not lower than the grant date, ie if the share price on each date is equal to or greater than the share price by the time of grant.

The Beneficiaries will be entitled to the full value of the plan if the share price (OIBR3), after 36 months of grant, is equal to or greater than the grant price adjusted by the company's WACC at the end of the period.

For intermediate results, when the share price (OIBR3) is between the trigger and the condition giving entitlement to receive the full value of the plan, the Beneficiaries will be entitled to a value calculated by simple linear interpolation.

By participating in the Long-Term Incentive Plan to the Board of Directors, the Beneficiaries will be eligible during the Plan's three (3) years (2019, 2020 and 2021) to receive the "Number of Shares", which may be delivered annually upon reaching of the performance condition.

i) Criteria for setting the acquisition or exercise price

It does not apply to the current Long-Term Incentive Program. The current Long-Term Incentive Program does not provide for the transfer of shares to its beneficiaries.

The plans that will be submitted to the approval of the Extraordinary General Meeting, to be held on April 26, 2019, state that:

The reference price per Share for purposes of determining the number of Shares (OIBR3) to be granted to each Beneficiary shall be equivalent to the weighted average share price (Price x Volume) of the trading sessions of the 90 calendar days prior to the grant date , as defined by the Board of Directors.

The reference price per Share for purposes of calculating performance attainment for release according to annual terms will be equivalent to the weighted average price of OIBR3 (Price x Volume) of the 90-day trading sessions prior to the date of each year, as defined by the Board of Directors.

i) Criteria for setting the exercise period

It does not apply to the current Long-Term Incentive Plan.

The plans to be submitted to the approval of the Extraordinary General Meeting, to be held on April 26, 2019, state that, without prejudice to other conditions established in the plans and respective Grant Agreements, the Beneficiary's rights to receive each of the annual lots will always be subject to the performance condition and will only be fully acquired to the extent that the Beneficiary remains in the exercise of his / her mandate during the period between the date of grant and the dates of the transfer of shares to the Beneficiaries in the proportions mentioned below :

• 1/3 of the grant will be received in 12 months

• 1/3 of the grant will be received in 24 months

• 1/3 of the grant will be received in 36 months

k) Settlement form

It does not apply to the current Long-Term Incentive Program. The current Long-Term Incentive Program does not provide for the transfer of shares to its beneficiaries.

The plans that will be submitted to the approval of the Extraordinary General Meeting, to be held on April 26, 2019, establish that at the end of each period, the Board of Directors will verify compliance with the conditions established and to be provided for in the respective Grant Agreements and shall confirm the number of Shares to which the Beneficiary is entitled, and the Company shall transfer those Shares to the Beneficiary after due tax withholdings pursuant to item 12.9 below, including a reduction in the number of shares as a result of withholding of taxes , if applicable, within 60 (sixty) days, counted as from the end of each annual cycle.

l) Restrictions on the transfer of shares

Not applicable.

m) Criteria and events that, when verified, will cause the suspension, alteration or extinction of the plan

For the current Long-Term Incentive Program, under the terms of item (a), the plan should be adjusted in the event of a possible change in the number of shares in which the Company's capital stock is divided by virtue of a reverse split, split or bonus in proportion to such change. The plan may also be adjusted in the case of (i) distribution of dividends or other equivalent proceeds; and (ii) corporate restructuring operations involving the Company, including, but not limited to, merger, spin-off, merger and / or merger of shares.

The plans that will be submitted to the approval of the Extraordinary General Meeting, to be held on April 26, 2019, states that:

In the event of (a) a substantial change in control of the company, resulting in a change in the composition of the Board of Directors of Oi where more than half of its members will represent a single controlling group, or (b) the Beneficiaries will be entitled to receive, within 60 (sixty) days from the occurrence of the event established in this clause: (a) of the Shares whose acquisition rights have already been acquired by the Beneficiaries, but have not been effectively transferred by the Company or by a company controlled by it; and of all Shares whose acquisition rights have not yet been acquired by the Beneficiaries, so that such rights will be automatically prepaid.

In addition to the foregoing, the right to receive the Shares in accordance with the applicable Plans and Granting Agreement will automatically terminate and without any right to indemnification, and all of its effects will cease to be in full force and effect if the Company is dissolved, liquidated or if you have your bankruptcy decreed.

n) Effects of the departure of the trustee from the issuer's bodies over their rights under the stock option plan

For the current Long-Term Incentive Program, the beneficiary shall remain in full exercise of his functions, uninterrupted, until December 31, 2020.

In case that the self-interest beneficiary becomes detached from the Company's employees, or if the beneficiary is dismissed by the Company for just cause, the payment of any balance relating to annual installments to which the beneficiary is still do not do it justice, even if it's pro rata month.

In the event that the beneficiary is terminated at the Company's initiative, before December 31, 2020, the balance of the working period, pro rata month, shall be payable.

The Programs that will be submitted to the approval of the Extraordinary General Meeting, to be held on April 26, 2019, establish that:

STOCK OPTION PLAN TO OFFICERS:

In the event that the self-interest beneficiary becomes detached from the Company's staff on its own initiative, or if the beneficiary is dismissed by the Company for just cause, no payment will be due for any balance relating to unexercised portions, even if on a monthly pro rata basis.

Should the beneficiary be dismissed at the Company's initiative or in the case of retirement, before the plan closes, the balance of the working period, pro rata month, at the end of the cycle will be due at the same time as the other participants.

In the event of death or permanent disability of the Beneficiary, 100% of the shares granted to him and / or his legal heirs at the moment of termination will be due.

STOCK OPTION PLAN TO THE BOARD OF DIRECTORS:

Should the beneficiary resign, be dismissed or in case of termination, before the end of the program, the balance of the period worked, pro rata month, at the end of the cycle will be due at the same time as the other participants.

In the event of death or permanent disability of the Beneficiary, 100% of the shares granted to him and / or his legal heirs at the moment on a monthly pro rata basis.

13.5 - Stock-Based Compensation of the Board of Directors and Statutory Officers in the last 3 fiscal years, and the projections for the current fiscal year

The majority of the information in the table below do not apply to the Long-Term Incentive Program currently in force, provided that the Program does not provide for the grant of stocks to its beneficiaries. The Program considered the quote of the Company’s shares, among other factors, for defining the gross cash bonus payable in the form of long-term incentive to Statutory Officers.

The approval of the Extraordinary General Meeting, to be held on April 26, 2019, will be subject to new long-term incentive plans based on shares

Stock-Based Compensation projected for the Current Fiscal Year - Annual Amounts

	Board of Directors	Statutory Officers	Total

Number of members	11.00	4.83	15.83
Number of paid members	11.00	4.83	15.83
Weighted Average Price in the Fiscal Year:
Outstanding options in the beginning of the fiscal year	-	-	-
Options lost during the fiscal year	-	-	-
Options exercised during the fiscal year	-	-	-
Options expired during the fiscal year	-	-	-
Potential dilution in case of exercise of all granted options	-	-	-

Stock-Based Compensation for the Fiscal Year as of 12/31/2018 - Annual Amounts

	Board of Directors	Statutory Officers	Total

Number of members	0.00	3.50	3.50
Number of paid members	0.00	3.50	3.50
Weighted Average Price in the Fiscal Year:
Outstanding options in the beginning of the fiscal year	-	-	-
Options lost during the fiscal year	-	-	-
Options exercised during the fiscal year	-	-	-
Options expired during the fiscal year	-	-	-
Potential dilution in case of exercise of all granted options	-	-	-

Stock-Based Compensation for the Fiscal Year as of 12/31/2017 - Annual Amounts

	Board of Directors	Statutory Officers	Total

Number of members	0.00	3.25	3.25
Number of paid members	0.00	3.25	3.25
Weighted Average Price in the Fiscal Year:
Outstanding options in the beginning of the fiscal year	-	-	-
Options lost during the fiscal year	-	-	-
Options exercised during the fiscal year	-	-	-
Options expired during the fiscal year	-	-	-
Potential dilution in case of exercise of all granted options	-	-	-

Stock-Based Compensation for the Fiscal Year as of 12/31/2016 - Annual Amounts

	Board of Directors	Statutory Officers	Total

Number of members	0.00	3.75	3.75
Number of paid members	0.00	3.75	3.75
Weighted Average Price in the Fiscal Year:
Outstanding options in the beginning of the fiscal year	-	-	-
Options lost during the fiscal year	-	-	-
Options exercised during the fiscal year	-	-	-
Options expired during the fiscal year	-	-	-
Potential dilution in case of exercise of all granted options	-	-	-

We point out that most of the information in the table below do not apply to the Long-Term Incentive Program currently in force, provided that the Program does not project the grant of stocks to its beneficiaries. The Program considers quote of the Company’s shares, among other factors, for defining the gross cash bonus payable in the form of long-term incentive to Statutory Officers.

The approval of the Extraordinary General Meeting, to be held on April 26, 2019, will be subject to new long-term incentive plans based on shares

Current Fiscal Year

	Board of Directors	Statutory Officers	Total

Granting of stock call options (Incentive Granting)
Granting date (Date when the Incentive is Granted)	-	-	-
Number of options granted	-	-	-
Term for the options to allow exercise	-	-	-
Maximum term for exercising options	-	-	-
Stock transfer restriction plan	-	-	-
Fair value of the options on the date of each granting event (Incentive Value)	-	-	-
Fiscal year ended on 12/31/2018

	Board of Directors	Statutory Officers	Total

Granting of stock call options (Incentive Granting)
Granting date (Date when the Incentive is Granted)	-	-	-
Number of options granted	-	-	-
Term for the options to allow exercise	-	-	-
Maximum term for exercising options	-	-	-
Stock transfer restriction plan	-	-	-
Fair value of the options on the date of each granting event (Incentive Value)	-	-	-

Fiscal year ended on 12/31/2017

	Board of Directors	Statutory Officers	Total

Granting of stock call options (Incentive Granting)
Granting date (Date when the Incentive is Granted)	-	-	-
Number of options granted	-	-	-
Term for the options to allow exercise	-	-	-
Maximum term for exercising options	-	-	-
Stock transfer restriction plan	-	-	-
Fair value of the options on the date of each granting event (Incentive Value)	-	-	-

Fiscal year ended on 12/31/2016

	Board of Directors	Statutory Officers	Total

Granting of stock call options (Incentive Granting)
Granting date (Date when the Incentive is Granted)	-	-	-
Number of options granted	-	-	-
Term for the options to allow exercise	-	-	-
Maximum term for exercising options	-	-	-
Stock transfer restriction plan	-	-	-
Fair value of the options on the date of each granting event (Incentive Value)	-	-	-

13.6 - Information on outstanding options held by the Board of Directors and by the Statutory Officers at the end of the last fiscal year

There are no outstanding options held by the Board of Directors and by the Statutory Officers.

13.7 - Options exercised and stocks delivered relative to stock-based compensation of the Board of Directors and by the Statutory Officers in the last 3 fiscal years

We’re not exercised any options and no stocks were transferred in connection with stock-based compensation attached to the shares of the Company in the scope of the Long-Term Bonus Program, in force. The Long-Term Incentive Program does not provide for the transfer of stocks to its beneficiaries.

13.8 - Information necessary for understanding the data disclosed in items 13.5 to 13.7 - Pricing method for the value of stocks and options

Not Applicable. We’re not exercised any options and no stocks were transferred in connection with stock-based compensation attached to the shares of the Company in the scope of the Long-Term Bonus Program. The Long-Term Incentive Program does not provide for the transfer of stocks to its beneficiaries.

13.9 – Report the number of shares or quotas directly or indirectly held, in Brazil or abroad, and other securities convertible into shares or quotas, issued by the issuer, its direct or indirect controllers, subsidiaries or companies under shared control, by members of the Board of Directors, Statutory Officers or the Fiscal Council, grouped by body.

The members of the Board of Directors, Statutory Officers and the Fiscal Council hold shares in relation to the Company only, not holding any share interest in the subsidiaries.

Shares issued by the Company - December 31, 2018

Shareholders	CS	PS
Board of Directors	2	5
Statutory Officers	1,848	19
Fiscal Council	188	2
Total	2,038	26

13.10 - Information on the pension plans in force granted to members of the Board of Directors and by the Statutory Officers

The Company is the sponsor of Pension Plans PBS-Telemar, PBS-Tele Norte Celular, CELPREV and TCSPREV. However, no one of the members of the Board of Directors, Statutory Officers and Fiscal Council belong to said Plans and they are closed for new adhesions.

The information presented in the table below and in item 13.2 of this Reference Form refer to the Pensin Plan TelemarPrev sponsored by the Company in conjunction with Oi Móvel S.A. And Telemar Norte Leste S.A., pursuant with Section 14 of this Reference Form.

	Board of Directors	Statutory Officers
Number of members	0	4
Number of paid members	0	4
Plan Name	-	TelemarPrev
Number of managers eligible for retirement	-	3
Conditions for early retirement	-	50 years of age and 5 years of Attachment to the Benefit Plan
Updated amount of accumulated contributions in the pension plan up to the closing of the last fiscal year, deducted of the portion relative to contributions made directly by the managers	-	R$ 3,339,336.04
Total accumulated amount of contributions made during the last fiscal year, deducting the portion relative to contributions made directly by the managers	-	R$ 435,191.55
Possibility of early redemption and conditions	-	According to the Time of Membership with the Benefit Plan. Maximum 80% of contributions made by the Sponsor

13.11 - Maximum, minimum and average individual compensation of the Board of Directors, Statutory Officers and Fiscal Council

Annual Amounts
	Statutory Officers			Board of Directors			Fiscal Council
	12/31/2018	12/31/2017	12/31/2016	12/31/2018	12/31/2017	12/31/2016	12/31/2018	12/31/2017	12/31/2016
Number of members	3.50	3.25	3.75	9.75	11.00	9.83	3.67	3.33	4.00
Number of paid members	3.50	3.25	3.75	9.75	9.75	9.83	3.67	3.33	4.00
Amount of the highest compensation (Reais)	22,552,768	15,514,475	10,507,495	1.043.968	1.272.000	1.272.000	183.688	116.400	116.400
Amount of the lowest compensation (Reais)	15,592,300	11,801,532	6,368,428	423.608	300.000	512.011	183.688	116.400	116.400
Average compensation amount (Reais)	21,301,796	13,266,976	8,394,976	685.933	673.913	751.304	189.805	113.975	116.885
.

Observations
Statutory Officers
12/31/2018

- The number of members was calculated as specified in Official Letter CVM/SEP/# 02/2018.
- The number of members was calculated by the annual average calculated on a monthly basis.
- The value of the lowest individual annual compensation was verified excluding the members of the Statutory Officers who held office for at least 12 (twelve) months.
- In calculating the highest compensation, the member paid the highest compensation held office for 12 (twelve) months in the fiscal year.

12/31/2017

- The number of members was calculated as specified in Official Letter CVM/SEP/# 02/2018.
- The number of members was calculated by the annual average calculated on a monthly basis.
- The value of the lowest individual annual compensation was verified excluding the members of the Statutory Officers who held office for at least 12 (twelve) months.
- In calculating the highest compensation, the member paid the highest individual compensation held office for 11 (eleven) months in the fiscal year.

12/31/2016

- The number of members was calculated as specified in Official Letter CVM/SEP/# 02/2018.
- The number of members was calculated by the annual average calculated on a monthly basis.
- The value of the lowest individual annual compensation was verified excluding the members of the Statutory Officers who held office for at least 12 (twelve) months.
- In calculating the highest compensation, the member paid the highest individual compensation held office for 05 (five) months in the fiscal year.

Board of Directors
12/31/2018

- The number of members was calculated as specified in Official Letter CVM/SEP/# 02/2018.
- The number of members was calculated based on the verified annual average.
- The amount of the lowest individual annual compensation was calculated disregarding Board of Directors members to held office for less than 12 (twelve) months.
- In calculating the highest compensation, the director paid the highest compensation held office for 12 (twelve) months in the fiscal year.

12/31/2017

- The number of members was calculated as specified in Official Letter CVM/SEP/# 02/2018.
- The number of members was calculated based on the verified annual average.
- The amount of the lowest individual annual compensation was calculated disregarding Board of Directors members to held office for less than 12 (twelve) months.
- In calculating the highest compensation, the director paid the highest compensation held office for 12 (twelve) months in the fiscal year.

12/31/2016

- The number of members was calculated as specified in Official Letter CVM/SEP/# 02/2018.
- The number of members was calculated by the annual average calculated on a monthly basis.
- The amount of the lowest individual annual compensation was calculated disregarding Board of Directors members to held office for less than 12 (twelve) months.
- In calculating the highest compensation, the director paid the highest compensation held office for 12 (twelve) months in the fiscal year.

Fiscal Council
12/31/2018

- The number of members was calculated as specified in Official Letter CVM/SEP/# 02/2018.
- The number of members was calculated by the annual average calculated on a monthly basis.
- The amount of the lowest individual annual compensation was calculated disregarding Board of Directors members to held office for less than 12 (twelve) months.
- In calculating the highest compensation, the director paid the highest compensation held office for 12 (twelve) months in the fiscal year.

12/31/2017

- The number of members was calculated as specified in Official Letter CVM/SEP/# 02/2018.
- The number of members was calculated by the annual average calculated on a monthly basis.
- The amount of the lowest individual annual compensation was calculated disregarding Board of Directors members to held office for less than 12 (twelve) months.
- In calculating the highest compensation, the director paid the highest compensation held office for 12 (twelve) months in the fiscal year.

12/31/2016

- The number of members was calculated as specified in Official Letter CVM/SEP/# 02/2018.
- The number of members was calculated by the annual average calculated on a monthly basis.
- The amount of the lowest individual annual compensation was calculated disregarding Board of Directors members to held office for less than 12 (twelve) months.
- In calculating the highest compensation, the director paid the highest compensation held office for 12 (twelve) months in the fiscal year.

13.12 - Compensation or indemnity mechanisms for managers in case of removal from office or retirement

Statutory Officers have contracts that provide for indemnity in case of removal from office prior to the end of the office term. There is to projection for application of that mechanism in 2019.

Nowadays, a company has contracted D & O insurance as a standard of protection for its managers, through which it is possible to obtain payment of a premium, while an insurance company analyzes the claims, identifying those that are being covered by the policy , to pay the indemnity to the administrators (when there are already their own administrators). The Company has current indemnity agreements and, as is usual, there is not only an overall or annual limit on the guaranteed coverage. D & O Insurance guarantees the payment of financial damages to the database protected against the integrity of legal and liability acts, and includes coverage for statutory, civil actions and disqualification from exercising the function of administrator.

13.13 – Relative to the last 3 fiscal years, indicate the rate of total compensation held by managers and members of the Fiscal Council who are parties related to the controlling shareholders

Considering the termination of shareholders’ agreements applicable to the Company, and adding to that the fact that there are no shareholders with the ability to individually control Oi, the Company ceased to have a defined controlling shareholder.

Fiscal Year ended on December 31,
	2018	2017	2016
Board of Directors	0.00%	0.00%	14.59%
Statutory Officers	0.00%	0.00%	0.00%
Fiscal Council	0.00%	0.00%	0.00%

13.14 – Relative to the last 3 fiscal years, inform the compensation of the managers and members of the Fiscal Council, grouped by body, received for any reason other than the office they hold

There was no payment of compensation to members of the Board of Directors, Statutory Officers and Fiscal Council for any reason other than the office they hold.

13.15 - Relative to the last 3 fiscal years, the amounts recognized in the results of direct or indirect controlling shareholders, of entities under joint control and entities controlled by the issuer, as compensation of members of the Board of Directors, Statutory Officers or Fiscal Council of the issuer, grouped by body, specifying for what reason these amounts were attributed to these individuals

2018	Board of Directors	Statutory Officers	Fiscal Council	Total
Direct and indirect controllers	-	-	-	-
Subsidiaries of the Company	-	-	-	-
Entities under common control	-	-	-	-

2017	Board of Directors	Statutory Officers	Fiscal Council	Total
Direct and indirect controllers	-	-	-	-
Subsidiaries of the Company	-	-	-	-
Entities under common control	-	-	-	-

2016	Board of Directors	Statutory Officers	Fiscal Council	Total
Direct and indirect controllers	-	-	-	-
Subsidiaries of the Company	-	-	-	-
Entities under common control	-	-	-	-

13.16 - Other relevant information

There is no other relevant information about this item 13.

EXHIBIT V

Article 10 of CVM Ruling No. 481/09

ITEMS 12.5 TO 12.10 OF THE REFERENCE FORM

(Complementary information related to the proposal for election of the management members)

12.5 - Indicate in the form of a table:

Fiscal Council:

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties exercised at the issuer
Pedro Wagner Pereira Coelho	June 29, 1948	Fiscal Council	Annual General Meeting to be held on April 26, 2019	Until the Annual General Meeting of 2020	Not applicable
CPF	Profession	Elective position held	Date of investiture	Was elected by the controlling company	Description of another position/duty
258.318.957-34	Accountant	Effective Member	April 26, 2019	Not applicable	Not applicable
Consecutive terms			Percentage of Participation in the Meetings
1			100%
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Mr. Coelho is the Chairman of the Fiscal Council of Magnesita Refratários S/A since April 2008, a member of the Audit Committee of Parnaíba Gás Natural S/A since October 2015 and a member of the Fiscal Council of Estácio Participações S/A since April 2012. He has worked in the external audit area of PriceWaterhouseCoopers Independent Auditors from October 1978 until April 1981 and in the comptrollership of Banco de Investimentos Garantia S/A from May 1982 until July 1997. He was also the chairman of the fiscal council of Lojas Americanas S/A (commerce and retail), Tele Norte Leste Participações S.A. (telecommunications), Telemar Participações S.A. (telecommunications), TAM S.A. (transportation) and Enersul – Energética do Matogrosso do Sul (energy). For the past five years, he has worked as a partner at Carpe Diem – Consultoria Planejamento e Assessoria Empresarial Ltda. (a company in the Tax and Accounting Consultancy, Planning and Corporate Assistance, Undertaking and Participations field of activity). He has a degree in Business Administration by Sociedade Universitária Augusto Motta – SUAM, from 1978 and a degree in the Accounting Sciences by Faculdade – SOMLEI, from 1980.

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in Paragraph 1 of Article 40 of the Company's Bylaws.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties exercised at the issuer
Álvaro Bandeira	June 22, 1950	Fiscal Council	Annual General Meeting to be held on April 26, 2019	Until the Annual General Meeting of 2020	Not applicable
CPF	Profession	Elective position held	Date of investiture	Was elected by the controlling company	Description of another position/duty
266.839.707-34	Economist	Effective Member	April 26, 2019	Not applicable	Not applicable
Consecutive terms			Percentage of Participation in the Meetings
1			100%
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Mr. Bandeira is the Head-Economist of Corretora Modalmais since 2015, year in which he entered the institution. From 2011 to 2015, he was the Head-Economist of Órama, in which he led the analysis team. He held the same position for over ten years in Ágora Corretora, in which he was also a Partner-Officer. He was the President of the Brazilian Futures Stock Exchange [Bolsa Brasileira de Futuros - BBF], President of the National and regional APIMEC and, for five terms of office, a Director for BVRJ and BM&F, he was also a effective member of the Fiscal Council of Souza Cruz.  He is a lecturer in several Congresses linked to Capital Markets and personal finances, and prepares lectures in universities and companies on the themes relevant to this market. He has a regular column in outlets of the economic area and, in financial education sites, such as Dinheirama and Infomoney. In the latter, he was part of an interactive weekly program with a forum with over 400 logged-in individuals. He is currently a daily columnist for two editions of BandNews FM. With over 40 years of experience in the Capital Market, Mr. Bandeira has a degree in Economics by UFRJ and a postgraduate degree from Coppe-UFRJ.

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in Paragraph 1 of Article 40 of the Company's Bylaws.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties exercised at the issuer
Daniela Maluf Pfeiffer	May 30, 1970	Fiscal Council	Annual General Meeting to be held on April 26, 2019	Until the Annual General Meeting of 2020	Not applicable
CPF	Profession	Elective position held	Date of investiture	Was elected by the controlling company	Description of another position/duty
018.613.777-03	Business Administrator	Effective Member	April 26, 2019	Not applicable	Not applicable
Consecutive terms			Percentage of Participation in the Meetings
0			N/A
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Born on May 30, 1970, Mrs. Pfeiffer works as a Senior Analyst of DXA Investments, an investments firm, since January 2018. She was a partner at Canepa Asset Brasil, a funds management company, and was responsible for investors’ relations from January 2014 to October 2017. She previously worked as a partner at Nova Gestão de Recursos, an investments firm, from October 2011 to June 2013. Currently, Mrs. Pfeiffer is not a member of any management body of a publicly-held company. She was previously a member of the Fiscal Council of Banco Sofisa S.A. from April 2014 to April 2017; a member of the fiscal council of Viver Incorporadora e Construtora S.A. from April 2011 to April 2017; a member of the fiscal council of Banco Panamericano S.A. from September 2010 to April 2014; a member of the fiscal council of Santos Brasil S.A. from 2003 to 2005; a member of the Board of Directors of Brasil Telecom S.A. from 2003 to 2005; a member of the Board of Directors of Telemig Celular S.A. from 2003 to 2005; a member of the Board of Directors of Amazônia Celular S.A. from 2003 to 2005; a member of the Fiscal Council of Amazônia Celular S.A. from 1998 to 2002 and a member of the fiscal council of Telemig Celular S.A. from 1998 to 200. She is an IBGC-certified Fiscal Council member; she has a degree in Administration by UFRJ from 1992 and is currently attending a MBA in Corporate Management at FGV, which is estimated to end in March 2019.

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in Paragraph 1 of Article 40 of the Company's Bylaws.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties exercised at the issuer
Patricia Valente Stierli	May 19, 1956	Fiscal Council	Annual General Meeting to be held on April 26, 2019	Until the Annual General Meeting of 2020	Not applicable
CPF	Profession	Elective position held	Date of investiture	Was elected by the controlling company	Description of another position/duty
010.551.368-78	Business Administrator	Alternate Member	April 26, 2019	Not applicable	Not applicable
Consecutive terms			Percentage of Participation in the Meetings
0			N/A
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Mrs. Patricia Valente Stierli is currently (a) a member of the Audit Committee of Eletrobras – Centrais Elétricas S.A., as a financial specialist (since 2017); (b) a member of the Board of Directors PPE Fios Esmaltados S.A. (since 2018); (c) a member of the Audit Committee of Sociedade Beneficiente de Senhoras – Hospital Sírio Libanês (tenured from 2018 to 2021) and (d) an alternate member of the Audit Committee Centro de Integração Empresa Escola CIEE (since 2018). Mrs. Patricia Valente previously worked as (a) member of the Audit Committee of Bardella S.A. Indústrias Mecânicas (from 2015 until October 2018); (b) a member of the Board of Directors of Pettenati S.A. Indústria Têxtil (2015); (c) an alternate member of the Audit Committee of Dohler S.A. (Tenure from 2017 to 2018); and (d) as a member of the Board of Directors and Audit Committee of publicly-held companies,as a minority shareholders’ representative (four years). In addition, Mrs.  Patricia has experience in managing third-party resources, after having been a statutory officer for 6 years, working in a management, and being in charge of institutional and retail clients. Mrs. Patricia worked as Financial Officer, having worked 3 years as Statutory Officer, where she was in charge of accounting, fiscal, budget, treasury and human resources.

Mrs. Patricia holds a bachelor degree in Business Administration from the Fundação Getúlio Vargas Foundation (FGV), a São Paulo Business Administration School, and did her Management for Graduates specialization course at CEAG (MBA) - EAESP / FGV and her specialization in Controllership course at GVPEC.

In the last five years, Mrs. Patricia had no criminal conviction, no conviction in an administrative proceeding of the CVM, or any final and unappealable conviction in the judicial or administrative sphere that has suspended or disqualified the practice of professional or commercial activity.

Independent Member, in accordance with the definition of the "Conselheiro Independente" in paragraph 1 of article 40 of the Company's Bylaws.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties exercised at the issuer
Wiliam da Cruz Leal	October 03, 1956	Fiscal Council	Annual General Meeting to be held on April 26, 2019	Until the Annual General Meeting of 2020	Not applicable
CPF	Profession	Elective position held	Date of investiture	Was elected by the controlling company	Description of another position/duty
245.579.516-00	Consultant	Alternate Member	April 26, 2019	Not applicable	Not applicable
Consecutive terms			Percentage of Participation in the Meetings
0			N/A
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Mr. Wiliam has extensive experience in Corporate Governance, Corporate Sustainability, Enterprise Risk Management, Internal Controls, Technology and Information Security. Since 2011 is Managing Partner of Cruz Leal Gestão Empresarial Ltda., Consulting firm specialized in motivation, leadership, technology, corporate governance and sustainability. He is a Board Member certified by IBGC - Brazilian Institute of Corporate Governance since 2009. He worked at Tele Norte Leste Participações S.A., a telecommunications company, from 2000 to 2009, having served as Executive Manager of Corporate Governance Manager Internal controls and Budget and Special Projects Manager and Systems Audit. Previously, he worked at Banco do Brasil S.A., from 1975 to 2000, having served as Executive Manager of changes and Analyst Information Technology Consultant. He is graduated in Mechanical Engineering from Fundação de Ensino Superior de Itaúna, Minas Gerais, in 1980.

For the past five years, he has not had any criminal conviction, any adverse award in administrative proceedings by CVM, or any conviction made final and unappealable, in the judicial or in the administrative sphere, which has suspended or disqualified the practice of professional or commercial activities.

Independent Member, pursuant to the definition of "Independent Director" set forth in Paragraph 1 of Article 40 of the Company's Bylaws.

Name	Date of Birth	Management body	Date of election	Term of Office	Other positions and duties exercised at the issuer
Luiz Fernando Nogueira	October 15, 1966	Fiscal Council	Annual General Meeting to be held on April 26, 2019	Until the Annual General Meeting of 2020	Not applicable
CPF	Profession	Elective position held	Date of investiture	Was elected by the controlling company	Description of another position/duty
001.214.657-99	Economist	Alternate Member	April 26, 2019	Not applicable	Not applicable
Consecutive terms			Percentage of Participation in the Meetings
0			N/A
Professional experience/ Declaration of possible adverse sentences/ Independence criteria:

Since May 2016, Mr. Luiz Fernando Nogueira has been working as a CFO in Neogas, having previously served as CFO in the following companies: Brookfield Renewable Energy, Ferroport, Concremat, Bematech. In addition, Mr. Luiz Fernando was CFO at Timnet (TIM group company), Executive Manager Investor Relations at Petrobras and a Latin America Planning and Control Manager at IBM. Mr. Luiz Fernando holds a bachelor's degree in economics from the Pontifical Catholic University, a post-graduate degree in financial management from Fundação Getúlio Vargas, an MBA in finance from IBMEC, and a training course in conflict mediation at Mediare.

In the last five years, Mr. Luiz Fernando had no criminal conviction, no conviction in an administrative proceeding of the CVM, or any final and unappealable conviction in the judicial or administrative sphere that has suspended or disqualified the practice of professional or commercial activity.

Independent Member, in accordance with the definition of the "Conselheiro Independente" in paragraph 1 of article 40 of the Company's Bylaws.

12.6 - For each member of the Board of Directors or the Audit Board in the last fiscal year, provide a table informing the percentage of attendance in each meeting held by the body in the period after the member’s investiture

Name	Numbers of meetings held by Fiscal Council	Percentage of Participation in Meetings
Pedro Wagner Pereira Coelho	16	100%
Alvaro Bandeira	16	100%
Daniela Maluf Pfeiffer	16	100%
Domenica Eisenstein Noronha	16	100%

12.7 – Composition and professional background of each member of the committees provided for in the Bylaws, or of the audit, risk, financial and compensation committees

New members of statutory committees will not be elected, nor of audit, risk, financial and compensation committees.

12.8 – For each member of the committees provided for in the Bylaws, or of the audit, risk, financial and compensation committees, even if not provided for in the Bylaws, provide, in the form of a table, the percentage attendance in the meetings held by the body in the period since the member’s investiture

No members were elected for the advisory committees to the Company's board of directors.

12.9.      Existence of marital or steady union relationship or kinship to the second degree:

There is no spouse relationship, steady union or relative relation up to the second degree among (i) our administrators; (ii) our administrators and the administrators of the Company’s direct or indirect subsidiaries; (iii) our administrators or administrators of our direct or indirect subsidiaries, and our direct or indirect controlling shareholders; and/or (iv) our administrators and the administrators of our direct and indirect parent companies

12.10 – Relationship of subordination, service supplier or control, over the past three fiscal years, among the directors and officers of the issuer and other

There is no Relationship of subordination, service supplier or control, over the past three fiscal years, among controlled, direct or indirectly, of the Company; or among Controlling Shareholder and any other suppliers or clients.

EXHIBIT VI

Article 11 of CVM Ruling No. 481/09

Origin and Justification of the Proposal for Statutory Amendment

The following table summarizes the proposed amendment to the Company's Bylaws:

Report on the proposed amendment to the

Bylaws of Oi S.A. In Judicial Reorganization

Below is a report detailing the origin and justification of the proposal to amend the Company's Bylaws and analyzing its possible legal and economic effects, according to article 11 of CVM Ruling 481/09:

Current Bylaw	Proposal of Amendment of Bylaw	Justification

Article 32 - The Board of Directors may create Advisory Committees and appoint their respective members from members of the Board of Directors.

1st Paragraph - The Advisory Committees to be created by the Board of Directors and whose objectives and competencies will also be defined by the Board of Directors, shall be composed of at least 3 and at most 5 members and shall always have a majority composed of Board of Directors of the Company.

2nd Paragraph - Employees and Executive Officers cannot be nominated as members of any Committee.

3rd Paragraph - Whenever the duties of a particular Advisory Committee so require, the Board of Directors may appoint external expert(s) as member(s) of such Committee, provided that he or she is well-recognized for his or her technical qualification and experience in matters subject to the Committee, selected through a process organized by the Company. The external member of the Committee shall be subject to the same duties and responsibilities as the Board Members, within the scope of their actions in the respective Committee.

Article 32 - The Company shall have an Audit, Risks and Controls Committee ("CARC"), an advisory body, directly linked to the Board of Directors, which may also create other Committees, appointing their respective members from among the members of the Board of Directors.

1st Paragraph - The CARC shall have its own Internal Regulations, approved by the Board of Directors, which shall describe in detail all functions, admissibility and independence requirements, competencies and operational procedures of the CARC.

2nd Paragraph - The CARC shall function permanently and shall be composed of at least three (3) and at maximum five (5) members, all independent members as defined in the Company´s Bylaws, appointed by the Board of Directors, for a two year-term, which will coincide with the term of office of the members of the Board of Directors.

3rd Paragraph - The other Committees created by the Board of Directors shall have their objectives and competencies defined by the Board of Directors, and shall be composed of least three (3) and at maximum five (5) members and shall always have a majority composed of Directors of the Company.

4th Paragraph - No employees or Company Officers may be appointed as members of any Committee.

5th Paragraph - Except about CARC, whenever the duties of a particular Committee require, the Board of Directors may appoint external expert (s) as a member (s) of that particular Committee, those external experts shall be recognized for their notorious technical qualification and experience in matters related to the Committee, and also be elected through a process organized by the Company. The external member of the Committee shall be subject to the same duties and responsibilities to which the Board Members are bound, according to their performance in the respective Committee.

The amendment of the Company's Bylaws has intended of expressly provide in the Company's Bylaws the creation of an Audit Committee, Risks and Controls. Therefore, all the functions necessary to be following the SOX (Sarbanes-Oxley) requirements will be exercised by mentioned Statutory Committee and no longer by the Fiscal Council.

EXHIBIT VII

Copy of Company's Bylaws with the proposed amendment

OI S.A.

Corporate Taxpayer’s Registry (CNPJ/MF) No. 76.535.764/0001-43
Board of Trade (NIRE) No. 33.3.0029520-8
Publicly Held Company

Bylaws

CHAPTER I
LEGAL SYSTEM

Article 1 - Oi S.A. (“Company”) is a publicly held company, which is governed by the present Bylaws and applicable legislation.

1st Paragraph - Once the Company is admitted to the special listing segment known as Level 1 Corporate Governance of the B3 S.A. – Brasil, Bolsa, Balcão (“B3”), the Company, its shareholders, management and members of its Audit Committee, shall be subject to the provisions of the Listing Regulations of the Level 1 Corporate Governance of B3 (“Level 1 Listing Regulations”).

2nd Paragraph - The Company, its management and shareholders shall comply with the provisions of the regulations for listed issuers and admission for securities trading, including rules regarding delisting and exclusion from trading securities admitted for trading on organized markets administered by B3.

3rd Paragraph - Capitalized terms, when not defined in these Bylaws, shall have the meaning given to them in the Level 1 Listing Regulations.

Article 2 - The object of the Company is to offer telecommunications services and all activities required or useful for the delivery of these services, in accordance with concessions, authorizations and permits granted thereto.

Sole Paragraph - In connection with achieving of its object, the Company may include goods and rights of third parties in its assets, as well as:

I.              hold equity interests in the capital of other companies;

II.           organize fully-owned subsidiaries for the performance of activities comprising its object, which are recommended to be decentralized;

III.         perform or procure the importation of goods and services that are necessary for the execution of the activities comprised in its object;

IV.        render technical assistance services to other telecommunications companies, performing activities of common interest;

V.           perform research and development activities seeking to develop the telecommunications sector;

VI.        enter into contracts and agreements with other telecommunications service companies or any person or entity, seeking to ensure the operation of its services, without prejudicing its activities and responsibilities; and

VII.      perform other activities related or correlated to the Company’s corporate object.

Article 3 - The Company is headquartered in the City of Rio de Janeiro, State of Rio de Janeiro, and may, by decision of its Board of Executive Officers, in compliance with Article 39, create, change the address and close branches and offices of the Company.

Article 4 - The duration of the Company is indefinite.

CHAPTER II
CAPITAL STOCK

Article 5 - The subscribed and fully paid-in capital stock is thirty-two billion, five hundred thirty-eight million, nine hundred thirty-seven thousand, three hundred seventy reais (R$ 32,538,937,370.00), represented by five billion, nine hundred fifty-four million, two hundred five thousand and one (5,954,205,001) shares, with five billion, seven hundred ninety-six million, four hundred seventy-seven thousand, seven hundred sixty (5,796,477,760) common shares and one hundred fifty-seven million, seven hundred twenty-seven thousand, two hundred forty-one (157,727,241) preferred shares, all of them registered and with no par value.

1st Paragraph - The issuance of participation certificates and new preferred shares by the Company is prohibited.

2nd Paragraph - The preferred shares may be converted into common shares, at the time and under the conditions approved by the Board of Directors of the Company.

3rd Paragraph - All of the shares of the Company are book-entry shares, and are held in a deposit account with a financial institution authorized by the Brazilian Securities Commission (Comissão de Valores Mobiliários - “CVM”), on behalf of their holders, and are not available in certificated form.

4th Paragraph - Transfer and registration costs, as well as the cost of service on the book-entry shares may be charged directly to the shareholder by the depositary institution as provided in Article 35, 3rd Paragraph of Law No. 6,404 of December 15, 1976 (“Corporate Law”).

Article 6 - The Company is authorized to increase its capital stock by resolution of the Board of Directors, in common shares, until its capital stock reaches R$38,038,701,741.49, it being understood that the Company may no longer issue preferred shares in capital increases by public or private subscription.

Sole Paragraph - Within the authorized capital limit, the Board of Directors may:

i.        deliberate on the issuance of bonds and debentures convertible into shares; and

ii.      according to a plan approved at a Shareholders’ Meeting, grant an option to purchase stock to its management, employees of the Company or of its subsidiaries and/or individuals who render services to them, without the shareholders having preemptive rights to the subscription of such stock.

Article 7 - Through a resolution of the Shareholders’ Meeting or of the Board of Directors, as the case may be, the Company’s capital stock may be increased by capitalizing profit or reserves.

Sole Paragraph - Any such capitalization shall be made with no alteration to the number of shares issued by the Company.

Article 8 - The capital stock is represented by common and preferred shares, with no par value, and there is no requirement that the shares maintain their current proportions in future capital increases.

Article 9 - Through resolution of a Shareholders’ Meeting or the Board of Directors, as the case may be, the period for exercising the preemptive right for the subscription of shares, subscription of bonds or debentures convertible into shares in the cases provided in Article 172 of the Corporate Law, may be excluded or reduced.

Article 10 - Non-payment by the subscriber of the issuance price as provided in the list or call shall cause it to be legally in default, for the purposes of Articles 106 and 107 of the Corporate Law, being subject to payment of the overdue amount adjusted for inflation in accordance with the fluctuation of the Market Price Index - IGP-M in the shortest period permitted by law, in addition to interest of 12% (twelve percent) per year, “pro rata temporis” and a fine of 10% (ten percent) of the amount overdue, duly adjusted for inflation.

CHAPTER III
SHARES

Article 11 - Each common share is entitled to the right to one vote at the deliberations of the Shareholders’ Meetings.

Sole Paragraph - Ordinary shares entitle their holders to the right to be included in a public offering of shares resulting from the sale of control of the Company at the same price and under the same terms offered to the seller, pursuant to Article 46 of these Bylaws.

Article 12 - The preferred shares have no right to vote and are assured priority in the payment of the minimum and non-cumulative dividend of 6% (six percent) per year calculated as a percentage of the amount resulting from dividing the capital stock by the total number of shares of the Company, or 3% (three percent) per year calculated as a percentage of the book value of shareholders’ equity divided by the total number of shares of the Company, whichever is higher.

1st Paragraph - The preferred shares of the Company, in compliance with the terms of the first paragraph of this Article, shall be granted the right to vote, through separate voting, in the decisions related to the hiring of foreign entities related to the controlling shareholders, in the specific cases of management service agreements, including technical assistance.

2nd Paragraph - The preferred shares of the Company, in compliance with the terms of the first paragraph of this Article, shall be granted the right to vote in the decisions related to employment of foreign entities related to the controlling shareholders, in terms of management services, including technical assistance, and the amounts of which shall not exceed in any given year, until the termination of the concession, 0.1% (zero point one percent) of annual sales for the Fixed Switched Telephone Service of the Telecommunication Transport Network.

3rd Paragraph - The preferred shares shall acquire the right to vote if the Company fails to pay the minimum dividends to which they are entitled for 3 (three) consecutive years, in accordance with the terms of this article.

CHAPTER IV

SHAREHOLDERS’ MEETING

Article 13 - The Shareholders’ Meeting shall be held ordinarily once a year and extraordinarily when convened pursuant to law or to these Bylaws.

Article 14 - The Shareholders’ Meeting shall be convened by the Board of Directors, or the manner in sole paragraph of Article 123 of the Corporate Law.

Article 15 - The Shareholders’ Meeting shall be convened and presided over by the Chairman of the Board of Directors or the individual appointed, either at the time of the Meeting, or in advance, by means of a power of attorney with specific powers. In the absence of the Chairman of the Board of Directors or at the election of the Chairman of the Board of Directors, the Shareholders’ Meeting shall be convened and presided over by the Vice-Chairman of the Board of Directors or whomsoever appointed, or by means of a proxy previously granted with specific powers. In the event of the absence of the Vice-Chairman of the Board or his or her appointment, it shall be incumbent upon any Statutory Officer present to convene and preside over the General Meeting. The Chairman of the meeting, in turn, shall choose the corresponding secretary.

Article 16 - Before convening the Shareholders’ Meeting, the duly identified shareholders shall sign the Shareholders’ Attendance Book.

Sole Paragraph - The signing of the shareholders’ attendance list shall be ended by the Chairman of the Meeting at the time the Shareholders’ Meeting is convened.

Article 17 - The following formal requirements for attendance at the Shareholders’ Meeting will be required to be complied with by the Company and the Board, in addition to the procedures and requirements provided for by law:

(i)            Up to 2 (two) business days prior to the Shareholders’ Meeting, each shareholder shall have sent to the Company, at the address indicated in the Call Notice, proof of or a statement issued by the depositary institution or the custodian, containing its respective equity interest, and issued by the competent body within 3 (three) business days prior to the Shareholders’ Meeting; and (i) if the shareholder is a Legal Entity, certified copies of its Certificate of Incorporation, Bylaws or Articles of Association, the minutes of the meeting electing its Board of Directors (if any) and minutes of the election of the Board of Executive Officers that contains the election of the legal representative(s) attending the Shareholders’ Meeting; or (ii) if the shareholder is an Individual, certified copies of its identity documents and tax identification number; and (iii) if the shareholder is a Fund, certified copies of the regulations of the Fund and the Bylaws or Articles of Association of the manager of the Fund, as well as minutes of the meeting of the election of the legal representative(s) attending the Meeting. In addition to the documents listed in (i), (ii) and (iii), as the case may be, when the shareholder is represented by a proxy, it shall submit along with such documents the respective proxy, with special powers and notarized signature, as well as certified copies of the identity documents and minutes of the meeting of the election of the legal representative who signed the proxy to confirm its powers of representation, in addition to the identity documents and tax identification numbers of the attorney in fact in attendance.

(ii)           A copy of the documents referred to in the previous paragraph may be submitted, and the original documents referred to in the subsection above shall be presented to the Company prior to convening the Shareholders’ Meeting.

Article 18 - The resolutions of the Meeting, except as otherwise provided by law or by these Bylaws, shall be taken by a majority vote of those present or represented, not counting abstentions.

Article 19 - The discussions and deliberations of the Shareholders’ Meeting shall be written in the book of minutes, signed by the members of the board and by the shareholders present, which represent, at least, the majority required for the deliberations made.

1st Paragraph - The minutes may be drafted in summarized form, including dissent and objections.

2nd Paragraph - Except for resolutions to the contrary by the Shareholders’ Meeting, the minutes shall be published without signatures of the shareholders.

Article 20 - In addition to the other duties provided by law and by these Bylaws, the Shareholders’ Meeting shall be solely responsible for the following:

(i)        elect and remove members from the Board of Directors and the Audit Committee;

(ii)       establish the aggregate remuneration of members of the Board of Directors and members of the Audit Committee;

(iii)      approve plans to grant stock options to purchase shares to officers and employees of the Company or companies under its direct or indirect control and/or individuals who provide services to the Company;

(iv)         deliberate on the allocation of annual net income and the distribution of dividends;

(v)       authorize management to file for bankruptcy, request bankruptcy protection or file for bankruptcy protection;

(vi)      deliberate on a proposed delisting of the Company from the special listing segment of Level 1 Corporate Governance of B3; and

(vii)     choose the institution or specialized companies to evaluate the Company in the cases provided for in the Corporate Law and in these Bylaws.

CHAPTER V

COMPANY’S MANAGEMENT

Section I
General Rules

Article 21 - Management of the Company shall be overseen by the Board of Directors and by the Board of Executive Officers.

1st Paragraph - The appointment of members of management will not require a guarantee and will be accomplished through execution of the instrument of appointment in the Minutes Book of the Meetings of the Board of Directors or the Board of Executive Officers, as appropriate. The appointment of members of management shall be subject to the prior subscription of the Term of Consent of Management (Termo de Anuência dos Administratores) in accordance with the Level 1 Listing Regulations and the Statement of Consent to the Code of Ethics and the Disclosure and Securities Trading Policies adopted by the Company, and compliance with applicable legal requirements.

2nd Paragraph - The positions of Chairman of the Board of Directors and Chief Executive Officer or principal executive of the Company may not be held by the same person.

Section II
Board of Directors

Article 22 - The Board of Directors is comprised of 11 (eleven) members, all elected and dismissible through the Shareholders’ Meeting, with a combined term of 2 (two) years; reelection permitted.

1st Paragraph - Only the individuals who meet the following, in addition to legal and regulatory requirements, can be elected to serve on the Board of Directors: (i) do not hold positions in companies that may be considered competitors of the Company or its subsidiaries in the marketplace, in particular, on advisory, management and/or audit committees; and (ii) have no conflict of interest with the Company or with its subsidiaries.

2nd Paragraph - Holders of preferred shares shall be entitled to elect, by separate vote, a member of the Board of Directors.

3rd Paragraph - Amendments of the terms set forth in the 2nd Paragraph of this Article shall require separate approval by the holders of preferred shares.

4th Paragraph - The members the Board of Directors shall remain in office after the end of the term until appointment of their replacements.

Article 23 - The Chairman and the Vice-Chairman of the Board of Directors shall be appointed by the Board Members, in the first meeting of the Board of Directors to be held after the General Shareholders’ Meeting that elects the Board Members, in compliance with the provisions of Paragraph 2 of Article 21

1st Paragraph - The Chairman of the Board of Directors shall be responsible for convening the meeting of the Board of Directors and arranging for convening the Shareholders’ Meetings, when approved by the Board of Directors.

2nd Paragraph – In the event of an disability or temporary absence, the Chairman shall be replaced by the Vice-Chairman or, in his absence, by another Director appointed by the Chairman of the Board and, if there is no indication, by other members of the Board.

3rd Paragraph - In the event of a permanent vacancy in the position of Chairman or Vice-Chairman of the Board of Directors, the new chairman will be appointed by the Board of Directors from among its members, at a meeting specially convened for this purpose.

Article 24 - At least 20% (twenty percent) of the members of the Board of Directors shall be Independent Members of the Board of Directors, in the manner prescribed in the Novo Mercado Listing Rules, and expressly declared as such in the minutes of the Shareholders’ Meeting electing them, and shall be considered as independent members of the Board of Directors elected pursuant to the provisions under Article 141, §§ 4 and 5 of the Corporate Law.

Sole Paragraph - When, in connection with the calculation of the percentage referred to in the first paragraph of this Article, the result is a fractional number of members of the Board of Directors, the Company shall round the number to the nearest whole number immediately higher.

Article 25 - Except as provided in Article 26 hereof, the election of members of the Board of Directors will be done through a slate system.

1st Paragraph - In the election covered by this Article, only the following may compete as part of the slates: (a) those nominated by the Board of Directors; or (b) those that are nominated, pursuant to the 3rd Paragraph of this Article, by any shareholder or group of shareholders.

2nd Paragraph - The Board of Directors shall, before or on the day of convening the Shareholders’ Meeting to elect the members of the Board of Directors, disclose the management’s proposal, indicating the members of the proposed slate and post a statement signed by each member of the slate nominated thereby, at the Company, including: (a) his or her complete qualifications; (b) a complete description of his or her professional experience, mentioning professional activities previously performed, as well as professional and academic qualifications; and (c) information about disciplinary and judicial proceedings in which he or she has been convicted in a final and unappealable decision, as well as information, if applicable, on the existence of cases of being barred or conflict of interest, pursuant to Article 147, 3rd Paragraph of the Corporate Law.

3rd Paragraph - The shareholders or group of shareholders who wish to propose another slate to compete for positions on the Board of Directors shall, with at least 5 (five) days before the date set for the Shareholders’ Meeting, submit to the Board of Directors affidavits signed by each of the candidates nominated by them, including the information mentioned in the foregoing paragraph above , and the Board of Directors shall immediately disclose information, by notice published on the Company’s website and electronically submitted to CVM and B3, that the documents related to the other slates submitted are available to the shareholders at the Company’s headquarters.

4th Paragraph - The names of those nominated by the Board of Directors or by shareholders shall be identified, as the case may be, as candidates to be Independent Members of the Board of Directors, subject to the provisions of Article 24 above.

5th Paragraph - The same person may participate in two or more slates, including the one nominated by the Board of Directors.

6th Paragraph - Each shareholder can only vote in favor of one slate, and the candidates of the slate that receives the most votes at the Shareholders’ Meeting shall be declared elected.

Article 26 - In the election of members of the Board of Directors, the shareholders may require, pursuant to law, the adoption of a cumulative voting process, provided they do so at least 48 (forty-eight) hours prior to the Shareholders’ Meeting, subject to the requirements set forth by law and by the CVM regulations.

1st Paragraph - The Company, immediately after receiving such request, shall disclose the information that the election shall be carried out by the cumulative voting process by notices published on its website and electronically submitted to CVM and B3.

2nd Paragraph - Once the Shareholders’ Meeting has been convened, the board will, in view of the signatures in the Shareholders’ Attendance Book and the number of shares held by the shareholders present, calculate the number of votes to which each shareholder is entitled.

3rd Paragraph - In the event of election of the Board of Directors by the cumulative voting process, there will be no elections by slates and the members of the slates referred to in Article 25 shall be considered as candidates for members of the Board of Directors, as well as the candidates that may be nominated by a shareholder who is present at the Shareholders’ Meeting, provided that statements signed by such candidates are submitted to the Shareholders’ Meeting, as provided for in the 2nd Paragraph of Article 25 hereof.

4th Paragraph - Each shareholder shall have the right to accumulate votes assigned to him for a single candidate or distribute them among several candidates, and those who receive the most votes shall be declared elected.

5th Paragraph - The positions that, by virtue of a tie, are not filled, will undergo a new vote, by the same process, adjusting the number of votes for each shareholder, given the number of positions to be filled.

6th Paragraph - Whenever the election has been conducted by a cumulative voting process, the removal of any member of the Board of Directors by the Shareholders’ Meeting shall result in the removal of the other members, and there shall be a new election. In all other cases of vacancy, the first General Shareholders’ Meeting will conduct a new election of all the Board of Directors, in accordance with 3rd paragraph of Article 141 of the Corporate Law.

7th Paragraph - If the Company is under control of a controlling shareholder or group, as defined under Article 116 of the Corporate Law, minority shareholders holding common shares may, as provided for in the 4th Paragraph of Article 141 of the Corporate Law, request the separate election of one member of the Board of Directors, and the rules set forth under Article 26 above shall not apply to such election.

Article 27 - If a member of the Board of Directors who is resident and domiciled abroad is elected, his appointment is subject to having an attorney-in-fact appointed who is resident and domiciled in Brazil, with powers to receive summons in an action that may be brought against him, based on corporate law. The validity of the proxy shall be at least 3 (three) years after termination of the term of the respective member of the Board of Directors.

Article 28 - The Board of Directors shall meet, ordinarily, in accordance with the schedule to be disclosed by the Chairman in the first month of each fiscal year, which shall provide for at least monthly meetings and extraordinary meetings whenever required.

1st Paragraph - Call notices for meetings of the Board of Directors shall be made in writing, by e-mail, letter and/or other electronic means agreed upon by the totality of it members, and must include the place, date and time of the meeting and the agenda.

2nd Paragraph - The Board of Directors’ meetings shall be convened at least 5 (five) days in advance, and, regardless of the call formalities, shall be deemed a regular meeting if attended by all members of the Board of Directors.

3rd Paragraph - In urgent cases, the Chairman of the Board of Directors may convene a meeting of the Board of Directors with less advance notice than that provided for in 2nd Paragraph of this Article.

Article 29 - The meeting of the Board of Directors shall be convened with the presence of a majority of its members and decisions will be taken by majority vote of those present, and the Chairman of the Board in the event of a tie, shall have the casting vote.

Paragraph 1 - The Board members are permitted to attend meetings of the Board via conference call, videoconference, any other means of communication that allows all Directors to see and/or hear each other or, by sending in advance his or her written vote. The Board Member, in such a case, shall be considered present at the meeting to verify the quorum of installation and voting, and such vote shall be considered valid for all legal purposes and incorporated into the minutes of such meeting, which shall be drawn up and signed by all present at the next meeting.

Paragraph 2 - A member of the Board of Directors may not participate in Board of Directors’ resolutions related to matters in which it has conflicting interests with the Company, and shall (i) inform other members of the Board of Directors regarding his or her inability; and (ii) inform, in the minutes of the meeting, the nature and extent of his or her interest.

Article 30 - Except as provided in Article 23, 2nd Paragraph above, in the event of absence, members of the Board of Directors may be replaced by a member of the Board of Directors appointed in writing by the absent Director. The member appointed by the absent Board Member to represent him at a meeting of the Board of Directors shall have, in addition to his own vote, the absentee Board member's vote, except as provided for in Paragraph 1 of Article 29 of these Bylaws.

Sole Paragraph - Considering the provisions of Article 23, 2nd Paragraph above, in the case of a vacancy in a position of a member of the Board of Directors, the provisions of Article 150 of the Corporate Law shall be complied with, except as provided in the 6th Paragraph of Article 26 hereof.

Article 31 - In addition to the duties provided by law and by these Bylaws, the Board of Directors shall be responsible for the following:

i.         determine the general guidelines of Company and subsidiary business and monitor execution thereof;

ii.        convene the Shareholders’ Meeting;

iii.       approve the Company’s and its subsidiaries’ annual budget, and the business goals and strategies provided for the subsequent period;

iv.      approve the remuneration policy of the Company’s management and employees, setting goals to be achieved in variable remuneration programs, subject to applicable law;

v.        issue statements and submit the management report and the Board of Executive Officers’ accounts to the Shareholders’ Meeting;

vi.      elect and dismiss, at any time, Executive Officers and establish their duties, subject to legal and statutory provisions;

vii.     supervise the management of Executive Officers, examine, at any time, the Company’s books, request information on contracts entered into or to be entered into or on any other acts;

viii.    appoint and dismiss the independent auditors;

ix.      approve and amend the Charter of the Board of Directors;

x.        establish the location of the Company’s headquarters;

xi.      submit the proposed allocation of net income to the Shareholders’ Meeting;

xii.     approve the acquisition of shares issued by the Company to be canceled or held in treasury for subsequent sale;

xiii.    authorize the issue of shares by the Company within the limits authorized under Article 7 hereof, establishing the conditions of issue, including price and payment term;

xiv.   approve investments and disinvestments by the Company or its subsidiaries in the capital of other companies that exceed the authority of the Board of Executive Officers, as well as authorize minority investments and the entering into of shareholders agreements by the Company and its subsidiaries;

xv.     approve loans, financing or other transactions resulting in debt to the Company or to its subsidiaries, the value of which exceeds the authority of the Board of Executive Officers;

xvi.   approve the issuance and cancellation of debentures and the issuance of debentures convertible into shares, within the limit of authorized capital, and of non-convertible debentures of the Company and its subsidiaries;

xvii.  authorize the Board of Executive Officers to purchase, sell, create liens or encumbrances of any nature on permanent assets, render guarantees generally, enter into contracts of any kind, waive rights and transactions of any kind of the Company and its subsidiaries in amounts equal to or greater than the authority of the Board of Executive Officers;

xviii. authorize the granting of security interests or guarantees by the Company and its subsidiaries for obligations to third parties in excess of the amount under the authority of the Board of Executive Officers;

xix.   approve extraordinary contributions to private pension plans sponsored by the Company or its subsidiaries;

xx.     to prepare and disclose a reasoned opinion in favor of or against any public offering for acquisition of shares issued by the Company, by a considered opinion, disclosed within 15 (fifteen) days from publication of the notice of a public offering of the acquisition of shares, which shall include at least (a) the appropriateness and opportunity of the public offering to acquire shares with regards to the interest of the Company and the shareholders, including with regards to the price and potential impacts on liquidity of the shares; (b) the strategic plans disclosed by the offering party in relation to the Company; and (c) alternatives to the acceptance of the public offering for the acquisition of shares available on the market, other points that the Board of Directors deems pertinent, as well as the information required by the applicable rules established by the CVM, also including a favorable or contrary opinion to the acceptance of the public offering for the acquisition of shares and the warning that each shareholder is responsible for the final decision of such acceptance;

xxi.   in view of the commitment of the Company and of the subsidiaries to sustainable development, authorize the practice of pro bono acts on behalf of its employees or the community, at an amount in excess of the authority of the Board of Executive Officers;

xxii.  nominate the representatives of the governing bodies of pension funds sponsored by the Company or its subsidiaries;

xxiii. approve the Charters of the Advisory Committees to the Board of Directors of the Company;

xxiv.authorize the granting of stock options to its management, employees or individuals who provide services to the Company, within the limit of authorized capital; and

xxv.  distribute the remuneration fixed by the Shareholders’ Meeting among the members of the Board of Directors and Board of Executive Officers.

xxvi.oversee that the Company, during the licensing term and its renewal, bind itself to assuring the effective existence, on national territory, of centers for deliberation and implementation of strategic, management and technical decisions involved in the accomplishment of the License Agreement of the Public Switched Telephone Network (PSTN), the Authorization Term for Telecommunication Transport Network Service, the Authorization Term for Mobile Highway Telephone Service, and also making this obligation reflect on the composition and the decision making procedures of its management organs.

1st Paragraph - In each fiscal year, at the first meeting following the Ordinary Shareholders’ Meeting, the Board of Directors shall approve the authority of the Company’s Board of Executive Officers and its subsidiaries, according to the duties provided for in this Article.

2nd Paragraph - The Company is prohibited from granting loans or guarantees of any kind to shareholders that are part of the controlling block, to the controlling shareholders thereof to companies under common control, and to companies they directly or indirectly control.

Article 32 - The Company shall have an Audit, Risks and Controls Committee ("CARC"), an advisory body, directly linked to the Board of Directors, which may also create other Committees, appointing their respective members from among the members of the Board of Directors.

1st Paragraph- The CARC shall have its own Internal Regulations, approved by the Board of Directors, which shall describe in detail all functions, admissibility and independence requirements, competencies and operational procedures of the CARC.

2nd Paragraph- The CARC shall function permanently and shall be composed of at least three (3) and at maximum five (5) members, all independent members as defined in the Company´s Bylaws, appointed by the Board of Directors, for a two year-term, which will coincide with the term of office of the members of the Board of Directors.

3rd Paragraph- The other Committees created by the Board of Directors shall have their objectives and competencies defined by the Board of Directors, and shall be composed of least three (3) and at maximum five (5) members and shall always have a majority composed of Directors of the Company.

4th Paragraph - No employees or Company Officers may be appointed as members of any Committee.

5th Paragraph- Except about CARC, whenever the duties of a particular Committee require, the Board of Directors may appoint external expert (s) as a member (s) of that particular Committee, those external experts shall be recognized for their notorious technical qualification and experience in matters related to the Committee, and also be elected through a process organized by the Company. The external member of the Committee shall be subject to the same duties and responsibilities to which the Board Members are bound, according to their performance in the respective Committee.

Article 33 - The Company’s Internal Audit shall be subordinate to the Board of Directors.

Section III

Board of Executive Officers

Article 34 - The Board of Executive Officers shall be comprised of a minimum of 3 (three) and a maximum of 6 (six) members elected by the Board of Directors, and the positions of Chief Executive Officer and Chief Financial Officer shall always be filled, and the remaining Officers shall not have a specific designation.

1st Paragraph - The position of Investor Relations Officer may be exercised together or separately from other positions.

2nd Paragraph - The term of office of Executive Officers shall be 2 (two) years, re-election permitted. The Executive Officers shall remain in office until the appointment of their replacements.

3rd Paragraph - The Board of Executive Officers will act as a joint decision-making body, except for the individual functions of each of its members, in accordance with these Bylaws.

Article 35 - The Executive Officers are responsible for complying with and causing the compliance with the present Bylaws, the resolutions made at the Shareholders’ Meetings, the meetings of the Board of Directors and the meetings of Board of Executive Officers, and perform all acts that shall be necessary for normal operation of the Company.

1st Paragraph - The Chief Executive Officer shall be responsible for the following:

I     - submitting to the Board of Directors proposals approved at the meetings of the Board of Executive Officers, if applicable;

II     - keeping the members of the Board of Directors informed of the activities and the progress of corporate business;

III     - directing and coordinating the activities of the other Executive Officers;

IV    - providing the casting vote at the meetings of the Board of Executive Officers; and

V       - performing other activities as conferred by the Board of Directors.

2nd Paragraph - The other Executive Officers shall be responsible for assisting and supporting the Chief Executive Officer in the management of the Company’s business and shall perform the duties assigned to them by the Board of Directors under the guidance and coordination of the Chief Executive Officer.

3rd Paragraph - In the absence or temporary disability of the Chief Executive Officer, he or she will be replaced by any Officer appointed by him or her.

4th Paragraph - Subject to the provisions of the 3rd Paragraph of Article 39, in cases of absence or temporary disability of the Chief Executive Officer and of any Executive Officer appointed by him or her, the position of Chief Executive Officer shall be held by another Executive Officer appointed by the absent or disabled Executive Officer who is, pursuant to the first paragraph of this Article, performing the duties of the Chief Executive Officer.

5th Paragraph - The other members of the Board of Executive Officers will be replaced when absent or temporarily disabled by another Executive Officer appointed by the Board of Executive Officers. The Executive Officer that is replacing another absent Executive Officer shall cast the vote of the absent Executive Officer, in addition to his own vote.

6th Paragraph - The Executive Officers may attend the meetings of the Board of Executive Officers by conference call, video conferencing or by any other means of communication that allows all Executive Officers to see and/or hear each other. In this case, the Executive Officer shall be considered present at the meeting and minutes shall be drawn up to be signed by all present by the next meeting.

Article 36 - In the event of a vacancy in the position of Chief Executive Officer, Chief Financial Officer, Investor Relations Officer or General Counsel, and until the Board of Directors deliberates on the election for the vacant position, the duties of the vacant position will be assumed by the Executive Officer appointed by the Board of Executive Officers.

Article 37 - Subject to the provisions contained herein, the following shall be necessary to bind the Company: (i) the joint signature of 2 (two) Members of the Board of Directors; (ii) the signature of 1 (one) Member of the Board of Directors together with an attorney-in-fact, or (iii) the signature of 2 (two) attorneys-in-fact jointly invested with specific powers. Service of judicial or extrajudicial notifications will be made to the Member of the Board of Directors or a proxy appointed in compliance with this Article.

1st Paragraph - The Company may be represented by only one Executive Officer or one attorney in fact, in the latter case duly authorized in compliance with this Article, to perform the following acts:

i.     - receive and pay amounts owed to and by the Company;

ii.    - issue, negotiate, endorse and discount trade bills related to its sales;

iii.  - sign correspondence that does not create obligations for the Company;

iv.  - represent the Company in Meetings and shareholders’ meetings of companies in which the Company holds a stake;

v.    - represent the Company in court, except for acts that result in waiver of rights; and

vi.  - perform simple administrative routine acts, including with public agencies, mixed capital companies, boards of trade, Labor Courts, INSS (Instituição Nacional de Seguro Social), FGTS (Fundo de Garantia do Tempo de Serviço) and their banks for payment, and others of the same type.

2nd Paragraph - The powers of attorney granted by the Company, which shall be signed by 2 (two) Executive Officers together, shall specify the powers granted and shall have a maximum validity of 1 (one) year, except those with the powers of ad judicia and/or ad judicia et extra clauses and/or power to represent the Company in court or administrative proceedings, which will have a maximum term of indefinite validity.

Article 38 - The Board of Executive Officers, as a collective body, shall be responsible for the following:

i.     establish specific policies and guidelines under the general guidance of the business transactions established by the Board of Directors;

ii.    draft the budget, the manner of its execution and the general plans of the Company, for approval by the Board of Directors;

iii.   examine the proposals of subsidiaries for market development, an investment and budget plan, and submit them to the Board of Directors;

iv.  approve the agenda of proposals of the Company and its subsidiaries to negotiate with the Regulating Body;

v.    examine the management report and accounts of the Board of Executive Officers, as well as the proposal for allocation of net income, submitting them to the Audit Committee, the Independent Auditors and the Board of Directors;

vi.   appoint members of management of the Company’s subsidiaries;

vii. establish voting guidelines in the Shareholders’ Meeting of subsidiaries and associated companies;

viii.  create, close and change the addresses of branches and offices of the Company;

ix.  deliberate on other matters it deems being of joint authority of the Board, or assigned thereto by the Board of Directors; and

x.    approve the performance of acts under the authority of the Board of Executive Officers approved by the Board of Directors.

1st Paragraph - The Chief Executive Officer will be responsible for convening ex officio or at the request of 2 (two) or more Executive Officers and chairing meetings of the Board of Executive Officers.

2nd Paragraph - The Board meeting shall be convened with the presence of a majority of its members and resolutions will be taken by majority vote of those present.

3rd Paragraph - In the absence of the Chief Executive Officer, the Executive Officer nominated in accordance with Article 36, paragraphs 3 and 4, hereof, shall chair the meeting of the Board of Executive Officers, and the alternate Chief Executive Officer shall not cast a vote.

CHAPTER VI
AUDIT COMMITTEE

Article 39 - The Audit Committee is the supervisory body of the Company’s management, and shall be permanent.

Article 40 - The Audit Committee shall be comprised of 3 (three) to 5 (five) members and an equal number of alternates, elected by the Shareholders’ Meeting, pursuant to law, with the duties, powers and remuneration provided by law.

1st Paragraph - The members of the Audit Committee shall be independent, and to this end, shall meet the following requirements: (i) not be or have been in the past three years, an employee or member of management of the Company or a subsidiary or a company under common control (ii) not receive any direct or indirect remuneration from the Company or a subsidiary or a company under common control, except the remuneration for being a member of the Audit Committee.

2nd Paragraph - The appointment of the members of the Audit Committee shall be subject to their prior execution of the Statement of Consent to the Code of Ethics and the Disclosure and Securities Trading Policies adopted by the Company, as well as compliance with applicable legal requirements.

3rd Paragraph - The members of the Audit Committee, at their first meeting, shall elect the Chairman thereof, who shall comply with the resolutions of the body.

4th Paragraph - The Audit Committee may request the Company to appoint qualified staff to act as secretary and provide technical support.

Article 41 - The term of the members of the Audit Committee shall end at the first Ordinary Shareholders’ Meeting subsequent to its formation.

Article 42 - The Audit Committee shall meet, ordinarily, on a quarterly basis and extraordinarily when required, drawing up the minutes of these meetings in the proper book.

1st Paragraph - The meetings shall be convened by the Chairman of the Audit Committee or by 2 (two) of its members together.

2nd Paragraph - Audit Committee meetings shall be convened with the presence of a majority of its members and decisions shall be taken by majority vote of those present, the Chairman of the Committee having the casting vote in the event of a tie.

3rd Paragraph - The members of the Audit Committee may participate in the Shareholders’ Meetings by conference call, video conference or by any other means of communication that allows all members to see and/or hear each other. In this case, the members of the Audit Committee shall be considered present at the meeting and minutes shall be draw up to be signed by all individuals present by the next meeting.

Article 43 - The members of the Audit Committee shall be replaced, in case of temporary absence or vacancy, by their alternates.

Article 44 - Besides cases of death, resignation, removal and others provided by law, the position is considered vacant when a member of the Audit Committee fails to appear without just cause at 2 (two) consecutive meetings or 3 (three) non-consecutive meetings in the fiscal year.

Sole Paragraph - In the event that there is a vacant position of in the Audit Committee and the alternate does not assume the position, the Shareholders’ Meeting will meet immediately to elect a replacement.

Article 45 - The same provisions of the 2nd Paragraph of Article 25 hereof shall apply to members of the Audit Committee.

CHAPTER VII
PUBLIC OFFERINGS

Section I
Sale of Control

Article 46 - Sale of direct or indirect Control of the Company, either through a single transaction or a series of transactions, shall be undertaken pursuant to a condition precedent that the purchaser of control undertakes to carry out a public offering to acquire shares of the other Company shareholders, with the aim to obtain shares issued by the Company held by the other shareholders, subject to the conditions and terms set forth in applicable law and in the regulations in effect and the Novo Mercado Requirements, in order to ensure them equal treatment given to the seller.

Article 47 - The Company shall not register any transfer of shares to the purchaser or to those that may come to hold control for so long as it (they) do not subscribe the Statement of Consent of the Controlling Shareholders referred to under the Level 1 Listing Regulations.

Article 48 - No shareholders’ agreement that provides for the exercise of control may be registered at the Company’s headquarters for so long as its signatories have not signed the Statement of Consent of the Controlling Shareholders referred to under Level 1 Listing Regulations.

Sole Paragraph - A shareholders’ agreement on exercising voting rights that conflicts with the provisions hereof shall not be filed by the Company.

Section II

Cancellation of Registration of a Public Company and Delisting from Markets

Article 49 - The cancellation of the registration as a publicly-held company must be preceded by a public offering for the acquisition of shares, at a fair price, which shall comply with the procedures and requirements established in the Brazilian Corporation Law and in the regulations issued by the CVM regarding public offerings for the acquisition of actions for cancellation of registration as a publicly-held company.

Article 50 - The Company's exit from Level 1 of Corporate Governance, either voluntarily, compulsorily or by virtue of a corporate reorganization, must be preceded by a public offering for the acquisition of shares that complies with the procedures set forth in the regulations issued by the CVM regarding public offerings for the acquisition of actions for cancellation of registration as a publicly-held company and the following requirements:

                                 I.            the offered price must be fair, therefore, it is possible the request for a new evaluation of the Company, in the form established in Article 4-A of Law 6,404/76; and

                               II.            shareholders holding more than 1/3 (one-third) of the outstanding shares must accept the public offering for acquisition of shares or expressly agree to exit the segment without selling the shares.

1st Paragraph – For the purposes of article 50, item II, of these Bylaws, outstanding shares are considered to be only those shares whose holders expressly agree to exit Level 1 or qualify for the auction of the public tender offer, pursuant to regulation published by the CVM applicable to the public offers of acquisition of publicly-held company for cancellation of registration.

2nd Paragraph -  If the quorum mentioned in item II of the caput is reached: (i) the acceptors of the public offering for acquisition of shares may not be subject to apportionment in the sale of their participation, observing the procedures for exemption from the limits set forth in the regulations issued by the CVM (ii) the offeror will be obliged to acquire remaining outstanding shares for a period of one (1) month, counted from the date of the auction, for the final price of the public offering for the acquisition of shares, updated until the effective payment date, in accordance with the notice and regulations in force, which shall occur no later than fifteen (15) days as of the date of the exercise of the faculty by the shareholder.

3rd Paragraph - The announcement of the public offering referred to in this Article 45 shall be communicated to B3 and disclosed to the market immediately after the Company’s Shareholders’ Meeting that has approved the delisting or approved such restructuring.

4th Paragraph - The carrying out the public offering for acquisition of shares referred to under the heading of this Article shall be dismissed if the Company is delisted from Level 1 Corporate Governance due to the execution of the Company’s participation contract in the special B3 segment known as Level 2 Corporate Governance (“Level 2”) or in the Novo Mercado (“Novo Mercado”) or if the company resulting from corporate restructuring obtains authorization to trade securities at Level 2 or in the Novo Mercado within 120 (one hundred twenty) days from the date of the Shareholders’ Meeting that approved the transaction.

Article 51 -  Voluntary withdrawal from Level 1 may occur independently of the public offering mentioned in Article 50 above, in the event of a waiver approved at a General Meeting, subject to the following requirements:

                                 I.            The General Meeting referred to in herein must be installed in the first call with the attendance of shareholders representing at least 2/3 (two thirds) of the total shares outstanding;

                               II.            If the quorum of item I is not reached, the General Meeting may be installed on second call, with the presence of any number of shareholders holding shares in circulation; and

                            III.            The resolution on the exemption from realization of the public offer must occur by a majority of the votes of the shareholders holding outstanding shares present at the General Meeting.

Article 52 - In the event of the sale of the Company's control in the 12 (twelve) months following its exit from Level 1, the seller and the acquirer must, jointly and severally, (i) carry out a public tender offer for the shares issued by the Company by the other shareholders on the date of the exit or settlement of the public offer for exit from Level 1, at the price and under the conditions obtained by the seller, duly updated; or (ii) pay such shareholders the difference, if any, between the price of the public offering of shares accepted by such shareholders and the price obtained by the controlling shareholder in the disposal of its own shares.

Paragraph 1 - For the purpose of applying the obligations set forth in the caput of this Article, the same rules applicable to the sale of control provided for in Articles 46 to 48 of these Bylaws must be observed.

Paragraph 2 - The Company and the controlling shareholder are obligated to record in the Company's Share Registration Book, in relation to shares owned by the controlling shareholder, which obliges the acquirer of the control to comply with the rules set forth in this Article within a maximum period of thirty ) days counted from the disposal of the shares.

Article 53 - The Company, in the event of a voluntary public offering of shares, or the shareholders, in cases where they are responsible for conducting a public offering of shares provided for herein or in the regulations issued by the CVM, may ensure its execution by any shareholder or third party. The Company or the shareholder, as applicable, is not exempt from the obligation to make the public offering of shares until it is concluded, in compliance with applicable rules.

CHAPTER VIII

FISCAL YEAR AND FINANCIAL STATEMENTS

Article 54 - The fiscal year coincides with the calendar year, starting on January 1 and ending on December 31 of each year, and the Board of Executive Officers at the end of each year shall prepare the Balance Sheet and other financial statements as required by law.

Article 55 - The Board of Directors shall present in the Shareholders’ Meeting, together with the financial statements, the proposal for the allocation of the net income of the fiscal year, as set forth by the provisions herein and the law.

Sole Paragraph - 25% (twenty-five percent) of the adjusted net income shall be mandatorily distributed as dividends, as set forth in Article 57 below.

Article 56 - Dividends shall be paid first to the preferred shareholders up to the predetermined limit, subsequently, common shareholders shall be paid up to the amount paid on preferred shares; the balance shall be apportioned for all the shares, under equal conditions.

Article 57 - After subtracting the accumulated losses from the reserve for payment of income tax and, if applicable, the reserve for management’s stake in the annual earnings, net income will be allocated as follows:

a)    5% (five percent) of net income will be allocated to the legal reserve until it reaches 20% (twenty percent) of the capital stock;

b)    a portion corresponding to at least 25% (twenty five percent) of the adjusted net income in accordance with Article 202, item I of the Corporate Law, shall be used to pay mandatory dividends to shareholders, offsetting the semi-annual and interim dividends that have been declared;

c)    by proposal of the management bodies, a portion corresponding to up to 75% (seventy five percent) of the adjusted net income in accordance with Article 202, item I of the Corporate Law, shall be used to form the Equity Replenishment Reserve, in order to replenish the capital and equity position of the Company, in order to allow for investments and debt reduction; and

d)    the remaining balance will be allocated as approved by the Shareholders’ Meeting.

Sole Paragraph - The balance of the Equity Replenishment Reserve, added to the balances of the other profit reserves, except the realizable profit reserves and reserves for contingencies, may not exceed 100% (one hundred percent) of the capital stock and upon reaching this limit, the Shareholders’ Meeting may deliberate on the use of excess to increase capital stock or on the distribution of dividends.

Article 58 - The Company may, by resolution of the Board of Directors, pay or credit, as dividends, interest on capital pursuant to Article 9, paragraph 7, of Law No. 9,249, dated 12/26/95. The interest paid will be offset against the amount of the mandatory minimum annual dividend due both to shareholders of common shares and of preferred shares.

1st Paragraph - The dividends and interest on capital covered by the first paragraph of this section will be paid at the times and in the manner specified by the Board of Executive Officers, and any amounts that are not claimed within 3 (three) years after the date of the commencement of payouts shall escheat to the company.

2nd Paragraph - The Board of Directors may authorize the Board of Executive Officers to deliberate on the matter of the first paragraph of this Article.

Article 59 - The Company, by resolution of the Board of Directors may, within the legal limits:

(i)    prepare semiannual or shorter period balance sheets and, based thereon, declare dividends; and

(ii)   declare interim dividends from retained earnings or profit reserves in the most recent annual or semiannual balance sheet.

Article 60 - The Company may, by resolution of the Shareholders’ Meeting, within the legal limits and as specified under the Corporate Law, offer profit sharing to its management and employees.

Sole Paragraph - The Company may, by resolution of the Board of Directors, offer profit sharing to workers, as provided by Law No. 10,101/2000.

CHAPTER IX

LIQUIDATION OF THE COMPANY

Article 61 - The Company will be dissolved, entering into liquidation, in the cases provided for by law or by resolution of the Shareholders’ Meeting, which will determine the manner of liquidation and will elect the liquidator and the audit committee for the liquidation period, establishing the respective fees thereof.

Article 62 - The Company’s corporate bodies shall, within the scope of their duties, take all measures necessary to prevent the company from being barred, for breach of the provisions of Article 68 of Law No. 9,472, and its regulations, from directly or indirectly operating telecommunication service concessions or licenses.

CHAPTER X
ARBITRATION

Article 63 - The Company, its shareholders, managers and members of the Audit Committee undertake to resolve through arbitration, before the Market Arbitration Chamber (Câmara de Arbitragem do Mercado), any and all disputes that may arise between them, related to or arising from, in particular, the application, validity, effectiveness, interpretation, breach and its effects of the provisions of the Corporate Law , the Company’s Bylaws, the rules issued by the National Monetary Council, the Central Bank of Brazil and the CVM, as well as other rules applicable to the capital markets in general, besides those included in Level 1 Rules, Arbitration Rules, Sanction Rules and the Participation Agreement in Level 1 Corporate Governance.

Sole Paragraph - Notwithstanding the validity of this arbitration clause, the filing of emergency measures by the Parties, prior to formation of the Arbitral Tribunal, shall be submitted to the Legal Department, ensuring that the chosen forum for such measuring is that of the District of the State of Rio de Janeiro.

CHAPTER XI

FINAL AND TEMPORARY PROVISIONS

Article 64 - Exceptionally, notwithstanding Article 24 of these bylaws, the New Board of Directors elected as provided for in Clause 9.3 of the Company's Judicial Reorganization Plan approved at the General Meeting of Creditors held on December 19 and 20, 2017 and ratified by the 7th Corporate Court of the Capital District of the State of Rio de Janeiro by decision rendered on January 8, 2018 and published on February 5, 2018 ("Plan"), shall be composed entirely by Independent Directors, pursuant to Clause 9.3.1 of the Plan.

*****

EXHIBIT VIII

(item of the Proposal of the Stock Option Plan to the Board of Directors, according to Exhibit 13 of CVM Ruling 481/09

OI S.A.

_____________________________________________

STOCK OPTION PLAN TO THE BOARD OF OFFICERS

_____________________________________________

Exhibit 13 of CVM Ruling 481/09

Stock Option Plan to the Board of Officers

1. To provide a copy of the proposed plan

2. To inform the main features of the proposed plan, identifying:

a. Potential beneficiaries

The target group generally includes the first level officers of the Company, divided into two groups:

•         Group I: Critical positions to enable the business transformation or key people with great expertise and direct responsibility for the compliance with the plan.

•         Group II: Executive officers with joint responsibility and/or support to the implementation of the plan.

b. Maximum number of options to be granted

Not applicable. Stock options will not be granted based on the Plan.

c. Maximum number of stocks covered by the plan

The maximum number of stocks to be granted to the beneficiaries of the Plan over three years shall not exceed 1.5% of the total Share Capital of the Company at the date of approval of the Stock grant plan.

d. Purchase conditions

The beneficiary’s right to receive each of the annual tranches of the Long Term Incentive Program is always subject to the plan performance¹ condition and shall only be fully acquired provided that the Beneficiary remains continuously bound to the Company during the term between the date of grant and the date of transfer of stocks to the beneficiaries in the following ratio:

•           1/3 of the grant shall be exercised within 12 months

•           1/3 of the grant shall be exercised within 24 months

•           1/3 of the grant shall be exercised within 36 months

¹ The minimum performance condition to trigger the plan shall be the maintenance of the current level of OI stock price (OIBR3), i.e. if the stock price in each date of the fiscal year is equal to or higher than the stock price at the time of grant.

Executive officers shall be entitled to the full amount of the plan if the stocks appreciation (OIBR3) over 36 months after the grant is equal to or higher than the grant price adjusted by the company's weighted average cost of capital (WACC) of the period.

For intermediate results between the minimum performance condition and full value of the plan, executive officer shall be entitled to an amount obtained by simple linear interpolation.

The system considers Oi’s stocks price (OIBR3) and uses as reference the weighted average (Price x Volume) of the auctions of the 90 calendar days preceding the date of grant and the date of release of the stocks according to plan rules. By participating in the Long Term Incentive Program, the officers shall be eligible, for a three-year period (2019, 2020 and 2021), to a “Number of Shares”, which shall be released annually according to the achievement of the performance condition.

The "Number of Stocks" is calculated individually under the premise of maintaining the competitiveness of the total compensation of the executive officer in connection with his tasks related to the company's strategy to seek the position in the 75 percentile (P75) compared to the reference market of Oi. The "Number of Stocks" is obtained considering the individual target and the group of the beneficiary at the signing date of the respective agreement. The target is converted into company’s stocks (OIBR3) , on the date of the grant, to be annually transferred to the beneficiaries, provided that the performance level condition is achieved.

 Number of Stocks per grant = Annual Target (Group)

                                                          Stock Price²

 ²  Stock Price (OIBR3) has as reference the weighted average (Price x Volume) of the auctions of the 90 calendar days preceding the date of grant.

e. Detailed criteria for setting the exercise price

The stock reference price (OIBR3) that the Company will grant shall be the weighted average (Price x Volume) of the auctions of the 90 calendar days preceding the date of grant.

There is no issue price or purchase price for exercising the right to receive the stocks, as the beneficiary of the Stocks Plan does not pay monetary compensation in return of the stocks granted under this plan.

f. Criteria for setting the exercise price

The Beneficiary’s right to receive each of the annual tranches of the Long Term Incentive Program is always subject to the plan performance conditions and shall only be fully acquired provided that the Beneficiary remains continuously bound to the Company during the term between the date of grant and the date of transfer of stocks to the beneficiaries in the following ratio:

•           1/3 of the grant shall be exercised within 12 months

•           1/3 of the grant shall be exercised within 24 months

•           1/3 of the grant shall be exercised within 36 months

g. Type of options settlement

Not applicable. As stock options will not be granted as a result of the Plan

h. Criteria and events that, once that happen, shall cause the suspension, modification or termination of the plan

In case of substantial change of Company's control, resulting in a change of the composition of the Board of Directors of Oi, so that more than half of its members is appointed by a single controlling group, or of a public acquisition offer for delisting, Participants shall be entitled to, within sixty (60) days from the occurrence of the event set forth in this clause: (A) the Stocks whose acquisition rights have already been granted to the Participants and that have not been actually transferred by the Company or by a controlled company ; and (b) all Stocks whose acquisition rights have not been granted to the Participants, so that those rights will automatically be advanced.

The Plan also provides that, in case of change of the number, type or class of stocks acquired due to bonuses, splits, reverse splits or conversion of stocks of a type or class into another, the Board of Directors shall evaluate the need of adjustments in the Plan, in order to avoid distortions and losses to the Company and its controlled companies or to Participants.

3. Justify the proposed plan, explaining:

a. Main goals of the plan

The Long Term Incentive Program has the purpose of promoting high engagement of its executive officers and keep them committed to ensure the achievement of strategic goals, as well as seek an alignment of executive officers with the Company's stockholders in the medium and long terms.

b. The way that the plan contributes to these goals

2019-2021 Long-Term Incentive Program encourages the achievement of corporate strategic goals by establishing the performance condition based on the appreciation of the Company's stocks. Thus, the Program promotes the engagement and commitment of its executive officers to short, medium and long-terms, providing to the beneficiaries a participation in the development of the Company and the opportunity to be rewarded on the basis of value creation for stockholders.

c. How the plan is included in the Company’s compensation policy

The Long-Term Incentive Program is part of a set of instruments of award, retention and alignment of the Company's executive officers and complements Oi’s strategy. This plan is classified as a long-term incentive, introduced by initiative and liberality of the Company, devoid of regular course of dealing and disconnected from ordinary compensation of Executive Officers, since the payment to the beneficiaries is based on the appreciation of the stocks during the program term (2019-2021), without being considered consideration.

d. How the plan aligns the interests of beneficiaries and company in short, medium and long-terms

The Long-Term Incentive Program considers the appreciation of the Company's stocks (OIBR3) over the effectiveness of the Program (2019-2021) with the possibility of annual transfers to the beneficiaries. Thus, the plan aligns the interests of management and the Company's interests in the short, medium and long terms, offering to beneficiaries the opportunity to be rewarded by generating value for stockholders.

4. To estimate the company's expenses arising from the plan, according to the accounting rules providing thereon

The plan estimates an expense in the three-year period on BRL 120,000,000.00 (one hundred and twenty million Brazilian reais) based on the number of stocks that the Plan proposes to allocate to beneficiaries.

STOCK OPTION PLAN TO THE BOARD OF OFFICERS

The present Stock Option Plan to the Board of Officers is governed by the provisions below and by the applicable legislation.

1.      Definitions

1.1. The expressions below, when used herein with initials in uppercase, will have the meanings described to them below:

 “Shares” means the ordinary actions issued by the Company, granted to the Beneficiaries and subject to restrictions provided in this Plan and in the respective Stock Option Contract;

“Beneficiaries” means the administrators or employees of the Company for which the Company grants one or more Shares, pursuant to the terms and conditions of this Plan;

“Company” means OI S.A. In Judicial Reorganization, a publicly-held company, with Head Offices at Rua Humberto de Campos, 425, Zip Code 22.430-190, in the Municipality of Rio de Janeiro, Stated of Rio de Janeiro, enrolled with the National Corporate Taxpayer’s Registry of the Ministry of Finance under number 76.535.764/0001-43 and NIRE under number 33.3.0029520-8;

“Stock Option Contract” means the private instrument of grant of Shares to be executed between the Company and the Beneficiary;

“Grant Date” means, except of otherwise expressly provided in the Stock Option Contract, the Program launch date;

“Termination” means the end of the legal administrator or employee relationship between the Beneficiary and the Company, for any reason, including, without limitation, the waiver, dismissal, replacement or end of the term of office without reappointment for the position of administrator, voluntary resignation request or resignation, with or without valid reason, retirement, permanent disability or death;

“Trigger” is the minimum performance condition for the acquisition of the right to receive shares by the Beneficiaries, which gives the right to receive 50% of the full plan amount. The Trigger will be the maintenance of the OI’s share price (OIBR3) at a level not lower than that of the granting date, in other words, if the share price for each fiscal year is equal to or higher than the share price at the time of grant.

“IRRF” means Withholding Income Tax;

“Plan” means this Plan for the Executives;

“Program (s)” refer to the share grant programs that could be created, approved and / or cancelled by the Board of Directors, if applicable, which shall comply with the terms and conditions of this Plan;

“Target” refers to the target amount defined according to the group to which the Beneficiary was positioned at the date of signature of the respective agreement. This amount is determined in order to maintain the competitiveness of the Beneficiary in relation to its function, and the Company’s strategy is to look for the positioning at the 75th percentile (P75) compared to the Oi’s reference market.

 “WACC” - Weighted Average Cost of Capital (WACC) is a calculation of the capital cost of a Company, in which each category of capital is proportionally weighted. All sources of capital, including ordinary shares, preferred shares, securities and any other long-terms debts, are included in the calculation of WACC.

2. Plan Objectives

2.1. The purpose of the plan is to enable the grant of shares to the beneficiaries, in order to promote a high level of commitment of the executives and keep them committed in order to ensure the strategic goal achievement and seek alignment of the executives with the shareholders of the Company for the medium and long term.

3. Beneficiaries

3.1. In general, the public concerned is composed of the directors from the first levels of the Company, divided into two groups:

• Group I: Critical positions in order to enable the business transformation or key persons with high expertise and direct responsibility for the fulfillment of the plan.

• Group II: Executives with shared responsibility and / or support in the implementation of the plan.

4. Management of the plan

4.1. The plan shall be managed by the Board of Directors.

4.2. According to the general conditions of the Plan and guidelines set up by the Company’s General Meeting, to the extent permitted by law and Company´s Bylaws, shall have extensive powers to take all necessary and adequate measures for the administration of the Plan and its Programs, including:

(a) approve the eligible Beneficiaries and authorize the grant of Shares, according to the terms and conditions set out in the applicable Stock Options Contract;

(b) authorize the granting of treasury shares in order to meet the delivery of Shares, according to the Plan, the applicable Stock Options Contract and applicable law and regulation;

(c) define goals related to the performance of the Beneficiaries and / or the Company, in order to establish objective criteria for receiving Shares, while the Board of Directors may, at its sole discretion, and the members of the Board of Directors cannot be the Beneficiaries of such Plan, change or modify these goals in order to avoid distortions resulting from events and / or scenarios unforeseen by the Company.

(d) take any other actions for managing this Plan, including the guidance of the Board of Officers with regard to its proper implementation;

(e) suggest possible changes in this Plan and, if required, submit them to the approval of the Extraordinary General Meeting; and

(f) create Programs and define the quantity of Shares for each Program, according to the percentage provided for in the Clause 6.1 below.

5. Grant of Shares

5.1. On an annual basis, the Board of Directors of the Company shall approve the Program, intended for the eligible Beneficiaries, in which the Beneficiaries of Shares will be defined, (b) the target quantity of Shares to be granted to each Beneficiary (“Target”), given that the quantity of Shares to be effectively delivered will depend on the achievement of goals laid down by the Board of Directors, in accordance with this Plan, and (c) other terms and conditions for the acquisition of rights related to the Shares.

5.2. The grant of Shares is carried out through the conclusion of the Stock Options Contract between the Company and each Beneficiary, which shall comply with the rules of the corresponding Program and shall specify, without prejudice to other conditions laid down by the Board of Directors: (a) the Target of shares which are the object of the granting; (b) the terms and conditions for the acquisition of rights related to the Shares; (c) the performance metrics; and (d) the possible tax impact on the delivery of shares.

5.3. The transfer of shares to the Beneficiary could only happen with the implementation of the conditions and deadlines set out in this Plan and the Stock Options Contract, so that the granting of the right to receive shares does not mean any rights to the shares to the Beneficiary or represents a guarantee of receipt.

5.4. The shares transferred to the Beneficiaries shall have all rights set forth in this Plan and the Stock Options Contract, and the Beneficiary shall have no rights or privileges as a shareholder of the Company, in particular, the receipt of dividends and interests on own equity related to the Shares, until the effective date of the transfer of ownership of the Shares to the Beneficiaries.

5.5. The Board of Directors may establish different terms and conditions for each Stock Options Contract, without the need to apply any isonomy or analogy rule between the Beneficiaries, even in the same or similar situations, under the terms of this Plan.

5.6. The Stock Options Contract shall be individually concluded with each Beneficiary, according to the terms and conditions of this Plan.

6. Shares subject to the plan

6.1.  The shares representing, at most, 1.5% (one point five percent) of the total share capital of the Company may be granted to the Beneficiaries under this Plan, through the annual granting over 3 (three) years. The share capital could be adjusted according to the Clause 12.2 of this Plan, according to the legal provisions and application regulation.

6.2. In order to comply with the granting of shares according to this Plan, the Company, subject to the law and the application rule, shall transfer the Shares by private operation according to the terms and conditions of the applicable Stock Options Contract.

6.3. The Shares received according to the Plan shall maintain all rights related to its type after the effective receipt by the Beneficiary, except as otherwise provided by the Board of Directors. Until the effective receipt of the Shares according to this Plan and the corresponding Stock Options Contract, the Beneficiary will have no rights related to the granted Shares, including, without limitation, the economic rights related to such shares.

6.4. The Beneficiaries shall assume, in the Stock Options Contract, their obligation to comply with the application laws and other Company policies for the share trading.

7. Reference Share Price

7.1. The reference share price, for the purpose of determining the quantity of Shares (OIBR3) to be granted to each Beneficiary, will be equal to the weighted average price per share (Price x Volume) of the trading sessions, 90 consecutive days before the granting date, as defined by the Board of Directors.

7.2 The reference share price, for the purpose of calculating the performance achievement for release, according to the annual deadlines, which shall be equivalent to the weighted average price of OIBR3 share (Price x Volume) of the trading sessions, 90 consecutive days before the date of each fiscal year, as defined by the Board of Directors.

8. Obtaining Rights Relative to the Shares

8.1. Except as otherwise provided in the Plan and the respective Stock Options Contract, the Beneficiary rights related to the receipt of each annual tranches of the Plan shall always be subject to performance condition and will only be fully acquired, as long as the Beneficiary is bound to the Company, for the period from the granting date to the date of transfer of the shares to the Beneficiaries, in the following ratio:

1/3 of the grant shall be exercised within 12 months

1/3 of the grant shall be exercised within 24 months

1/3 of the grant shall be exercised within 36 months

8.2. The Trigger, which will give the right to the receipt of 50% of the full amount of the Plan, will be the maintenance of the OI’s share price (OIBR3) at a level no lower than that of the granting date, in other words, if the share price for each fiscal year is equal to or higher than the share price at the time of grant.

8.3. The Beneficiaries will benefit from the full amount of the plan, if the share price (OIBR3), 36 months after the granting, is equal to or higher than the granting price adjusted by the WACC of the Company at the end of the period.

8.4. For the intermediate results, in which the share price (OIBR3) is between the Trigger and the condition that gives the right to receive the full amount of the plan, the Beneficiaries will benefit from an amount calculated by a simple linear interpolation.

Share price appreciation	∆ negative share price	∆ share price equal to zero (trigger)	∆ share price between zero and WACC	∆ share price equal to or higher than WACC (maximum)
% of the exercisable grant at the end of 36 months	0%	50%	Interpolation linear	100%

8.5. By participating in the Share Grant Plan to the Executives, the Beneficiaries shall be eligible over 3 (three) years (2019, 2020 and 2021) for the receipt of the “Quantity of Shares”, which can be granted, on a yearly basis, according to the performance achievement.

8.6. The “Quantity of Shares” is individually calculated in order to maintain of the Beneficiary in relation to its function, and the Company’s strategy is to look for the positioning at the 75th percentile (P75) compared to the Oi’s reference market. In order to determine the “Quantity of Shares”, the individual target must be taken into account, as well as the group in which the Beneficiary was positioned at the date of the signature of the respective agreement. The Target into shares of the Company (OIBR3) to be granted, by annual transfers, provided that the plan performance condition is achieved.

Quantity of Shares per grant =        Annual Target (Group)

                                                                       Share price

8.7. At the end of each period, the Board of Directors shall verify the compliance with the conditions set out in items 8.1. to 8.6 above and other conditions laid down in the respective Stok Options Contract and confirm the quantity of Shares to which the Beneficiary will benefit, and the Company shall transfer such Shares to the Beneficiary after the appropriate tax deductions according to the item 12.9 below, including by reducing the number of shares due to the tax deductions, if applicable, within 60 (sixty) days, as from the end of annual cycle.

8.8. In addition to the provision of item 10 of this Plan, the right to receive Shares according to this Plan and the applicable Stock Options Contract shall be automatically terminated and without any right to compensation, and all effects thereof shall cease for all legal purposes, in the case of dissolution, liquidation or bankruptcy decreed.

9. Events of Ceasing of Employment with the Company and Effects Thereof

9.1. If, at any time, the Beneficiary leaves the Company:

(i) In the event of termination of the beneficiary’s employment agreement (a) by means of fair dismissal or removal from office, due to the breach of duties and responsibilities of the director / administrator, (b) at the request of the Beneficiary (including voluntary dismissal or resignation from the position of director / administrator, the Beneficiary shall forfeit all rights related to the Shares under this Plan and the Stock Options Contract. This will be automatically terminated at the date of dismissal, for all legal purposes, regardless of prior notice, and without the right to any compensation for the Beneficiary, except for the Shares obtained until the effective date of the withdrawal, even though the shares have been effectively transferred by the Company or a controlled company.

(ii) In the event of termination of the beneficiary’s employment agreement, due to the (a) unfair dismissal by the Company, (b) removal from the position of director / administrator without any breach of their duties and responsibilities, (c) due to the retirement, the Beneficiary will benefit from the receipt (a) of the Shares for which the acquisition rights have already been acquired by the Beneficiary, but which have not been effectively transferred by the Company, and (b) pro rata quantity of Shares for which the acquisition rights have not yet been acquired by the Beneficiaries, by taking into account, for such pro rata calculation, the quantity of full months during which such Beneficiary has worked in the Company in relation to the number of months after the end of each annual cycle. The remaining shares will be automatically cancelled at the date of termination, for all legal purposes, regardless of prior notice, and without right to compensation for the Beneficiary. The transfer of shares shall be performed on the date scheduled, according to the rules of this plan laid down in item 8.6.

(iii) In the event of termination of the beneficiary’s employment agreement, due to the (a) death or (bi) permanent disability, the legal heirs or successors (for the hypothesis described in (a) or the legal representative (for the hypothesis described in (b) will benefit from the receipt, at the time of the employment termination: (a) of the Shares for which the acquisition rights have already been acquired by the Beneficiary, even though the Share have not been effectively transferred by the Company; and (b) all the Shares covered by the Plan, for which the acquisition rights have not yet been acquired by the Beneficiary, in order to automatically anticipate such rights.

9.2. Notwithstanding the provisions of 9.1 above, the Board of Directors may, at its sole discretion, but in a substantiated manner, when it deems that the Company’s interests will be fulfilled in a better way for such measure, establish rules other than those laid down in the same item 9.1 above, by conferring an appropriate treatment to the beneficiary, provided that this does not result in damage to the Beneficiary concerned.

10. Corporate events

10.1. In case of (a) substantial change for the control of the Company, with a modification in the composition of the Oi’s Board of Directors, where over half of the members represent a single controlling group, or (b) a public bid for the closure of the capital of the Company, the Beneficiaries will benefit from the receipt, within 60 (sixty) days after the occurrence of the event set out in this clause: (a) of the Shares for which the acquisition rights have already been acquired by the Beneficiary, even though the Share have not been effectively transferred by the Company or the controlled company; and all the Shares for which the acquisition rights have not yet been acquired by the Beneficiary, in order to automatically anticipate such rights.

10.2. In case of court-supervised or extrajudicial reorganization, the Plan will remain in force, without any change.

11. Plan term

11.1. The Plan shall enter into force after the approval of the Company’s General Meeting and the effective granting and shall remain in force for a period of 3 (three) years, until the transfer of the Shares by the Stock Option Contract, and it can, however, be terminated, at any time, by a decision of the General Meeting, according to the concluded Stock Option Contract.

12. General Provisions

12.1. The granting of Shares according to the Plan shall not preclude the cancellation of the publicly-held company registration by the Company, and / or participation in the operations of corporate reorganization, such as transformation, merger, consolidation, scission, merger of shares. In such cases, the terms and conditions of this Plan should be observed, and the Board of Directors and / or governance bodies of the companies controlled by the Company, if applicable, assess whether it is necessary to suggest adjustments to the Company’s General Meeting in the Plan, Programs and Stock Options Contract.

12.2. In case of a change of number, type and class of shares of the Company as a result of bonuses, splits, reverse splits or conversion of shares of other securities issued by the Company, the Board of Directors of the Company shall assess the need for adjustments of the Programs already in place, in order to avoid distortions and losses to the Company or Beneficiaries.

12.3. If any calculation arising from this Plan results in a fractional share (rather than an integer), this will rounded up.

12.4. No provision of the Plan or Share granted according to the Plan shall confer the right, for any Beneficiary, to remain as administrator and / or employee of the Company, or interfere, in any case, with the right, for the Company, at any time and subject to the legal and contractual conditions, to terminate the employee’s employment agreement and / or interrupt the administrator’s term of office.

12.5. Each Beneficiary shall expressly adhere to the terms of the Plan and Programs by signing the Stock Options Contract.

12.6. Any significant legal change, with regard to the regulation of the Brazilian Corporation Law, publicly-held companies, in the labor legislation and / or tax effects of a share grant plan, may lead to the full review of the Plan.

12.7. This Plan shall be governed and construed in accordance with the Laws of the Federative Republic of Brazil, and any disputes, controversies arising from or related to the Plan shall be submitted to the jurisdiction to be established in the respective Stock Option Contract.

12.8. The omitted cases shall be regulated by the Board of Directors, after the consultation, when appropriate, the General Meeting. Any Share granted in accordance with the Plan shall be subject to the terms and conditions herein established, these terms and conditions shall prevail in case of inconsistency related to the provisions of any agreement or document mentioned in this Plan.

12.9. The Company is authorized to withhold any taxes eventually applicable to the Plan, including Withholding Income Tax, and may operationalize the withholding of IRRF and other taxes applied on the total Shares, by reducing the total number of Shares.

*****

EXHIBIT IX

(item of the Proposal of the Stock Option Plan to the Board of Directors, according to Exhibit 13 of CVM Ruling 481/09

OI S.A.

_____________________________________________

STOCK OPTION PLAN TO THE BOARD OF DIRECTORS

_____________________________________________

Exhibit 13 of CVM Ruling 481/09

Stock Option Plan to the Board of Directors

1. To provide a copy of the proposed plan

2. To inform the main features of the proposed plan, identifying:

a. Potential beneficiaries

The target group consists of all members of the Board of Directors of the Company,

including the Chairman, Vice President, Coordinators and Members of Committees and Board.

b. Maximum number of options to be granted

Not applicable. Stock options will not be granted based on the Plan

c. Maximum number of stocks covered by the plan

The maximum number of stocks to be delivered to the beneficiaries of the Plan over three years shall not exceed 0.40% of the total Share Capital of the Company at the date of approval of the Stock grant plan.

d. Purchase conditions

The beneficiary’s right to receive each of the annual tranches of the Long Term Incentive Program is always subject to the plan performance¹ condition and shall only be fully acquired, provided that the beneficiary remains in performance of his term of office during the period between the date of grant and the date of transfer of stocks to the beneficiaries in the following ratio:

•           1/3 of the grant shall be exercised within 12 months

•           1/3 of the grant shall be exercised within 24 months

•           1/3 of the grant shall be exercised within 36 months

¹ The minimum performance condition to trigger the plan shall be the maintenance of the current level of OI stock price (OIBR3), i.e. if the stock price in each day of the fiscal year is equal to or higher than the stock price at the time of grant.

Board’s members shall be entitled to the full amount of the plan if the stocks appreciation (OIBR3) over 36 months after the grant is equal to or higher than the grant price adjusted by the company’s weighted average cost of capital (WACC) of the period.

For intermediate results between the minimum performance condition and full value of the plan, executive officer shall be entitled to an amount obtained by simple linear interpolation.

The system considers  Oi’s stocks price (OIBR3) and uses as reference the weighted average (Price x Volume) of the auction of the 90 calendar days preceding the date of grant and the date of release of the stocks according to plan rules. By participating in the Long Term Incentive Program, the board’s members should be eligible for three (3) years period (2019, 2020 and 2021) to a “Number of Shares”, which shall be released annually according to the achievement of the performance condition.

The "Number of Stocks" is calculated individually under the premise of maintaining the competitiveness of the compensation of the board’s members in connection with his tasks related to the company's strategy is to seek the position in the 90 percentile (P90) compared to the reference market of Oi to Board of Directors.

"Number of Stocks" is obtained considering, the individual target is according the office of board's members at the signing date of the agreement. The target is converted into company’s stocks (OIBR3), at the grant date, to be annually transferred to the beneficiaries, provided that the performance level condition is achieved.

 Number of Stocks per grant = Annual Target

                                                    Stock Price²

² Stock Price (OIBR3) has as reference the weighted average (Price x Volume) of the auctions of the 90 calendar days preceding the date of grant.

e. Detailed criteria for setting the exercise price

The stock reference price (OIBR3) that the Company will grant shall be the weighted average (Price x Volume) of the auctions of the 90 calendar days preceding the date of grant.

There is no issue price or purchase price for exercising the right to receive the stocks, as the beneficiary of the Stock Plan does not pay monetary compensation in return of the stocks granted under this plan.

f. Criteria for setting the exercise price

The beneficiary’s right to receive each of the annual tranches of the Long Term Incentive Program is always subject to the plan performance condition and shall only be fully acquired, provided  that the Beneficiary remains in performance of his term of office during the term between the date of grant and the date of transfer of stocks to the beneficiaries in the following ratio:

•           1/3 of the grant shall be exercised within 12 months

•           1/3 of the grant shall be exercised within 24 months

•           1/3 of the grant shall be exercised within 36 months

In case of resignation, removal or at the end of the term of office, the Participants shall be entitled to receive  the granted shares monthly pro rata until the date the Director leaves office.

g. Type of options settlement

Not applicable. As stock options will not be granted as a result of the Plan

h. Criteria and events that, once that happen, shall cause the suspension, modification or termination of the plan

In case of material change in the Company’s control, with modification of the composition of the Board of Directors resulting that more than half of its members represents one single controlling group, or of delisting public offer by the Company, the Participants shall be entitled to receive, within sixty (60) days as from the implementation of the event mentioned in this section: (a) Shares whose acquisition rights are owned by the participants, even if the Shares have not been yet effectively transferred by the Company or subsidiary; and (b) all Shares whose rights of acquisition have not yet been acquired by the Participants, so that such rights shall be automatically advanced.

In case of resignation, dismissal or termination of the term of office, the participants will be entitled to proportional amount pro-rata month until the dismissal date of the Board’s member.

The Plan also provides that, in case of change of the number, type or class of stocks acquired due to bonuses, splits, reverse splits or conversion of stocks of a type or class into another, the Board of Directors shall evaluate the need of adjustments in the Plan, in order to avoid distortions and losses to the Company and its controlled companies or to Participants.

3. Justify the proposed plan, explaining:

a. Main goals of the plan

The Long Term Incentive Program, granting to the Board of Directors a variable incentive, associated with the performance of the Company’s shares, has the purpose of promoting the alignment of interests between the Directprs and Company's stockholders, as well as the business’ sustainability in the medium and long terms.

b. The way that the plan contributes to these goals

2019-2021 Long-Term Incentive Program encourages the achievement of corporate strategic goals by establishing the performance condition based on the appreciation of the Company's stocks. Thus, the Program promotes the engagement and commitment of its participants to short, medium and long-term, providing to the beneficiaries a participation in the development of the Company and the opportunity to be rewarded on the basis of value creation for stockholders.

c. How the plan is included in the Company’s compensation policy

The Long Term Incentive Program is part of a set of instruments of awards, and alignment instruments of the Board’s Members of Company and complements strategy of Board of Directors.

d. How the plan aligns the interests of beneficiaries and company in short, medium and long-terms

The Long-Term Incentive Program considers the appreciation of the Company's stocks (OIBR3) over the effectiveness of the Program (2019-2021) with the possibility of annual transfers to the beneficiaries. Thus, the plan aligns the interests of management and the Company's interests in the short, medium and long term, offering to beneficiaries the opportunity to be rewarded by generating value for stockholders.

4. To estimate the company's expenses arising from the plan, according to the accounting rules providing thereon

The plan estimates an expense in the three years period on BRL 25,200,000.00 (twenty-five million and two hundred thousand Brazilian reais) based on the number of stocks that the Plan proposes to allocate to Beneficiaries.

STOCK OPTION PLAN TO THE BOARD OF DIRECTORS

The present Stock Option Plan to the Board of Directors is governed by the provisions below and by the applicable legislation.

1. Definitions

1.1. The expressions below, when used herein with initials in uppercase, will have the meanings described to them below:

 “Shares/Stocks” the common shares issued by the Company, granted to the Beneficiaries and subject to restrictions provided in this Plan and in the respective Stock Option Contract;

“Company's Shareholders General Meeting” is the ultimate body of the Company from where are made, through the deliberative powers of the shareholders, the decisions that will govern the Company and affect the life of all shareholders.

“Beneficiaries” means the members of the Board of Directors whom the Company grants one or more Shares, pursuant to the terms and conditions of this Plan;

“Company” means OI S.A. In Judicial Reorganization, a publicly-held company, with Head Offices at Rua Humberto de Campos, 425, Zip Code 22.430-190, in the Municipality of Rio de Janeiro, Stated of Rio de Janeiro, enrolled with the National Corporate Taxpayer’s Registry of the Ministry of Finance under number 76.535.764/0001-43 and NIRE under number 33.3.0029520-8;

“Stock Option Contract” means the private instrument of grant of Shares to be executed between the Company and the Beneficiary;

“Grant Date” means, except of otherwise expressly provided in the Stock Option Contract, the Program launch date;

“Termination” means the end of the legally established relation between the members of the Board of Directors and the Company, for any reason, including, without limitation, the resignation, removal or end of the office term without reelection to office in the Board of Directors, permanent disability or in case of death;

“Trigger” is the minimum performance condition for acquiring the right to receiving shares by the Beneficiaries, which will entitle the Beneficiary to receiving 50% of the full amount of the Plan. The Trigger will be the maintenance of the price of Oi’s Stocks (OIBR3) at a level of inferior to that on the grant date, i.e., if the stock price on each annual date of exercise is equal or higher than the price of the shares at the time of the grant;

“IRRF” means Withholding Income Tax;

“Plan” means the present Stock Options Plan to the members of the Board of Directors;

“Program(s)” means the Stock Options program that shall be created, approved and/or canceled by the Board of Directors, which shall be in comply with the terms and conditions of this Plan;

“Target” means the target value set for the purpose of maintaining the competitiveness of the Board of Directors relative to his duties, provided that the Company’s strategy is seek to position itself in the 90 percentile (P90) compared to the reference market of Oi for Board of Directors.

“WACC” The weighted average capital cost (WACC) is a calculation of the capital cost of a company in each capital category proportionally weighted. All capital sources, including common shares, preferred shares, securities and any other long-term debt re included in the calculation of the WACC.

2. Plan Objectives

2.1. The objective of the Plan is to allow the grant of Shares to the Beneficiaries, seeking to promote high engagement levels of the members of the Board of Directors and keep them committed to supporting the meeting of strategic goals and seek to align them with the Company’s shareholders in the medium and long term.

3. Beneficiaries

3.1. All members of the Board of Directors of the Company, including the Chairman, the Vice-Chairman, Coordinators and Members of Committees and others members.

4. Management of the Plan

4.1. The Plan will be managed by the Board of Directors.

4.2. Respecting the general conditions of the Plan and the guidelines set by the Company’s Shareholders Meeting, the Board of Directors, to the extent that it is allowed by law and by the Company’s Bylaws, will have broad powers for taking the measures that are both necessary and adequate for the management of the Plan and of its Programs, including:

(a) create Programs and define the quantity of Stocks by each Program, according to the rate set forth in Section 6.1 below.

(b) authorize the grant of Stocks to the Beneficiaries, pursuant to the terms and conditions set forth in the applicable Stock Options Contracts;

(c) authorize the grant of shares held in treasury in order to transfer of Shares, pursuant to the Plan, the applicable Stock Options Contracts and the applicable laws and regulations;

(d) take other measures necessary for managing this Plan, including direction from the Board of Officers regarding the adequate implementation thereof;

(e) propose changes to this Plan and submit them for approval by the Extraordinary Shareholders’ Meeting.

4.3.  The changing of Beneficiaries’ targets at the time of grant, after approval of the respective Program, shall be submitted for approval by the Company’s Annual Shareholders’ Meeting.

5. Grant of Shares

5.1. On an annual basis, the Company's Board of Directors, may approve the Stock Options Plan, destined to the eligible Beneficiaries, where will be defined (a) the Beneficiaries in favor of whom the Shares will be granted, (b) the Stock quantity target, that will be assigned to each Beneficiary (“Target”), provided that the quantity of Shares will be effectively delivered, will depend on meeting the targets set by the Board of Directors, as provided in this Plan, and (c) the other terms and conditions for acquisition of the rights relative to the Shares.

5.2. The grant of Shares is made upon the execution of Stock Options Contracts between the Company and each of the Beneficiaries, which will follow the rules of the corresponding Program and shall specify, notwithstanding other conditions determined by the Board of Directors: (a) the Target of Stocks object of the grant; (b) the terms and conditions for acquisition of rights relative to the Stocks; (c) the performance metrics; and (d) the possibility of taxes being levied on the delivery of stocks.

5.3. The transfer of Shares to the Beneficiary will only take place upon implementation of the terms and conditions set forth in this Plan and in the Stock Options Contracts, whereby the granting of the right to receiving shares, in and of itself, does not confer on the Beneficiary any rights on the Stocks or even represents a guarantee of receiving it.

5.4. The Shares will be delivered to the Beneficiaries will have the rights set forth in the Plan and in the Stock Options Contract, provided that the Beneficiary will have no rights and privileges of the shareholders of the Company, especially to receiving dividends and Interest on Shareholders Equity (JCP) relative to the Shares, up to the effective date of transfer of the ownership of the Shares to the Beneficiaries.

5.5. The Stock Options Contracts will be executed individually with each Beneficiary, pursuant to the terms and conditions set forth in this Plan.

6. Shares Subject to the Plan

6.1. May be assigned to the Beneficiaries, in the scope of this Plan, ingrants made on an annual basis, throughout 3 (three) years, shares representing at the most 0.40% (zero point forty percent) of the total Capital Stock of the Company on the date of approval of the Stock Options Plan, which may be adjusted pursuant to Section 12.2 of this Plan, respecting the provisions of the applicable laws and regulations.

6.2. For the purpose of the transfer of Stocks pursuant to this Plan, the Company, subject to the applicable laws and regulations, will transfer the Shares through a private transaction, in the terms and conditions set forth in the applicable Stock Options Contract.

6.3. Shares received pursuant to the Plan will keep all rights pertaining to their type after effectively received by the Beneficiary, except for eventual provisions to the contrary set by the Board of Directors. After the Shares are effectively received in accordance with the terms of this Plan and of the respective Stock Options Contract, the Beneficiary will have no right relative to the granted shares, including, without limitation, the financial rights relative to these shares.

6.4. The Beneficiaries shall assume, in the Stock Options Contracts the obligation to comply with the applicable legislation and other policies of the Company for trading their Shares.

7. Stock Reference Price

7.1. The reference price per share, for the purpose of determining the quantity of Shares (OIBR3) that will be assigned to each Beneficiary, will be equivalent to the weighted average of the stock price (Price x Volume) in the market floor of the 90 consecutive days prior to the delivery date, as defined by the Board of Directors.

7.2 The reference price per Share, for the purposes of calculating the reaching of the performance level for release, according to the annual terms, will be equivalent to the weighted average of the quote per share OIBR3 (Price x Volume) in the market floor of the 90 consecutive days prior to the delivery date, as defined by the Board of Directors.

8. Obtaining Rights Relative to the Shares

8.1. Notwithstanding other conditions set forth in the Plan and the respective Stock Options Contracts, the rights of the Beneficiary to receiving each of the annual tranches of the Plan will always be subject to the performance conditions and will only be fully acquired (vested) to the extent the Beneficiary remains in office, during the period comprehended between the date of grant and the date of the transfer of the shares to the Beneficiaries, in the following ratio:

1/3 of the grant shall be exercised within 12 months

1/3 of the grant shall be exercised within 24 months

1/3 of the grant shall be exercised within 36 months

8.2. The Trigger that will entitle the Beneficiary to receiving 50% of the full amount under the Plan, will be the maintenance of the price of OI’s Stocks (OIBR3) at a level of inferior to that on the grant date, i.e., if the stock price on each annual date of exercise is equal or higher than the price of the shares at the time of the grant.

8.3. The Beneficiaries will be entitled to the full amount of the plan if the quote of the stock (OIBR3), after 36 months of the grant, is equal or higher than the grant price adjusted by the Company’s WACC at the end of the period.

8.4. For intermediate results, where the stock price (OIBR3) is between the Trigger and the condition that entitles to receiving the full amount under the plan, the Beneficiaries will be entitled to an amount calculated by simple linear interpolation.

Valuation of the Stock Price	∆ negative stock price	∆ stock price equal to zero (trigger)	∆ stock price between zero and the WACC	∆ stock price equal or higher than the WACC (maximum)
% of grant that can be exercised at the end of 36 months	0%	50%	Linear Interpolation	100%

8.5. Upon participating in the Plan, the Beneficiaries will be eligible, throughout 3 (three) years of the Plan (2019, 2020 and 2021) to receive the “Stock Quantity” that can be delivered on an annual basis pursuant to the performance condition.

8.6. The “Stock Quantity” is calculated on an individual basis for the purpose of keeping the competitiveness of the Beneficiary relative to the office, whereby the Company’s strategy is to position itself in the 90 percentile (P90) in comparison with Oi’s reference market for Board of Directors. For determining the “Stock Quantity” is considered the individual target according to the office of Board of Directors Member on the signing date of the respective contract. The target is converted into shares of the company (OIBR3) to be delivered, in annual transfers, so long as the Plan’s performance condition is met.

Stock Quantity by grant =                  Annual Target

                                                                Stock Price

8.7. At the end of each period, the Board of Directors will examine the conditions set forth in items 8.1. to 8.6 above and other conditions set forth in the respective Stock Options Contract and will confirm the quantity of Shares to which the Beneficiary is entitled, provided that the Company shall transfer the amount of Shares to the Beneficiary after the relevant tax withholding, pursuant to item 12.9 below, including by reducing the number of shares in accordance with tax withholding, within 60 (sixty) days, after the end of each annual cycle.

8.8. In addition to the provisions of item 10 of this Plan, the right to receiving Shares under this Plan and the applicable Stock Options Contract will be automatically canceled with no right to indemnity, rightfully ceasing all effects thereof, if the Company is dissolved, liquidated or has its bankruptcy decreed.

9. Events of Ceasing of Employment with the Company and Effects Thereof

9.1. If, at any time, the Beneficiary leaves the Company:

(i) In case of resignation, removal or end of office term, the Beneficiary will be entitled to receiving (a) Shares whose rights of acquisition have already been vested by the Beneficiary but which have not been effectively transferred by the Company, and (b) a prorate quantity of the Stocks whose acquisition rights still have not be vested by the Beneficiary, considering, for that calculation, the prorate quantity of the full months that Beneficiary was in office at the Company and relative to the number of months of the annual cycle, provided that the right to receive the remaining Shares will be automatically ceased on the Termination date. The delivery of shares to the Beneficiary will be made on the date originally set in accordance with the rules of this plan, set forth in items 8.1 and 8.7.

(ii) In case of Termination of a Beneficiary due to (a) death or (b) permanent disability, the heir or successors under law (for the event described in item (a) or the legal representative for the event described in item (b) will be entitled to receiving, at the time of Termination: (a) the Shares whose rights of acquisition had already been vested by the Beneficiary, even if the Shares have not been effectively transferred by the Company; and (b) the entirety of the shares encompassed by the Plan, whose rights of acquisition have still not been vested by the Beneficiary, whereby these rights will be automatically accelerated.

10. Corporate Events

10.1. In case of (a) substantial change in the control of the Company, materialized by a change in the composition of the Board of Directors where more than half of its members pass to represent one single controlling group, or (b) the making of a Public Offer for the Company going private, the Beneficiaries will be entitled to receiving, within 60 (sixty) days after the occurrence of the event mentioned in this section: (a) the Shares, whose rights of acquisition have already been vested by the Beneficiaries, but which have not been effectively transferred by the Company or by an entity controlled by it; and (b) the entirety of the Shares whose vesting rights have still not been acquired by the Beneficiaries, whereby these rights will be automatically accelerated.

10.2. In case of court-supervised or extrajudicial reorganization, the Plan will remain in force, without any changes.

11. Plan term

11.1. The Plan shall enter into force after approved by the Company’s Shareholders Meeting and after the effective grant, and will remain in force for a term of 3 (three) years, until delivery of the Shares through the Stock Options Contracts, and it may, however, be canceled, at any time, by a decision of the Shareholders’ Meeting, whereby respecting the Stock Options Contracts executed thus far.

12. General Provisions

12.1. The grant of Shares under the Plan will not prevent the Company from cancel its registration as a publicly-held company registration by the Company and/or to engage in corporate reorganization operations, such as transformation, acquisition, merger, spin-off and incorporation of shares. In these cases, the terms and conditions of this Plan must be respected, incumbent on the Board of Directors and/or governance entities of the companies controlled by the Company, when applicable, to assess whether or not it will be necessary to propose to the Shareholders’ Meeting of the Company adjustments to the Plan and to the Stock Options Contracts.

12.2. In case of changes to the number, type and class of shares of the Company as a result of bonuses, unfolding, grouping or converting of shares of one type or class into another, or in case of conversion of other securities issued by the Company, will be incumbent on the Company's Board of Directors to assess the need to adjust the Programs already in place, in order to avoid distortions and losses to either the Company or to the Beneficiaries.

12.3. In case any calculation arising of this Plan results in a fraction of a share (and not a round number), it will be rounded up.

12.4. No provision of this Plan or Share assigned hereunder will confer on any Beneficiary the right to remain a member of the Company's Board of Directors, nor will it interfere, in any way, with the right of the Company to, at any time, and subject to the legal and contractual provisions, terminate and/or interrupt the relation with the Beneficiary.

12.5. Each Beneficiary shall expressly adhere to the terms of this Plan and of the Programs by executing the Stock Options Contract.

12.6. Any significant legal change, with regard to the regulation of the Brazilian Corporation Law, publicly-held companies, in the labor legislation and / or tax effects of a share grant plan, may lead to the full review of the Plan.

12.7. This Plan shall be governed and construed under the Laws of the Federative republic of Brazil, provided that any dispute, controversy arising or relating to the Plan will be referred to a jurisdiction to be agreed in the respective Stock Options Contracts.

12.8. Situations not provided for herein will be governed by the Board of Directors, consulting, when deeming convenient, with the Shareholders’ Meeting. Any Shares assigned pursuant to the Plan is subject to all terms and conditions set forth herein, said terms and conditions that will govern in case of inconsistency regarding any provisions of any contracts or other documents mentioned in this Plan.

12.9. The Company is authorized to withhold any taxes eventually applicable to the Plan, including Withholding Income Tax, and may operationalize the withholding of IRRF and other taxes applied on the total Shares, by reducing the total number of Shares.

*****

EXHIBIT X

 (Loss Replacement Policy– Indemnity Agreement)

Loss Replacement Policy

Oi S.A.

1.    Objectives and Scope

This Loss Replacement Policy (“Policy”) aims to establish the rules, limits and procedures that shall govern the indemnity contracts entered into by Oi S.A. (“Oi” or “Company”) and its [direct and indirect subsidiaries] (jointly with Oi, “Oi Companies”) with its Directors, Officers and members that may be considered by this Policy.

The beneficiaries of the indemnity agreements shall be the members of the Board of Directors, the Statutory Officers of Oi Companies and other non-statutory Officers who, by virtue of the exercise of their duties, pursuant to applicable legal provisions, are subject to risks of loss (“Beneficiaries”). This Policy does not extend to the members of the Oi Companies’ Supervisory Board.

The classification of the non-statutory officers shall be defined by means of a collegiate decision of the Statutory Management, supported by prior technical evaluation by the Legal Department. The cases of classification shall be reported subsequently to the People, Appointments and Governance Committee.

2.    Purpose and object of the obligation to indemnify.

For the purpose of attracting and retaining qualified professionals and keeping them free from the risk of financial losses for the regular exercise of their duties, the indemnity commitments, to be provided for pursuant to this Policy, shall have the purpose of keeping the Beneficiaries indemnified for any losses resulting from claims, obligations, financial blockages, liens, property losses, legal restrictions, liens, payment of convictions and/or fines, judicial guarantees, compliance with the obligation to do and not to do, damages and reasonable expenses (including, but not limited to, court costs, expert fees, hiring of lawyers, opinions, reports, technical experts, recognition of firms, airfare and accommodation, in the event of personal attendance, or other acts/expenses aimed at ensuring the best defense of their rights, of any nature) that are proven to be incurred, or imposed on them, by virtue of inquiries, administrative, judicial or arbitration proceedings, investigations, extrajudicial claims and restrictive measures that are filed against or those investigated are Oi Companies and/or the Beneficiary, separately or jointly, for collection of obligations of Oi Companies and/or due to any act or omission of the Beneficiary that results directly from regular acts of management or the performance of his/her duties in Oi Companies, provided that the Beneficiary has performed such act or incurred in such omission in good faith, within the limits of his/her duties, in the best interest of Oi Companies, as well as in the applicable regulatory provisions and in line with the duties and responsibilities of administrators provided in Law no. 6.404/76, and always in compliance with the procedures, conditions and exclusions provided for in this Policy and in the respective indemnity agreement (“Claims”).

In the event of any of the events of "losses", "payments", "obligations", "blockages", "liens", "restrictions", "encumbrances" and "expenses" listed above (“Loss”), when the Company does not make the payment and/or deposit directly and in advance to the original receiver or collector and/or, otherwise, to avoid the occurrence of any other type of loss of another nature to the Beneficiary, the Company shall (i) replace the corresponding financial loss to the Beneficiary and (ii) take all applicable measures to enable the immediate release of the Loss imposed on the Beneficiary, including with the immediate full guarantee of the judgment, always in compliance with the procedures described in items 5.2 and 5.3 and Exclusions.

The indemnity commitment shall cover amounts for the Beneficiary's subsistence, in case the Beneficiary has his/her bank account blocked as a result of a Claim, even if it is a common bank account with his/her spouse, partner or any family member, and while the effects of unavailability continue, and the Company may provide directly to the Beneficiary an amount equivalent to the amount blocked and/or pledged, up to the maximum monthly limit of R$ 100,000.00 (one hundred thousand reais). In the event of non-existence of another bank account in name of the Beneficiary, the payment shall be made by to a legal representative, expressly designated by the Beneficiary, by means of a deposit in the bank account of the representative. The amounts deposited for the subsistence of the Beneficiary shall be offset with other amounts that Company may have to reimburse in the future on behalf of the Beneficiary in connection with the Policy and this Agreement. If there are no amounts to be compensated, the amounts advanced by the Company shall be returned by the Beneficiary within the period provided for in the respective indemnity agreement.

If a Loss occurs, including in the event that the Beneficiary has a blocked amount in his/her investment account and such measure has caused him/her a financial loss, the Company shall indemnify him/her for the financial losses proven to have been incurred, in an amount to be determined based on reasonable calculations and supporting documentation submitted by the Beneficiary to the Company.

The indemnity commitment is complementary to the insurance coverage under the Directors & Officers Insurance Policy (D&O), when applicable. In the event that the Beneficiary notifies the broker or insurance company directly, he/she shall immediately inform Oi of the amounts claimed and its grounds, in order to avoid any double payment. Oi shall verify the payment of these amounts and its justification with the broker and/or insurer.

3.    Formalization of the Indemnity Commitment

The indemnity commitment with each Beneficiary will be formalized by an indemnity agreement, substantially in the form of Annex I to this Policy.

The Beneficiaries shall enter into their respective indemnity agreements, after taking office in their respective positions, in the case of Board of Directors and statutory directors, or at the beginning of the exercise of certain duties in Oi Companies, according to the criteria defined on item 1 of this Policy, in the case of the non-statutory directors that may be contemplated by the Policy.

4.    Exclusionary Rules

The Beneficiary shall not be entitled to the replacement of losses contemplated in this Policy, and, in case he/she has already been replaced, its effects shall immediately cease, and the Beneficiary shall be obliged to reimburse the Company for the amounts disbursed, in connection with losses resulting from an act or omission:

(a)    performed outside the limits and conditions imposed by the corporate law to the Beneficiaries and/or outside the exercise of their attributions, pursuant to the By-Laws or the Articles of Incorporation of the company of which they are Administrators, or of the attributions assigned to the non-statutory director;

(b)   done in bad faith, willful misconduct, serious misconduct by fraud;

(c)    in its own interest or in the interest of third parties, to the detriment of the interests of Oi Companies.

Expenses or other amounts that have already been paid to the Beneficiary or in its benefit, within the scope of the applicable coverage of any D&O Insurance Policy, shall not be subject to indemnification.

The execution of the indemnity agreement does not rule out the possibility of denying coverage if any Exclusionary Event occur, if and when they occur, especially if there are elements or evidence that may modify the result of the previous assessment.

If any of the Exclusionary Events take place at any time, the effects of Oi's obligations in this Policy shall cease immediately, and the Beneficiary shall be obliged to reimburse Oi, within five (5) business days of the Company's notification informing the Beneficiary of the recognition of the Exclusion, the amounts paid or incurred by it, duly corrected by INPC, from the date of respective payment until the due reimbursement thereof.

5.    Rules and Procedures

The following rules and procedures shall be met for purposes of reviewing the Classification of a Claim and approving an Expenditure (as defined below):

5.1.            Notification

The Beneficiary shall notify Oi of any Claim, Expenditure related thereto, and decision rendered in the context of the Claim of which he/she is aware, within the period provided for in the respective indemnity agreement, by means of a written communication sent to Oi's Legal Department, accompanied by all documents and information related to the Claim and/or the Expenditure in question, as the case may be.

Failure to comply with this deadline to notify the start of a Claim may result in the loss of the right to compensation, in the event that there is no time for its proper defense.

5.2.            Classification Analysis

Upon receipt of the notification of a Claim pursuant to item 5.1 above, Oi's Legal Department shall conduct a technical assessment of the classification of the Claim, in order to assess whether the Claim is subject to indemnity under this Policy and the respective indemnity agreement (“Classification”). The assessment of a Claim Classification shall aim to verify the incidence of any of the Exclusions, always based on the information and evidence set available at the time of the assessment.

As a result of its evaluation, the Legal Department shall prepare a Technical Note contemplating its evaluation of the Claim Classification in question and the reasons for which it deemed favorable or against the Classification. The Technical Note prepared by the Legal Department shall be submitted to the competent body for the final decision on the Classification and shall serve as the basis for the evaluation by the competent body, but shall not bind its decision.

If it is deemed necessary or convenient to support or guide the analysis dealt with in this item, the Legal Department of the Company may request an external opinion from a law firm specialized in the matter.

In cases in which the Legal Department judges to be in a situation of conflict of interest to evaluate the Claim Classification, the process of evaluation and preparation of the respective Technical Note shall be carried out by an external, independent expert with an undoubted reputation, who, in this case, shall not count on the involvement of the Legal Department (“Independent External Expert”).

The Independent External Expert shall be specially appointed by the competent internal body for the analysis of the Classification pursuant to this Policy, among names to be appointed by the Executive Board or others, she/he deems appropriate.

Once the technical analysis of the Classification is concluded, the Legal Department shall forward its analysis or that of the Independent External Expert, formalized in a Technical Note, directly to an ad-hoc internal committee (“Ad-hoc Internal Committee”) being composed of one of the following forms, depending on the Beneficiary:

I.            At least two (2) other members of the Board of Directors (other than the Beneficiary) and one (1) Statutory Director of Oi, and at least one of the directors must be independent in the event of the Beneficiary being an Executive Board Member of the Company:

II.           At least two (2) Statutory Directors of Oi (other than the Beneficiary) and one (1) independent director, in case the Beneficiary is a statutory or non-statutory Director of one of Oi's Companies. If it is not possible to constitute the Ad-hoc Internal Committee with this minimum number of Statutory Directors, either by vacancy or conflict, the composition of the Ad-hoc Internal Committee shall be complemented with members of the Executive Board, in the number necessary to reach the minimum of 3 (three) members.

The members that shall constitute the Ad-hoc Internal Committee, in each case, shall be chosen by the members of the Executive Board or the Board of Directors, as the case may be, always excluding the Beneficiary, who may not participate in the selection of the members of the Ad-hoc Internal Committee that shall evaluate their Classification, nor the Classification of another Beneficiary of an indemnity agreement, whenever the Claim or the acts that gave rise to it are equal or substantially similar to the Claim or the acts of the Beneficiary, or the decision may otherwise benefit him/her in relation to the Classification of his/her own Claim.

The decision on the Classification shall necessarily be submitted to an Ad-hoc Internal Committee formed exclusively by members of the Board of Directors in cases where more than half of the members of the Executive Board are parties to the Claim in question or direct beneficiaries of such decision.

The Ad-hoc Internal Committee shall deliberate on the Claim Classification, subject to the exceptional situations that shall be decided by an Experts Group, under the terms of item 5.4 below, for which purpose it may request all the information and documents necessary for its convincing.

The Classification shall be denied if, if there is an unequivocal occurrence of any of the Exclusions provided for in this Policy and in the respective indemnity agreements.

The favorable or contrary decision to the Classification must be communicated to the Beneficiary indicating the reasons on which it is based. This decision may be reviewed at any time by the appropriate Ad Hoc Internal Committee, especially if new elements or evidence arise that could modify the outcome of the previous assessment.

If the Classification is denied, the Company shall not reimburse any Expenditure directly related to the analyzed Claim.

The Beneficiary shall not vote or in any way participate in, interfere with or influence the decision on the Classification, and shall not be allowed to participate, in any way, in the Ad-hoc Internal Committee that will assess the Classification, but may be requested to provide information and clarifications.  Nor may the Beneficiary vote for or otherwise participate in, interfere with or influence the decision on the Classification of another Beneficiary of an indemnity agreement, nor is he/she allowed to participate in the Ad-hoc Internal Committee that shall evaluate the Classification of such Beneficiary, whenever the Claim or the acts that gave rise to it are equal or substantially similar to the Claim or the acts of the Beneficiary, or the decision may otherwise benefit him/her in relation to the Classification of his own Claim.

5.3.            Approval of Expenditures

The assessment and approval of the payment, refund or reimbursement of funds in the context or as a result of the Claim, either for the Beneficiary or directly to the entitled party, including the provision of guarantees and the acceptance or realization of expenses or expenditures of any nature (any of them, a “Expenditure”) shall follow the same flow of analysis and approval described in item 5.2 above in relation to the Classification.

The evaluation on the Expenditure may be carried out after the decision favorable to the Claim Classification, by means of specific notification on the Expenditure sent by the Beneficiary in the form of item 5.1 above, or concomitantly to the analysis of the Classification.

The exception to this rule are the following Expenditures, which may, provided that the Classification has already been approved, pursuant to item 5.2, be approved by the Company's Board of Directors, upon consultation with the Legal Department: (i) taxes, fees and procedural costs; (ii) if they do not exceed the amount of R$ 1 million per Expenditure or sum of Expenditure of the same nature; or (iii) if the Expenditure arises directly from an obligation already previously assumed in a contract, agreement, transaction or commitment term previously authorized under the terms of the indemnity contract. These exceptions shall not apply and the decision on the approval of the Expenditure shall necessarily be submitted to the Ad-hoc Internal Committee formed exclusively by members of the Board of Directors in cases where more than half of the members of the Executive Board are parties to the Claim in question or direct beneficiaries of such decision.

This Policy does not apply to the immediate measures necessary to release the Beneficiary's assets that have been subject to lien, seizure, blocking or other forms of unavailability of assets, as a result of Claims that originate exclusively from an act or omission of Oi Companies and that fall objectively to the Beneficiary, without the Beneficiary being part, which will be supported by Oi Companies These measures shall be reported every six months to

Regardless of the decision being favorable to the Claim Classification, the decision that authorizes the disbursement of funds must be made in the best interest of the Company, based on the information available at the time of the evaluation on the adequacy of the granting of the compensation, as well as on the technical and substantiated opinions of the Legal Department, and shall consider (i) the need or convenience of the disbursement for the defense of the Claim; (ii) the reasonability of the amounts involved based on the standards applicable in similar cases; (iii) the occurrence of any of the Exclusions, and (iv) other factors that may be relevant to the analysis of the adequacy of the Expenditures.

Oi shall make the payment of any approved Expenditure under this Policy within the term and form provided for in the respective indemnity agreement.

The eventual execution of judicial or extrajudicial agreements, such as terms of commitment, terms of adjustment of conduct or any other agreement or transaction involving any governmental, regulatory, legislative, judicial, arbitration or administrative authority, in Brazil or abroad, by the Beneficiary, either to terminate and/or prevent Claims, as well as the practice of any act by the Beneficiary that is important in recognition of the claims made against it or Oi or in waiver of the defense in the Claim, will only be subject to compensation if Oi has previously consented in writing about the terms of such agreement or commitment or the practice of such acts, always in compliance with the procedures for the analysis and approval of the Classification and payment of Expenditures provided for in this Policy.

The same rules on dismissal, abstention, communication of conflict in the process of analysis and approval of the Classification, provided above, apply to the process of analysis and approval of Expenditures.

5.4.            Exceptional Situations

The Ad-hoc Internal Committee may suggest to the Board of Directors to submit the decision on the Classification or on a given Expense to a group of three (3) external experts (“Experts Group”), in cases where more than half of the members of the Board of Directors are part of the Claim in question or direct beneficiaries of the referred decision.

The Experts Group shall be specially appointed by the Board of Directors for each case and shall be composed of three (3) external and independent members, with recognized knowledge in the matter, among names to be appointed by the Executive Board or others that it may deem appropriate.

5.5.            Defense

The amounts required to meet the Claims, including attorneys' fees, costs and disbursements, to be indemnified by the Company to the Administrator, shall be provided by the Company within the term provided for in the respective indemnity agreement (except if a shorter term is necessary to guarantee the rights of the Beneficiary), subject to assessment of the Claim Classification and approval of expenditures and provided that they are duly proved.

The pending process of analysis of the Claim Classification and approval of the Expenditure does not prevent the hiring, by the Beneficiary, of an attorney to represent it, if necessary, due to the periods eventually in progress and/or the measures that must be initiated to allow its timely defense, and the Beneficiary, in any case, shall request the authorization of the Company, through its Legal Department. If the Beneficiary chooses not to obtain the approval of the Company prior to the hiring of a lawyer to represent him while the analysis of the Classification is pending, the Company reserves the right not to reimburse the costs incurred before the execution of the indemnity agreement and/or to request the replacement of the hired lawyer.

Expenses not directly related to the defense of a claim in progress will not be indemnified, such as fees of advisors for protection or reorganization of assets, monitoring of claims in progress that do not involve the Beneficiary, among other expenses incurred preventively or in addition to the defense of the claim in progress.

6.    Coverage Period

The indemnity agreement to be formalized shall cover the entire period of exercise of the position or function of the Beneficiary, including any Claim in progress against the Beneficiary and any other Claim that may be established even after the end of the exercise of his position or function, provided that the inclusion of the Beneficiary in the Claim results from the exercise of such position or function.

7.    Subrogation

In the event that Oi makes any payment directly to the Beneficiary or to third parties based on this Policy, Oi shall immediately act as surrogate to the Beneficiary in any reimbursement that he/she is entitled to, including any policy of Civil Liability Insurance of Directors and Board Members - D&O, when applicable, and the Beneficiary shall execute all documents and perform all acts necessary for this purpose, including the execution of any documents that enable the Company to file a lawsuit for the Beneficiary's name.

8.    General Provisions

The terms of this Policy shall apply immediately upon its approval by the General Meeting of Oi.

Any omissions in this Policy shall be deliberated by Oi's Board of Directors.

INDEMNITY AGREEMENT

By this instrument, as indemnifying party:

OI S.A. – In Judicial Reorganization, joint-stock company, with headquarters at Rua do Lavradio, 71, 2nd floor, Centro, Rio de Janeiro, RJ, enrolled with the Brazilian Taxpayers Registry (CNPJ/MF) under number 76.535.764/0001-43, herein duly represented in the form of its bylaws, hereinafter called “Oi” or “Company”, and as beneficiary:

[=], [nationality], [marital status], [profession], bearer of Identity Card  nº [●], issued by [issuing authority], enrolled with the Individual Taxpayers Registry (CPF/MF) under No. [●], resident and domiciled at [●], in the City of [●], State of [●], with business address in [●], hereinafter referred to as the "Beneficiary", the Company and the Beneficiary shall be individually referred to as the “Party”, and jointly referred to as the "Parties",

WHEREAS:

I.               On [insert date], the Extraordinary General Meeting of Oi approved the Loss Replacement Policy (“Policy”) with the purpose of setting forth the rules, limits and procedures that shall govern the indemnity agreements to be entered into between Oi and its direct and indirect subsidiaries (jointly, “Oi Companies”) and the beneficiaries of the Policy;

I.              On [date], the Beneficiary was [elected/hired] for the position of [Statutory Officer / Director / non-statutory Officer] of [Oi or name of controlled entity];

II.           The Directors, statutory and non-statutory Officers of Oi Companies are subject to losses arising from administrative, judicial and arbitration proceedings related to decisions, actions or omissions taken by them and/or Oi Companies in the regular exercise of their duties and in the interest of Oi Companies;

III.         The Parties acknowledge that the Directors & Officers (D&O) Insurance Policy has a limited coverage and that its triggering depends on several external factors;

IV.        The Policy has the purpose of attracting and retaining qualified professionals, keeping its beneficiaries indemnified of losses that arise directly from regular acts of management or the performance of their duties in Oi Companies, provided that the beneficiary of the Policy has performed such act or incurred in such omission in good faith, within the limits of its duties, in the best interest of Oi Companies, as well as in the applicable legal and regulatory provisions [and in accordance with the duties and responsibilities of the administrators provided for in Law nº 6.404/76], and always in compliance with the procedures, conditions and Exclusionary Events provided for in the Policy and in this Indemnity Agreement;

The Parties agree to enter into this Indemnity Agreement (“Agreement”) as a complement to the Directors & Officers (D&O) Insurance Policy, under the following terms and conditions:

1.                  Acceptance. The Beneficiary declares that he/she accepted his/her [appointment / hiring] as [position] of the Company and that he/she will act within the limits [and conditions imposed by the legislation, by the applicable regulation in force, exercising all the duties required by the Company's By-Laws] [of his/her attributions], always acting in the interest of Oi Companies.

2.                  Obligation to Indemnify. Under this Agreement, the Company undertakes to replace any losses directly suffered by the Beneficiary that are proven to arise from the exercise of his/her duties in [Company/Controlled Entity] and to indemnify and hold him/her indemnified for any losses arising from claims, obligations, financial blockages, liens, property losses, legal restrictions, levies, payment of condemnation and/or fines, court guarantee, compliance with the obligation to do and not to do reasonable damages and expenses (including, but not limited to, court costs, expert fees, hiring of lawyers, opinions, reports, technical experts, notarization, airfare and accommodation, in the event of personal attendance, or other acts/expenses aimed at ensuring the best defense of their rights, of any nature) that are proven to incur, or that are imposed, due to inquiries, administrative, judicial or arbitration proceedings, investigations, extrajudicial claims and restrictive measures that are filed against or whose investigated are Oi's Companies and/or the Beneficiary, separately or jointly, regarding the obligations of any of Oi Companies and/or due to any act or omission that results directly from regular acts of management or the performance of his/her duties in the [Company/Controlled Entity], provided that the Beneficiary has performed such act or incurred in such omission in good faith, within the limits of his/her attributions, in the best interest of Oi Companies, as well as without violation of the applicable legal and regulatory provisions [and in line with the duties and responsibilities of the administrators provided for in the Law nº 6.404/76], and always in compliance with the procedures, conditions and Exclusionary Events provided for in the Policy and in this Agreement (“Claims”).

2.1.            Exclusionary Rules. The Beneficiary shall not be entitled to the replacement of losses and, in case it has already been replaced, its effects shall immediately cease, and the Beneficiary shall be obliged to reimburse the Company for the amounts disbursed in connection with the losses resulting from an act or omission (events individually referred to as “Exclusionary Event” and, jointly, “Exclusionary Events”): (i) performed outside [the limits and conditions imposed by the corporate law to the Beneficiaries and/or] [the exercise of their attributions and/or], [the terms of the Bylaws or of the Articles of Incorporation of the company of which he/she is a non-statutory Director,] [or the duties assigned to the non-statutory Director]; (ii) performed in bad faith, willful misconduct, serious negligence by means of fraud; (iii) in one's own interest or that of third parties, to the detriment of the interests of Oi Companies.

2.2.            Replacement of Losses. It is hereby agreed and accepted that in case of any of the events of "losses", "payments", "obligations", "blockages", "liens", "restrictions", "encumbrances" and "expenses" listed in Clause 2 above (“Loss”), when the Company does not make the payment and/or deposit directly and in advance to the original receiver or collector and/or, otherwise, to avoid the occurrence of any other type of loss of another nature to the Beneficiary, the Company shall (i) replace the corresponding financial loss to the Beneficiary and (ii) take all applicable measures to enable the immediate release of the Loss imposed on the Beneficiary, including with the immediate full guarantee of the judgment, always complying with the procedures described in the Policy and in this Agreement.

2.3.            Value for subsistence. If the Beneficiary has his/her bank account blocked and his/her subsistence affected as a result of a Claim, even if it is a common bank account with his/her spouse, partner or any family member, and while the effects of the unavailability under the terms agreed in this Agreement are still present, the Company undertakes to make directly available to the Beneficiary within 48 (forty-eight) hours from the occurrence of the Loss, an amount equivalent to the amount blocked and/or pledged, limited, however, to a monthly maximum of one hundred thousand reais (R$ 100,000.00). Such amount may be made available in any bank account in name of the Beneficiary informed to the Company pursuant to Clause 13 or otherwise as agreed between the parties. In the event of non-existence of another bank account in name of the Beneficiary, the payment shall be made to a legal representative, expressly designated by the Beneficiary, by means of a deposit in the bank account of the representative. The amounts deposited for the subsistence of the Beneficiary shall be offset with other amounts that Company may have to reimburse in the future on behalf of the Beneficiary in connection with the Policy and this Agreement. If there are no amounts to be compensated, the amounts advanced by the Company shall be returned by the Beneficiary within five (5) business days as of the date of release of the amount, provided that the sum of the amounts for subsistence will be subsequently compensated with other amounts that the Company in the future owes to the Beneficiary in the context of the Policy and this Agreement. If there are no amounts to be compensated, the amounts advanced by the Company shall be returned by the Beneficiary, in accordance with the provisions of item 4.1 below.

2.4.            Financial Losses. If a Loss occurs, including in the event that the Beneficiary has a blocked amount in his/her investment account and such measure has caused him/her a financial loss, the Company shall indemnify him/her for the financial losses proven to have been incurred, in an amount to be determined based on reasonable calculations and supporting documentation submitted by the Beneficiary to the Company.

3.                  Return. It is further agreed that, if any of the Exclusionary Events listed above occurs, at any time, the obligations undertaken by the Company in this Agreement will cease immediately, and the Beneficiary will be obliged to fully reimburse the Company of all amounts disbursed or incurred for the replacement of the Loss(es), duly corrected by the INPC, as from the date of the respective disbursement until the due reimbursement is made, within five (5) business days as from receipt of the notification from the Company informing the Beneficiary of the recognition of the Exclusionary Event.

3.1.      In the event that the Beneficiary has his/her bank account blocked, if the amount is fully unblocked in the Beneficiary's bank account, the Beneficiary will be required to fully return the amounts received for subsistence, under the terms of this Agreement, within 5 (five) business days, as from the effective unblocking of the Beneficiary bank account. In the event of partial release, the Beneficiary shall be obliged to return to the Company the amount equivalent to the amount partially released, also within the same term.

4.                  Procedures for Claim Classification and Disbursement Execution. The Beneficiary shall notify the Company of any Claim, Expenditure, and decision rendered in the context of the Claim of which it is aware, within five (5) business days from its knowledge, by means of a written communication sent to the Company's Legal Department, accompanied by all documents and information related to the Claim and/or the Expenditure in question, as the case may be(“Notification”).

4.1.            It is hereby agreed and accepted that failure to comply with this term for notification may result in loss of the right to indemnification, in the event that there is not enough time for its adequate defense.

4.2.            The assessment of the classification of the Claim to verify whether the Claim is eligible for compensation (“Classification”), as well as, in the event of a favorable decision on the Classification, the assessment and approval of the payment, refund or reimbursement of resources in the context or as a result of the Claim, either for the Beneficiary, whether directly to whomever is entitled, including the provision of guarantees and the acceptance or incurrence of expenses or expenditures of any nature (either, an “Expenditure”) shall comply with the flow of review and approval provided for in the Policy approved in [=].

4.3.            The Classification shall be denied if there is an unequivocal occurrence of any of the Exclusionary Events provided for in this Agreement. If the Classification is denied, the Company shall not reimburse any Expenditure directly related to the analyzed Claim.

4.4.            The favorable or contrary decision to the Classification shall be duly justified and must be communicated to the Beneficiary indicating the its reasons. This decision may be reviewed at any time, especially if new elements or evidence arise that could modify the outcome of the previous assessment.

4.5.            The Beneficiary shall not vote or in any way participate in, interfere with or influence the decision on the Classification or on the payment of the Expenditure, and shall not be allowed to participate, in any way, in the Ad-hoc Internal Committee that will assess the Classification under the terms of the Policy, but may be requested to provide information and clarifications. Additionally, the Beneficiary shall not vote for or otherwise participate in, interfere with or influence the decision on the Classification or on another Beneficiary's Disbursement based on their respective indemnity agreement, and they are not permitted to participate in the Ad-hoc Internal Committee that shall evaluate the Classification of such Beneficiary, whenever the Claim or the acts that gave rise to it are equal or substantially similar to the Claim or the acts of the Beneficiary, or the decision may otherwise benefit him in relation to the Classification of his own Claim or payment of Expenditures related to it.

5.                  Beneficiary Defense. The amounts required to meet the Claims, including attorneys' fees, costs and disbursements, to be indemnified by the Company to the Beneficiary, shall be provided by the Company within 5 (five) business days after the receipt, by the Company, of the Notification, (except if a shorter term is necessary to guarantee the rights of the Beneficiary), subject to the assessment on the Claim Classification and approval of the Expenditures and provided that they are duly proved.

5.1.            The pending process of analysis of the Claim Classification and approval of the Expenditure shall not prevent the hiring, by the Beneficiary, of an attorney to represent him/her, if necessary, due to the periods eventually in progress and/or the measures that must be initiated to allow its timely defense, and the Beneficiary, in any case, shall request the authorization of the Company, by its Legal Department. If the Beneficiary chooses not to obtain the approval of the Company prior to the hiring of a lawyer to represent him/her while the analysis of the Classification is pending.

5.2.            Expenses not directly related to the defense of a claim in progress will not be indemnified, such as fees of advisors for protection or reorganization of assets, monitoring of claims in progress that do not involve the Beneficiary, among other expenses incurred preventively or in addition to the defense of the Claim in progress.

6.                  Payments. Considering all the procedures, conditions and the Exclusionary Events provided for in the Policy and in this Agreement, [Oi] [Controlled Entity] shall proceed with the payment of any Expenditure within five (5) working days as of the final ruling of the competent authority, unless otherwise provided in this Agreement.

6.1.            All payments or refunds under this Agreement shall be made in Brazilian currency. In the event of an Expenditure incurred in foreign currency, the amount of the indemnity shall be converted into Brazilian currency at the exchange rate for the purchase of the Brazilian currency disclosed by the Central Bank of Brazil on the business day immediately prior to the payment date.

7.                  Subrogation. In the event that the Company makes any payment directly to the Beneficiary or to third parties based on this Agreement, the Company shall immediately act as surrogate to the Beneficiary in any reimbursement that he/she is entitled to, including any D&O Insurance Policy, when applicable, and the Beneficiary shall execute all documents and perform all acts necessary for this purpose, including the execution of any documents that enable the filing by Oi Companies of a lawsuit for return on behalf of the Beneficiary.

8.                  Coverage Period. The indemnity obligation set forth in this Agreement shall remain in force and produce effects even after the Beneficiary leaves office in [Oi / the Controlled Entity], covering the entire period the Beneficiary remained in the position or function, including any Claim in progress against the Beneficiary and any other Claim that may be established even after he/she ceases to exercise any function in the company, provided that the inclusion of the Beneficiary in the Claim results from the exercise of such position or function.

9.                  Amendments. The terms of this Agreement may be extended, modified or amended only by written instrument executed by the Parties.

10.              Waiver. Failure by either Party to exercise any right or interest under this Agreement shall not constitute a waiver of such right or interest. Failure or omission by either Party at any time to require compliance with any provision of this Agreement shall not constitute a waiver of that Party's right to claim full compliance at any time.

11.              Succession effects. This Agreement is binding on the Parties, their successors, assigns, legal representatives, executors or administrators, as applicable.

12.              Effects of the Agreement. This Agreement shall become effective as of this date and shall apply to any losses that the Beneficiary may incur in relation to his / her position in the [Company/Controlled Entity, direct or indirect, in Brazil or abroad in which the Beneficiary holds or will hold an administrative position], and its retroactive effects to the date of [first election / hiring] of the Beneficiary for the position of [administrator] [non-statutory officer] of [Company/Controlled Entity, either directly or indirectly, in Brazil or abroad].

13.              Notifications. All notices, notifications, communications and any documents to be transmitted pursuant to this Agreement, for purposes of operationalization of the analysis of the Claim and Expenditure Classification for the replacement of the Loss and indemnity provided for in this Agreement, as well as operationalization of the Beneficiary's defense, shall be made in writing to the persons indicated below, by letter or e-mail (or to persons who may replace them in the same position in the Company).

To Oi:

A/C: Legal Department

[Name]

[email]

Phone: [●]

Address: [●]

To the Beneficiary:

[Name]

[email]

Phone: [●]

Address: [●]

14.              Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil and any dispute arising between the Parties in connection with this Agreement shall be exclusively settled in the Central Court of the Capital of the State of Rio de Janeiro to the detriment of any other, however privileged it may be.

15.              Entire Agreement. Invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, and this Agreement shall remain in full force and effect except for such invalid or enforceable provision.

16.              Loss Replacement Policy. The Policy approved by Oi’s General Meeting, held on [●], that constitutes an integral part of this Agreement. The Parties agree that, in case of conflict, the terms and conditions of the Policy shall prevail over those set forth in this Agreement.

Being in full and fair agreement, the Parties execute this Agreement in two (2) counterparts of equal content and form, in the presence of two (2) witnesses, to produce all legal effects.

Rio de Janeiro, [●]  of [●] of [●].

OI S.A. – IN JUDICIAL REORGANIZATION

[●]	[●]

______________________________________________________________

[●]

BENEFICIARY

Witnesses:

Name: Tax ID (CPF):	Name: Tax ID (CPF):